UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )

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welltower®

2024

PROXY STATEMENT

AND NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS

Kenneth J. Bacon Chair April 12, 2024
Message from
our Chair
Dear Shareholders:
You are cordially invited to attend Welltower’s Annual Meeting of Shareholders, which will be held at 12:30 P.M. Eastern Time on May 23, 2024, in a virtual format, at www.virtualshareholdermeeting.com/WELL2024. Details regarding access to the meeting and the business to be conducted are provided in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.
Welltower is very pleased with the strong results we delivered to our shareholders in 2023 as witnessed by significant growth reported across all our businesses. We have continued to allocate capital in a disciplined manner, and have also invested significant intellectual and financial capital in improving the operations of our properties, particularly within our seniors housing portfolio. Our investments in technology and systems are expected to enhance the resident experience while the streamlining of business processes will allow our operators to focus on what they do best – delivering exceptional care to residents. While we are still in the early stages of the implementation of our integrated operating platform, we are encouraged by the results to date. These investments, combined with improved business fundamentals and demographic tailwinds, have solidly positioned us for continued growth. We are excited about the future and will continue to work hard to merit your trust in our vision.
On behalf of the Welltower family led by Shankh and his outstanding leadership team, I thank you for your ongoing interest and investment in Welltower Inc.
Sincerely,
Kenneth J. Bacon
Chair of the Board

“Welltower is very pleased with the strong results we delivered to our shareholders in 2023 as witnessed by significant growth reported across all our businesses.”

Notice of Virtual Annual Meeting of Shareholders
May 23, 2024
12:30 P.M. Eastern Time

TO THE SHAREHOLDERS OF WELLTOWER INC.:
The 2024 Annual Meeting of Shareholders of Welltower Inc. (the “Annual Meeting”) will be held on May 23, 2024 at 12:30 P.M. Eastern Time. The Annual Meeting will be held in a virtual format, at www.virtualshareholdermeeting.com/WELL2024, for the purpose of considering and acting upon each item described below and transacting any other business that properly comes before the meeting:
(1)The election of nine director nominees named in the accompanying proxy statement to hold office until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified;
(2)The ratification of the appointment of Ernst & Young LLP (“EY”) as Welltower’s independent registered public accounting firm for the year ending December 31, 2024;
(3)The approval, on an advisory basis, of the compensation of the named executive officers;
(4)The approval of an amendment to the Amended and Restated Certificate of Incorporation of Welltower to limit the liability of certain officers as permitted by Delaware law; and
(5)The approval of an amendment to the Amended and Restated Certificate of Incorporation of Welltower to increase the number of authorized shares of common stock.
The Board of Directors of Welltower unanimously recommends that you vote FOR each nominee named in Proposal 1 and FOR Proposals 2, 3, 4, and 5. Shareholders of record at the close of business on March 28, 2024 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. Information relating to the matters to be considered and voted on at the Annual Meeting appears in the accompanying proxy statement.
HOW TO VOTE IN ADVANCE OF THE VIRTUAL ANNUAL MEETING

BY INTERNET	BY PHONE	BY MAIL

Visit www.proxyvote.com	Dial 1-800-690-6903	Sign, date and return your proxy card or voting instruction form	Scan this QR code to view digital versions of Welltower’s Proxy Statement and 2023 Annual Report

We have endeavored to provide shareholders attending the Annual Meeting with the same rights and opportunities to participate as they would have at an in-person meeting. You will be able to attend the Annual Meeting online, vote, and view the list of registered shareholders by visiting www.virtualshareholdermeeting.com/WELL2024. Shareholders of record can access the meeting website using the 16-digit control number included on their proxy card or Notice of Internet Availability of Proxy Materials (the “Notice”). Beneficial owners should review the proxy materials and their voting instruction form or Notice for information on how to vote in advance of, and how to participate in, the Annual Meeting. When accessing our Annual Meeting, please allow ample time for online check-in, which will begin at 12:00 P.M. Eastern Time on May 23, 2024.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON May 23, 2024:
The Notice of Internet Availability of Proxy Materials, the Notice
of Annual Meeting of Shareholders and Proxy Statement, and
Welltower’s Annual Report on Form 10-K for the year ended
December 31, 2023 are available on the Internet free of charge at www.welltower.com/proxy.
BY ORDER OF THE BOARD OF DIRECTORS Matthew G. McQueen Executive Vice President - General Counsel & Corporate Secretary Toledo, Ohio April 12, 2024

TABLE OF CONTENTS

Proxy Statement Summary	4
2023 Business Highlights	4
Human Capital	6
Welltower’s Board of Directors	6
Corporate Governance Highlights	7
ESG Leadership	8

Corporate Governance	10
Role of the Board	10
Board Functions and Policies	12
Shareholder Engagement	17

Proposal 1 – Election of Directors	18
Summary of Board Skills and Diversity	19
Director Nominees	20
Director Compensation	23

Proposal 2 – Ratification of the Appointment of the Independent Registered Public Accounting Firm	26
Audit Fees	26
Pre-Approval Policies and Procedures	28
Audit Committee Report	28

Proposal 3 – Approval, on an Advisory Basis, of the Compensation of the Named Executive Officers	29

Executive Compensation	30
Compensation Discussion and Analysis	30
Executive Officers	31
Executive Summary	31
Who Makes Compensation Decisions?	34
Investor Outreach and Compensation Program Changes	35
Compensation Peer Group	37
Compensation Elements and Results	38
Other Compensation Information	53
Compensation Committee Report	54

Executive Compensation Tables	55
Summary Compensation Table	55
2023 Grants of Plan-Based Awards Table	56
2023 Outstanding Equity Awards at Fiscal Year-End Table	57
2023 Option Exercises and Stock Vested Table	59
Potential Payments Upon Termination or Change In Corporate Control	59
Risk Management and Compensation	63
Proposal 4 – Amendment to the Amended and Restated Certificate of Incorporation of Welltower to Limit the Liability of Certain Officers as Permitted by Delaware Law	64

Proposal 5 – Amendment to the Amended and Restated Certificate of Incorporation of Welltower to Increase the Number of Authorized Shares of Common Stock	66

Security Ownership of Directors and Management and Certain Beneficial Owners	68

General Information	71
Pay Versus Performance	74
Pay Ratio	77
Equity Compensation Plan Information	78
Other Matters	78

Appendix A - Non-GAAP Financial Measures	79
In this Proxy Statement, the terms “Welltower,” “we,” and “our” refer to Welltower Inc. This Proxy Statement includes website addresses and references to additional materials found on those websites. These websites and materials are not incorporated into this Proxy Statement by reference.
This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our environmental and social goals, commitments, and strategies. These statements involve risks and uncertainties. Actual results could differ materially from any future results expressed or implied by the forward-looking statements for a variety of reasons, including due to the risks and uncertainties that are discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. We assume no obligation to update any forward-looking statements or information, which speak as of their respective dates.
The approximate date on which these materials will be first made available or sent to shareholders is April 12, 2024.

WELLTOWER • 2024 Proxy Statement	3

Proxy Statement Summary
2023 BUSINESS HIGHLIGHTS
Welltower Inc. (NYSE: WELL), a real estate investment trust (“REIT”) and an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. Welltower invests with leading seniors housing operators, post-acute providers, and health systems to fund the real estate and infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower owns interests in properties concentrated in major, high-growth markets in the United States, Canada, and the United Kingdom, consisting of seniors housing, post-acute communities, and outpatient medical properties. As of December 31, 2023, we owned or invested in 2,100 properties across our business lines and regions.

2023 Highlights

2,100 PROPERTIES	BBB+/Baa1 INVESTMENT GRADE BALANCE SHEET	2.7% DIVIDEND YIELD (as of 12/31/2023)	$5.9B PRO RATA GROSS INVESTMENTS

2018-2023 Share Price Performance

55.4% Total Shareholder Return Since 2018

4	WELLTOWER • 2024 Proxy Statement

Proxy Statement Summary
2023 Business Highlights
Portfolio
•Reported total portfolio year-over-year average same store net operating income (“SSNOI”) growth of 12.6%(1), driven by SSNOI growth in our seniors housing operating (“SHO”) portfolio of 24.4%(1)
•Achieved SHO portfolio year-over-year average same store revenue growth of 9.8%(1) while driving nearly 300 basis points of SSNOI margin expansion
•Maintained outpatient medical portfolio same store occupancy at approximately 95% throughout the year, with high-60% operating margins and strong retention rates
•Completed $5.9 billion of pro rata gross investments during 2023, including property acquisitions at substantial discounts to replacement cost and highly structured debt investments with significant downside protection
•Announced strategic dissolution of joint ventures with Revera and Chartwell, representing key milestones in our seven-year contract modernization initiative and driving regional density and improved operator alignment across our Canadian portfolio
•Unwound our outpatient medical joint venture with Canadian Pension Plan Investment Board (“CPPIB”) through the acquisition of CPPIB's 45% interest in a 10-property portfolio, principally located in Beverly Hills, CA
•Continued to deepen relationships with best-in-class operators including Avery Healthcare, Cogir Management Corporation, Kisco Senior Living, Legend Senior Living, Oakmont Management Group, StoryPoint Senior Living, and Retirement Unlimited, Inc., in a further expansion of our regional densification strategy
(1) Represents a non-GAAP financial measure. See Appendix A for definitions and reconciliations of non-GAAP financial measures.
Balance Sheet
•As of December 31, 2023, we had approximately $6.1 billion of available liquidity inclusive of $2.1 billion of available cash and restricted cash and full capacity under our $4.0 billion line of credit
•Continued to meaningfully de-lever the balance sheet, improving net debt to Adjusted EBITDA to 5.03x(1) at December 31, 2023 from 6.31x(1) at December 31, 2022
•Further expanded our breadth of efficient funding sources through our issuance in May 2023 of $1.0 billion of 2.75% exchangeable senior unsecured notes maturing in 2028
•Issued $385 million of secured debt at a blended average interest rate of 5.13% during the twelve months ended December 31, 2023
•Efficiently issued 73.4 million shares of our common stock, generating gross proceeds of approximately $6.1 billion
•Moody’s Investors Services and S&P Global Ratings affirmed our issuer credit ratings as Baa1 and BBB+, respectively
(1) Represents a non-GAAP financial measure. See Appendix A for definitions and reconciliations of non-GAAP financial measures.
Corporate
•Generated total shareholder return of 41.8%, substantially exceeding the total return of the S&P 500 Index, RMZ Index, MSCI US REIT Index, and FTSE/NAREIT Healthcare REIT Index
•Full-year general and administrative expenses represented approximately 0.27% of our enterprise value, which is the lowest ratio among our health care REIT peers
•Paid cash dividends of $2.44 per share, with the dividend paid in March 2024 representing our 211th consecutive dividend
•Increased net headcount by 3.7%, focusing specifically on operations and asset management
Diversity
•All of our director nominees are women or minorities, including our independent Chair of the Board
•Four of our five Board committees are chaired by either a woman or minority
•Two of our five named executive officers are minorities
Environmental, Social, and Governance (“ESG”) Leadership Recognition
•Received GRESB Green Star designation for the third consecutive year and earned full points for the Management component and Social and Governance sections due to our strong governance practices, commitments, and engagement across ESG
•Recognized by the U.S. Environmental Protection Agency (“EPA”) and U.S. Department of Energy as an ENERGY STAR Partner of the Year for the fifth consecutive year and maintained the level of Sustained Excellence, the EPA’s highest recognition within the ENERGY STAR program, for the third consecutive year
•Achieved the level of Executive Member in the EPA’s Certification Nation program
•Received #1 ranking from Green Street Advisors for Corporate Governance among all US REITs
•Achieved MSCI ESG rating of ‘AA’
•Recognized by CDP at the Management band level with a score of “B” for taking coordinated action on climate issues

WELLTOWER • 2024 Proxy Statement	5

Proxy Statement Summary
2023 Business Highlights
•Named to the Bloomberg Gender-Equality Index (“GEI”) for the fifth consecutive year
•Maintained Prime status under the ISS-ESG Corporate rating for the fifth consecutive year
•Included in the 2023 FTSE4 Good Index for the 12th consecutive year
•Received the Labrador 2023 Transparency Award Top 3 in Real Estate for the second consecutive year
Executive Compensation Overview
The Compensation Committee oversees Welltower’s compensation practices so that the compensation program is in line with the market, is responsive to shareholder concerns, and considers best compensation practices while ensuring we attract and retain high caliber executive officers and other key employees. The Compensation Committee developed Welltower’s compensation principles, philosophy, and objectives that are described in more detail on pages 32-33.
HUMAN CAPITAL
Throughout 2023, we remained steadfast in our commitment to our employees’ success by maintaining a range of programs designed to attract, develop, and reward future leaders. Alongside these efforts, we offer competitive compensation packages, supportive parental and caregiver leave, and wellness benefits. Additionally, we provide the tools and technology needed to enhance employee engagement and connectivity across the organization, supporting collaboration and team cohesiveness. Our focus extends beyond mere benefits and tools; we prioritize investing in our employees’ growth and development through a myriad of learning programs that equip our employees to lead and drive business results. We remain dedicated to fostering a workplace where everyone has the opportunity to flourish and advance.
WELLTOWER’S BOARD OF DIRECTORS

Name	Age	Primary occupation	Independent	Director since	Committee(s)

Kenneth J. Bacon Chair since 2020	69	Co-founder and managing partner of RailField Realty Partners		2016	• Executive(C)

Karen B. DeSalvo	58	Chief Health Officer of Google		2018	•Investment •Nom/Gov

Philip L. Hawkins(1)	68	Executive Chairman of Link Logistics Real Estate		2020	•Compensation(C) •Executive •Investment

Dennis G. Lopez	69	Chief Executive Officer of QuadReal Property Group Ltd.		2021	•Compensation •Investment

Shankh Mitra	43	Chief Executive Officer of Welltower Inc.		2020	•Executive

Ade J. Patton	45	Chief Financial Officer of Oak View Group, LLC		2021	•Audit •Nom/Gov

Diana W. Reid	68	Former Executive Vice President of The PNC Financial Services Group, Inc.		2020	•Audit •Executive •Nom/Gov(C)

Sergio D. Rivera	61	Former Chief Executive Officer of SeaWorld Entertainment, Inc.		2014	•Audit •Executive •Investment(C)

Johnese M. Spisso	63	President of UCLA Health, Chief Executive Officer of the UCLA Hospital System, and Associate Vice Chancellor of UCLA Health Sciences		2018	•Compensation •Nom/Gov

Kathryn M. Sullivan	68	Former Chief Executive Officer of UnitedHealthcare Employer and Individual, Local Markets		2019	•Audit(C) •Compensation •Executive
(C)Chair
(1) Mr. Hawkins will not be standing for re-election at the Annual Meeting
We believe diversity helps the Board better oversee our management and provide strategic advice. Our Corporate Governance Guidelines provide that the Nominating/Corporate Governance Committee should consider diversity in terms of (i) professional experience, including experience in Welltower’s primary business segments and in areas of possible future expansion; (ii) educational background; and (iii) age, race, gender, sexual orientation, geography, ethnicity, and national origin. The current composition of our Board reflects those efforts and the importance the Board places on diversity. The Board assesses its effectiveness in this regard as part of its annual Board and committee self-evaluation process.

6	WELLTOWER • 2024 Proxy Statement

Proxy Statement Summary
Welltower's Board of Directors
In addition, we believe that diversity with respect to tenure is important in order to provide for both fresh perspectives and deep experience and knowledge of Welltower. Therefore, we aim to maintain an appropriate balance of tenure across our directors.
Board Diversity(1)

Board Average Tenure

6 Men 4 Women	1 Asian 2 African American 2 Hispanic/Latino

Board Committees Chaired by Women or Minority Directors 80%	Significant Board Refreshment		Age Distribution
	5	New Directors Over the Past 5 Years	60	Average Age of Director Nominees
			Age Range: 43-69
(1) As of 12/31/2023
CORPORATE GOVERNANCE HIGHLIGHTS
Our Board is committed to good corporate governance, which promotes the long-term interests of our shareholders and strengthens Board and management accountability.

Board Composition and Independence	Board and Committee Practices	Shareholder Rights
•All directors except the CEO are independent	•Annual Board and committee evaluations and interviews by an independent third party every two years	•Single class of stock with equal voting rights
•Independent Board Chair	•Director orientation and continuing education	•Annual elections for all directors
•Executive sessions provided for at all quarterly Board and committee meetings	•89% of all director nominees, including all members of the Audit Committee, are financial experts	•Majority voting standard for uncontested elections of directors
•Mandatory retirement age	•98% attendance by directors at Board and committee meetings in 2023	•Proxy access for shareholders
•Limits on board member service on other public company boards	•Robust equity ownership guidelines
•Rigorous annual review of desired skills and attributes of directors and director nominees
For more detailed information on our corporate governance framework, see “Corporate Governance” beginning on page 10.

WELLTOWER • 2024 Proxy Statement	7

Proxy Statement Summary
Environmental, Social and Governance (ESG) Leadership
ESG LEADERSHIP
We are committed to leadership in our industry and strive to rank among the top S&P 500 companies in ESG practices. Our commitment to helping people live well and age well is supported by our emphasis on sustainability, a core focus on diversity and inclusion, and good corporate governance. We see our industry-leading progress towards furthering ESG in our organization as not only the right thing to do but as an opportunity to drive long-term operational efficiency and shareholder value.
We publish information regarding our ESG goals, initiatives, progress, and achievements in our Environmental, Social, and Governance Report, which is available on our website. Some highlights of Welltower’s ESG efforts in 2023 include:
Environmental
•Reduced Scope 1 and 2 GHG emissions by 12.2% and Control Boundary Energy by 11.0% over a 2018 baseline, achieving our 10% reduction goals by 2025 ahead of schedule
•Increased our energy data coverage by 20% through continued automation, education, and support of our seniors housing communities and medical office buildings
•Utilized 51.6 million kilowatt-hours of renewable energy, more than doubling our green power usage over the prior year
•Awarded 33 new green building certifications, bringing total green building certifications across the portfolio to 140
•Opened The Apsley in New York City, which attained LEED Gold Certification and the WELL Health-Safety Rating
•Fully allocated $1.04 billion of net proceeds from the December 2019 and March 2022 green bond issuances to eligible green building projects, including LEED, BREEAM, and ENERGY STAR certified properties
Social
•Maintained 1:1 gender parity across the organization and named to the Bloomberg Gender-Equality Index for the fifth consecutive year
•Completed a company-wide employee engagement survey and attained an overall average favorable score four percentage points above benchmark
•Formally relaunched Welltower’s Diversity Council with updated goals and leadership team sponsors
•Supported seven employee network groups in hosting multiple speaker sessions, book clubs, and office and community events
•Recognized the hard work and contributions of ten employees who support and further our strategic goals based on innovation, inclusion, leadership, value creation, and customer focus by honoring them with the Welltower Award
•Continued our partnership with Project Destined, a leading social impact platform created to provide underserved, underrepresented students interested in the real estate industry with a work-based learning approach by which students work with company-sponsored mentors to evaluate actual real estate transactions in their community
•Hosted our fourth annual Day of Giving, allowing our employees an opportunity to make an impact for local charitable organizations through volunteer opportunities held during work hours
•Honored multiple days and months for diversity and inclusion education and remembrance, including Black History Month, Hispanic Heritage Month, Martin Luther King Jr. Day, Memorial Day, Juneteenth, Pride Month, Veterans Day, and Women’s History Month

8	WELLTOWER • 2024 Proxy Statement

Proxy Statement Summary
Environmental, Social and Governance (ESG) Leadership
Governance
•Maintained 90% women and minority directors, with 80% of Board committees led by women or minority directors
•Re-appointed an independent Chair of the Board, who is a minority
•Honored by the Women’s Forum of New York for the ratio of women on our Board being above the national average
•Maintained oversight by our ESG Steering Committee, which consists of a group of cross-functional leaders, to support Welltower’s ESG goals, progress, risks, and opportunities
•Published our 11th annual Environmental, Social, and Governance Report in alignment with Sustainability Accounting Standards Board (“SASB”) guidelines and the Task Force on Climate-Related Financial Disclosures (“TCFD”) framework and with reference to the Global Reporting Initiative (“GRI”) standards
•Conducted a portfolio-wide climate change scenario analysis for the second consecutive year to identify and measure our potential climate risk exposure
•Collected and submitted required information to ensure our compliance, as well as the compliance of our operators and properties, with municipal energy and water benchmarking and reporting regulations

For additional information regarding Welltower's sustainability program, please visit www.welltower.com/esg/.

WELLTOWER • 2024 Proxy Statement	9

Corporate Governance

2023 BOARD AND GOVERNANCE HIGHLIGHTS

Number of Independent Director Nominees Standing for Election		8

Total Number of Director Nominees		9

Number of New Independent Directors over Last Five Years		5

Average Age of Director Nominees Standing for Election		60

Average Tenure of Director Nominees Standing for Election (years)		5.4

Percentage of Women and Minority Director Nominees Standing for Election		100%

Minority CEO		Yes

Minority Independent Chair		Yes

Women or Minority Leadership of Committees		80%

Annual Election of All Directors		Yes

Majority Voting for Directors		Yes

Proactively Adopted Proxy Access		Yes

Average Board and Committee Meeting Attendance		98%

Regular Executive Sessions of Independent Directors		Yes

New Director Orientation		Yes

Annual Board and Committee Self-Evaluations		Yes

Annual Review of Management Succession Plans		Yes

Code of Business Conduct and Ethics		Yes

Published Political Contribution Policy		Yes

Shareholder Approval of Say-on-Pay over Last Five Years (% of approval)	≥	84%

Policies and Practices to Align Executive Compensation with Long-Term Shareholder Interests		Yes

Equity Ownership Requirements for Executives		Yes

Equity Ownership Requirements for Directors		Yes

Anti-Hedging Policy		Yes

Clawback Policy		Yes
ROLE OF THE BOARD
Welltower’s Board oversees the CEO and other members of management in the day-to-day operations of Welltower and seeks to ensure that the best interests of Welltower and its shareholders are being served.
Board Leadership Structure
The Board is responsible for selecting the appropriate Board leadership structure. To do so, the Board periodically reviews its leadership structure to determine whether it continues to best serve Welltower and its shareholders.
At this time, the Board believes the current leadership structure, which separates the Chair and CEO roles, best serves Welltower’s overall corporate structure and the Board’s ability to carry out its roles and responsibilities on behalf of Welltower’s shareholders. The Board is currently led by an independent Chair, Mr. Bacon, who is Welltower’s first minority Chair. An independent Chair allows the CEO to focus his time and energy on operating and managing Welltower while allowing the Board, led by the independent Chair, to oversee management and Welltower’s overall corporate governance matters.

10	WELLTOWER • 2024 Proxy Statement

Corporate Governance
Role of the Board
Board Independence and Qualifications
Pursuant to the Corporate Governance Guidelines, the Board undertook a review of director independence in March 2024. During this review, the Board considered transactions and relationships between each director, or any member of his or her immediate family, and Welltower and its subsidiaries and affiliates. The purpose of this review was to determine whether any relationships or transactions were inconsistent with a determination that a director is independent.
The Board has determined that, other than Mr. Mitra, all of the directors have no material relationship with Welltower (either directly or as a partner, shareholder, or officer of an organization that has a relationship with Welltower) and are independent under the applicable rules of the Securities and Exchange Commission (“SEC”), the New York Stock Exchange (“NYSE”), and the independence standards in Welltower’s Corporate Governance Guidelines. Mr. Mitra is not independent because he is the CEO of Welltower.
The Board has standing Audit, Compensation, Executive, Investment, and Nominating/Corporate Governance Committees. Each of the Audit, Executive, Investment, and Nominating/Corporate Governance Committees is chaired by either a woman or a minority.
Board and Committee Structure
The current membership and function of each of the Board committees is described below. Each committee is governed by a written charter that is approved by the Board. The charters are available on Welltower’s website at https://welltower.com/investors/governance/.

	Kenneth J. Bacon	Karen B. DeSalvo	Philip L. Hawkins(2)	Dennis G. Lopez	Shankh Mitra	Ade J. Patton	Diana W. Reid	Sergio D. Rivera	Johnese M. Spisso	Kathryn M. Sullivan	2023 Meetings

Board											5

Audit(1)											6

Compensation											9

Executive											0

Investment											4

Nominating/ Corporate Governance											5

Member	Chair
(1)All members of the Audit Committee are “audit committee financial experts” under the applicable SEC rules.
(2)Mr. Hawkins will not be standing for re-election at the Annual Meeting.

WELLTOWER • 2024 Proxy Statement	11

Corporate Governance
Role of the Board

AUDIT COMMITTEE

MEMBERS: •Ms. Sullivan (Chair) •Mr. Patton •Ms. Reid •Mr. Rivera Meetings in 2023: 6
The Audit Committee assists the Board in monitoring Welltower’s financial statements, the independent auditor, including its qualifications and independence, the performance of Welltower’s internal auditor and internal audit function, Welltower’s compliance with legal and regulatory requirements, the effectiveness of Welltower’s internal controls over financial reporting and disclosure controls and procedures, Welltower’s major financial risk exposures, risk assessment, and risk management policies, and Welltower’s information technology systems and cybersecurity matters.
The Board has determined that all members of the Audit Committee have the requisite financial literacy under the rules of the NYSE to serve on the Audit Committee and satisfy the definition of “audit committee financial expert” under applicable rules of the SEC. Additionally, the Board determined that all of the members of the Audit Committee are independent under the applicable rules of the NYSE and under the separate independence standards for audit committee members under Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

COMPENSATION COMMITTEE

MEMBERS: •Mr. Hawkins (Chair)(1) •Mr. Lopez •Ms. Spisso •Ms. Sullivan Meetings in 2023: 9
The Compensation Committee reviews and approves the compensation arrangements for Welltower’s executive officers; reviews and administers Welltower’s compensation plans and programs; reviews and recommends to the Board changes in the Board’s compensation; and oversees Welltower’s strategies and policies related to human capital management, including with respect to matters such as diversity and inclusion, workplace environment and culture, and talent development and retention. All of the members of the Compensation Committee are independent under the applicable rules of the NYSE and the SEC and non-employee directors for the purpose of section 16 under the Securities Exchange Act of 1934, as amended.
See “Compensation Discussion and Analysis” for additional information regarding the Compensation Committee.

EXECUTIVE COMMITTEE

MEMBERS: •Mr. Bacon (Chair) •Mr. Hawkins(1) •Mr. Mitra •Ms. Reid •Mr. Rivera •Ms. Sullivan Meetings in 2023: 0	The function of the Executive Committee is to exercise all of the powers of the Board (except any powers specifically reserved to the Board) between meetings of the Board.

INVESTMENT COMMITTEE

MEMBERS: •Mr. Rivera (Chair) •Dr. DeSalvo •Mr. Hawkins(1) •Mr. Lopez Meetings in 2023: 4	The Investment Committee reviews Welltower’s investment guidelines and policies; reviews and approves certain developments, investments, and dispositions; reviews senior management’s development, investment, and disposition plans; makes recommendations to the Board regarding investments requiring the Board’s approval; reviews and periodically evaluates the performance of Welltower’s investments; and reviews and makes recommendations to the Board regarding appropriate approval levels of authority granted to the Investment Committee and to senior management. All of the members of the Investment Committee are independent under the rules of the NYSE.

NOMINATING/CORPORATE GOVERNANCE COMMITTEE

MEMBERS: •Ms. Reid (Chair) •Dr. DeSalvo •Mr. Patton •Ms. Spisso Meetings in 2023: 5	The Nominating/Corporate Governance Committee engages in succession planning for the Board and key leadership roles on the Board and its committees; identifies potential candidates to fill Board positions; makes recommendations to the Board concerning the size and composition of the Board and its committees; oversees and makes recommendations regarding corporate governance matters, including an annual review of Welltower’s Corporate Governance Guidelines; oversees the annual evaluation of the performance of the Board and its committees; reviews Welltower’s ESG policies and practices; and oversees Welltower’s policies and practices regarding political contributions. All of the members of the Nominating/Corporate Governance Committee are independent under the applicable rules of the NYSE.
(1) Mr. Hawkins will not be standing for re-election at the Annual Meeting.
BOARD FUNCTIONS AND POLICIES
Board Meetings and Attendance
Welltower’s policy is to encourage all directors to attend the annual meeting of shareholders. Nine out of the ten current directors attended last year’s annual meeting of shareholders.
The Board met five times during the year ended December 31, 2023. Each meeting was followed by an executive session of the independent directors.
The Chair presides at all meetings of the shareholders and of the Board and all executive sessions of the independent directors.

12	WELLTOWER • 2024 Proxy Statement

Corporate Governance
Board Functions and Policies
In 2023, no director attended less than 75% of the aggregate number of meetings of our Board and the committees on which the director served.
Governing Documents
The Board has adopted Corporate Governance Guidelines that meet the listing standards adopted by the NYSE and a Code of Business Conduct and Ethics that meets the NYSE’s listing standards and complies with the rules of the SEC. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on Welltower’s website at www.welltower.com/investors/governance.
How We Identify Director Candidates

Consider current Board skill sets and needs

Seek to ensure Board is strong in core competencies of strategic oversight, corporate governance, shareholder advocacy, and leadership and has diversity of expertise and perspectives to meet existing and future business needs
	Check conflicts of interest and references All candidates are screened for conflicts of interest and independence	Nominating/Corporate Governance Committee dialogue

Board dialogue and decision	Nominating/Corporate Governance Committee dialogue Consider shortlisted candidates, and after deliberations, recommend candidates for election to the Board	Meet with qualified candidates Ensure appropriate personal qualities, such as independence of mind, tenacity, and skill set to meet existing or future business needs

When seeking potential directors, the Board generally looks for individuals who have displayed high ethical standards, integrity, and sound business judgment. The Board also believes that a director candidate should be a current or former senior leader (such as a senior manager, chief operating officer, chief financial officer, or chief executive officer) of a complex organization such as a corporation (including a principal business unit or division of a corporation), university, foundation, or governmental entity or otherwise be accustomed to dealing with complex organizational issues. In addition, directors and director candidates should have the education, experience, intelligence, independence, fairness, reasoning ability, practical wisdom, and vision to exercise sound business judgment, strength of character, and values. We also expect directors and director candidates to be willing to attend regularly scheduled meetings of the Board and its committees and to contribute a reasonable amount of time to Welltower’s affairs.
In identifying and evaluating director candidates, the Nominating/Corporate Governance Committee first looks at the overall size and structure of the Board and the experience, skills, diversity, and other qualities already represented. This process helps the committee determine whether there are any specific qualities or skills that would complement the Board’s existing strengths. The Nominating/Corporate Governance Committee takes diversity into account in identifying and evaluating director candidates. We view “diversity” broadly to include (1) professional experience, including experience in Welltower’s primary business segments and in areas of possible future expansion; (2) educational background; and (3) age, race, gender, sexual orientation, geography, ethnicity, and national origin. As part of the search process for each new director, the Nominating/Corporate Governance Committee actively seeks women and minority candidates to include in the pool from which Board nominees are chosen.
The Nominating/Corporate Governance Committee uses multiple sources for identifying and evaluating director candidates, including referrals from current directors and management, and may seek input from third-party executive search firms. If the Nominating/Corporate Governance Committee retains one or more search firms, those firms may be asked to identify possible candidates, interview and screen such candidates, and act as a liaison between the Nominating/Corporate Governance Committee and each candidate during the screening and evaluation process.

WELLTOWER • 2024 Proxy Statement	13

Corporate Governance
Board Functions and Policies
The Nominating/Corporate Governance Committee will review the résumé and qualifications of each candidate based on the criteria described above and determine whether the candidate would add value to the Board. Once the Nominating/Corporate Governance Committee identifies promising candidates, the Nominating/Corporate Governance Committee will obtain such background and reference checks as it deems necessary, and the Chair of the Nominating/Corporate Governance Committee and the Chair of the Board will interview those individuals. Candidates who are good prospects are invited to meet the other members of the Nominating/Corporate Governance Committee and, if approved, will have an opportunity to meet with the remaining directors and management. At the end of this process, if the Nominating/Corporate Governance Committee determines that a candidate can add value to the Board and such candidate expresses an interest in serving on the Board, then the Nominating/Corporate Governance Committee will recommend to the Board that such candidate stand for election by the shareholders or fill a vacancy or newly created position on the Board.
CANDIDATES SUBMITTED BY SHAREHOLDERS
The Nominating/Corporate Governance Committee will consider qualified director candidates recommended by shareholders. Director candidates who are recommended by shareholders will be evaluated in the same manner as any other director candidate.
Recommendations may be submitted to the Nominating/Corporate Governance Committee in care of the Executive Vice President—General Counsel & Corporate Secretary, Welltower Inc., 4500 Dorr Street, Toledo, Ohio 43615. For such a candidate to be considered as a potential nominee for Welltower’s 2025 annual meeting, the recommendation must be submitted by December 13, 2024. Such recommendations must include (1) the name, age, business address, and, if known, residence address of the candidate, (2) the principal occupation or employment of the candidate for at least the last five years and a description of the qualifications of the candidate, (3) the class or series and amount of Welltower or its subsidiaries’ equity shares that are owned beneficially or of record by the candidate, and (4) any other information relating to the candidate that is required to be disclosed in solicitations for proxies for election of directors under Regulation 14A of the U.S. Securities Exchange Act of 1934, as amended, and (5) a written statement from the candidate that he or she consents to serve, if elected, and will provide such representations and any questionnaires required to be completed by Welltower directors.
Also, the shareholder making the recommendation should include (1) his or her name and record address, together with the name and address of any other shareholder known to be supporting the candidate, and (2) the class or series and amount of Welltower or its subsidiaries’ equity securities that are owned beneficially or of record by the shareholder making the recommendation and by any other supporting shareholders.
In addition to the right of shareholders to recommend director candidates to the Nominating/Corporate Governance Committee, the By-Laws permit eligible shareholders to make nominations at a meeting of shareholders of candidates for election to the Board and to have their director candidates included in Welltower’s proxy materials if the shareholder or shareholders comply with specified prior notice requirements.
The By-Laws require that any such notice relating to a director candidate, whether provided in accordance with the advance notice or the proxy access provisions of the By-Laws, include, in addition to certain other requirements set forth in the By-Laws, all of the information specified in the paragraph above for shareholder recommendations to the Nominating/Corporate Governance Committee for director candidates.
Welltower may require that the proposed candidate furnish other information as Welltower may reasonably request to assist in determining the eligibility of the proposed candidate to serve as a director. At any meeting of shareholders, the Chair of the Board may disregard the purported nomination of any person not made in compliance with these procedures. For additional information regarding the deadlines under the advance notice and proxy access provisions of the By-Laws for our 2025 Annual Meeting of Shareholders, see page 74.
Leadership Team
The Leadership Team—made up of our named executive officers and senior vice presidents—is responsible for developing and executing Welltower’s strategic plan and establishing and achieving the plan’s goals and objectives. Of the nineteen members on the Leadership Team, eight are women and/or minorities.
To view the biographies of the members of Welltower’s Leadership Team, please visit https://welltower.com/about-us/leadership-team/.
Board Oversight of Risk Management
The Board plays a vital role in overseeing the management of Welltower’s risks. The Board regularly reviews Welltower’s significant risk exposure, including operational, strategic, financial, legal, environmental sustainability, and regulatory risks. The Board and the Audit Committee review the management of financial risk and Welltower’s policies regarding risk assessment and risk management. The Audit Committee reviews and discusses with management the strategies, processes, and controls pertaining to the management of Welltower’s information technology operations, including cyber

14	WELLTOWER • 2024 Proxy Statement

Corporate Governance
Board Functions and Policies
risks and information security. At least annually, the Audit Committee receives a cybersecurity report from management. This report may cover a variety of relevant topics, potentially including recent developments, evolving standards, vulnerability assessments, third-party and independent reviews, the threat environment, technological trends, and information security considerations related to our operators, managers, and third parties. The scope and focus of each report are determined based on current priorities and emerging issues in cybersecurity. The Audit Committee and management also report to the Board at least annually on data protection and cybersecurity matters. The Audit Committee also oversees Welltower’s compliance program with respect to legal and regulatory requirements, including Welltower’s Code of Business Conduct and Ethics and our policies and procedures for monitoring compliance.
The Board and the Compensation Committee review the management of risks relating to Welltower’s compensation plans and arrangements. The Board and the Nominating/Corporate Governance Committee review the management of risks relating to environmental sustainability and Welltower’s corporate governance policies. The Board oversees the Leadership Team, which is tasked with the identification, assessment, and management of risks and has established an Enterprise Risk Management Committee to ensure that appropriate risk identification and mitigation procedures are incorporated into Welltower’s daily activities and decision-making. This Committee is led by the Executive Vice President—General Counsel & Corporate Secretary and includes six additional members, four of which are members of the Leadership Team. Additionally, periodic risk reviews are performed with business unit leaders to assess the likelihood of adverse effects, the potential impact of those risks, risk tolerances, and mitigating measures.
The Board meets at regular intervals with the Leadership Team and key members of management who are primarily responsible for risk management to review Welltower’s significant risk exposures. A report detailing risks identified and the results of mitigation efforts is provided to the Board on a regular basis, including the results of risk mitigation testing performed by Internal Audit.

Key Risk Oversight Responsibilities of the Board and its Committees
	Audit Committee	Compensation Committee	Investment Committee	Nominating/ Corporate Governance Committee	Board of Directors

Financial reporting	●				●

Disclosure controls and internal controls over financial reporting	●				●

Information technology and security	●				●

Legal and regulatory compliance	●				●

Compensation plans and arrangements		●			●

CEO and executive management succession planning		●			●

Human capital		●			●

Acquisitions/Dispositions			●		●

Development projects			●		●

Loan and equity investments			●		●

Corporate governance				●	●

Corporate social responsibility and sustainability matters				●	●

Diversity and inclusion				●	●

Shareholder engagement program				●	●
Annual Board Self-Evaluation
Each year, the Board and the Nominating/Corporate Governance Committee evaluate the effectiveness, size, composition, and diversity of the Board and each of its committees, all as part of the Board and Committee self-evaluation process. These self-evaluations help the Nominating/Corporate Governance Committee assess the effectiveness of our procedures for identifying and evaluating nominees for director as well as the effectiveness of Board and committee materials, meetings, and relationships with management. In addition, at least every two years, the Nominating/Corporate Governance Committee engages an independent third party to conduct the Board and Committee self-evaluation process, which includes one-on-one meetings between the independent third party and each Board member.

WELLTOWER • 2024 Proxy Statement	15

Corporate Governance
Board Functions and Policies
Succession Planning
The Board and the Nominating/Corporate Governance Committee are actively engaged in succession planning. The Compensation Committee conducts an annual review of the CEO’s performance and oversees the performance evaluations of the other named executive officers. At least annually, the Board discusses succession plans for the CEO and other members of the Leadership Team. This succession planning addresses both succession in the ordinary course of business and contingency planning in case of unexpected events. Each of the CEO’s direct reports meets quarterly with the CEO to discuss development plans and opportunities. The Board also consults with the CEO regarding future candidates for Leadership Team positions, succession timing for those positions, and development plans for the candidates with the greatest potential. This process facilitates a meaningful discussion regarding all senior leadership positions, ensures continuity of leadership over the long term, and forms the basis on which Welltower makes ongoing leadership assignments.
Limits on Board Service
We encourage directors to serve on other boards of directors to gain breadth of experience that is useful to the Board. However, directors may not serve on the boards of more than three other public companies. Directors who are chief executive officers of public companies may not serve on the boards of more than one other public company, in addition to Welltower’s Board. This policy, which is contained within our Corporate Governance Guidelines, is reviewed at least annually, as is the compliance of directors with this policy. All directors are currently in compliance with this policy.
Retirement Policy
While the Board has not established formal term limits, no person may be nominated for election as a director after his or her 75th birthday.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee is or has been an executive officer or employee of Welltower, nor did any of them have any relationships requiring disclosure by Welltower under Item 404 of SEC Regulation S-K. None of Welltower’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity from which an executive officer served as a director of Welltower or member of the Compensation Committee during 2023.
Communications with the Board
Shareholders and other parties interested in communicating with the Board or any specific directors, including the Chair or the independent directors as a group, may do so by writing to: The Board of Directors, Welltower Inc., 4500 Dorr Street, Toledo, Ohio 43615.
The Executive Vice President—General Counsel & Corporate Secretary reviews all such correspondence and regularly forwards to the Board a summary of the correspondence (with copies of the correspondence attached) that, in the opinion of the Executive Vice President—General Counsel & Corporate Secretary, relates to the functions of the Board or its committees or that otherwise require their attention. If a communication received relates to questions, concerns, or complaints regarding accounting, internal control over financial reporting, or auditing matters, it will be summarized and forwarded to the Chair of the Audit Committee for review. Directors may at any time review a log of all correspondence received by Welltower that is addressed to members of the Board and request copies of such correspondence.

16	WELLTOWER • 2024 Proxy Statement

Corporate Governance
Shareholder Engagement
SHAREHOLDER ENGAGEMENT
Welltower regularly engages in outreach efforts with shareholders relating to our business, executive compensation, diversity and inclusion efforts, and environmental, social, and governance issues. This outreach program is conducted by a cross-functional team, including members of our Capital Markets, Finance, and Legal teams and the Board. We share the feedback we receive from our shareholders with all members of the Board, which gives directors valuable insight into shareholders’ views about Welltower and informs the Board’s decisions.
Welltower engages with shareholders year-round. The below graphic illustrates key elements of this engagement.

SUMMER

- Review vote results from our most recent annual meeting of shareholders, including the results of the say-on-pay vote, and engage with investors about these results
- Evaluate proxy season trends, corporate governance best practices, regulatory developments, and our current practices
- Share investor feedback with the Board

FALL

- Engage with investors to understand executive compensation and environmental, social, and governance priorities
- Share investor feedback with the Board

SPRING WINTER

- Review and gather feedback from investors on any changes made to executive compensation and environmental, social, and governance matters
- Review end of year results with investors
- Share investor feedback with the Board

Welltower believes that frequent shareholder engagement is important to understanding varying perspectives on key issues and ensuring we implement best practices. In 2023, members of senior management conducted hundreds of meetings with shareholders, investors, and analysts to discuss a number of topics, including financial results; our strategy, objectives, and performance; sustainability initiatives; compensation metrics; corporate governance initiatives; and industry trends. As part of our outreach, members of our senior management and the Board engaged with top shareholders on the topics of corporate governance, executive compensation, diversity and inclusion efforts, and ESG issues. During such meetings, shareholders were supportive of our best-in-class corporate governance practices and encouraged us to continue with our corporate governance initiatives, including evaluating and diversifying Board skills and enhancing continuing education opportunities for members of the Board. Accordingly, in 2023, we conducted a thorough evaluation of the skills held by Board members, added several additional competencies, and launched a robust director resource center, which includes quarterly notifications given to Board members on upcoming in-person and virtual conferences and seminars, articles of interest, and other information, all focused on current topics for Board and committee members. See “Summary of Board Skills and Diversity” on page 19 below for more details. We value shareholder feedback on all topics of governance, and the feedback received is an important component of Board and committee discussions and decisions.
For more information about our 2023 shareholder outreach program, see “Compensation Discussion and Analysis-Shareholder Outreach Initiatives” later in this Proxy Statement.

WELLTOWER • 2024 Proxy Statement	17

Proposal 1 – Election of Directors
Welltower’s By-Laws provide that the Board shall have between three and 15 members, with the exact number to be fixed by the Board from time to time. The Board currently has ten members. One of our directors, Mr. Hawkins, has informed the Board that he does not intend to stand for re-election at the Annual Meeting. Effective as of the Annual Meeting, the size of the Board will be reduced from ten to nine directors. There are nine Board nominees recommended for election at the Annual Meeting.
The shares represented by your proxy will be voted “for” the election of each of the nominees named below, unless you indicate in the proxy that your vote should be cast “against” any or all of them or that you “abstain.” Each nominee elected as a director will continue in office until the next annual meeting of shareholders and until his or her successor has been duly elected and qualified, or until the earliest of his or her resignation, removal, or death. If any nominee declines or is unable to accept such nomination to serve as a director (which the Board does not now expect will happen), the Board reserves the right to substitute another person as a Board nominee, or to reduce the number of Board nominees, as it deems advisable. The proxy solicited hereby will not be voted to elect more than nine directors.
Except in a contested election, each Board nominee will be elected only if the number of votes cast “for” the nominee’s election exceeds the number of votes cast “against” such nominee’s election. In a contested election (where the number of director nominees exceeds the number of directors to be elected), the voting standard will be a plurality of the votes cast.
Under Welltower’s By-Laws, any incumbent director nominee who receives a greater number of votes “against” his or her election than votes “for” such election will tender his or her resignation for consideration by the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee will recommend to the Board the action to be taken with respect to such offer of resignation. The Board will act on that recommendation within 90 days from the date of the certification of election results and publicly disclose its decision and the rationale behind it.

THE BOARD OF DIRECTORS OF WELLTOWER UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NINE NOMINEES. Each nominee receiving more votes “for” his or her election then votes “against” his or her election will be elected.

18	WELLTOWER • 2024 Proxy Statement

Proposal 1 – Election of Directors
Summary of Board Skills and Diversity
SUMMARY OF BOARD SKILLS AND DIVERSITY
We believe our director nominees have an effective mix of backgrounds, diversity, experience, knowledge, and skills. The table below provides a summary of certain collective competencies and attributes of the director nominees. We look to each director to be knowledgeable in all of these areas, and the absence of an indicator for a particular item does not mean a director nominee is less able to contribute to the Board’s decision-making process or that the director nominee does not possess that skill or experience. Rather, the indicator represents that the item is a core competency that the director nominee brings to the Board. The table does not encompass all of a director nominee’s skills or experience.

Director Profile, Skills, and Experiences	Bacon	DeSalvo	Lopez	Mitra	Patton	Reid	Rivera	Spisso	Sullivan
Male	●		●	●	●		●
Female		●				●		●	●
Asian				●
Black or African American	●				●
Hispanic or Latino			●				●
White		●				●		●	●
Real Estate: Relevant experience in the real estate industry, including experience in seniors housing, outpatient medical, or REITs	●		●	●		●	●	●
Finance and Accounting: Current or former role in auditing or accounting, including direct supervision of a chief financial officer or chief accounting officer; current or former role in the finance industry, a bank, a real estate investment firm, or an investment management firm; proficiency in complex processes such as financial management, capital allocation, and financial reporting; significant experience in corporate finance or financial accounting
	●		●	●	●	●	●	●	●
Health Care and Health Systems: Relevant experience in the health care industry; current or former role as a chief executive officer of a health care company or large academic health system; experience in overseeing an outpatient medical real estate portfolio
		●		●				●	●
Large Cap Public Companies: Experience with the business operations of large cap public companies	●		●	●	●	●	●
Global: Relevant experience with multinational companies or in international markets; knowledge of international business environments, economic conditions, cultures, and regulatory framework; broad perspective on global market opportunities
	●	●	●	●	●		●	●	●
New and Existing Markets: Experience in selecting and pursuing innovative new business opportunities			●	●	●	●	●
Technology and Cybersecurity: Relevant experience in digital technology, cybersecurity, digital marketing, or social media; experience implementing business technology strategies; understanding of emerging technological trends
		●		●	●	●	●	●	●
Risk Management: Ability to identify key risks in a wide range of areas such as industry developments and legal and regulatory compliance; experience in, and knowledge and understanding of, managing major risk exposures, such as significant financial, operational, compliance, reputational, strategic, international, political, and cybersecurity risks for large, complex organizations
	●	●	●	●	●	●	●	●	●
Government/Public Policy: Experience in government relations, regulatory matters, or regulated industries	●	●				●		●
Leadership Development/Succession: Experience as a chief executive officer, president, chair, or a similar leadership position in a large company or other large organization			●	●	●		●	●
Retail/Institutional Investor Relations: Knowledge of the capital markets landscape	●		●	●	●	●	●
Environmental: Relevant experience in the areas of environmental impact, corporate responsibility, or strategies to develop long-term shareholder value; current or former role in overseeing and managing environmental practices and initiatives; experience in, and knowledge and understanding of, climate-rated strategic planning, risk mitigation, and management
		●	●	●		●	●	●
Social: Experience with diversity, equity and inclusion	●	●	●	●	●	●	●	●	●
Corporate Governance: Corporate governance experience, including knowledge of public company reporting requirements	●	●	●	●	●	●	●	●	●

WELLTOWER • 2024 Proxy Statement	19

Proposal 1 – Election of Directors
Director Nominees
DIRECTOR NOMINEES

SHANKH MITRA, Chief Executive Officer
Age 43 Director since: 2020 Welltower Committees: •Executive	EDUCATION: • BA – Engineering, Jadavpur University • MBA – Columbia Business School
OTHER CURRENT PUBLIC COMPANY DIRECTORSHIPS: •Public Storage

KEY SKILLS AND EXPERIENCE:
Mr. Mitra has served as Welltower’s Chief Executive Officer since October 2020. He served as Welltower’s Chief Investment Officer from August 2018 to January 2023 and Vice Chair – Chief Operating Officer and Chief Investment Officer from April 2020 to October 2020. From January 2018 to August 2018, he served as Welltower’s Senior Vice President – Investments and, from January 2016 to January 2018, Mr. Mitra served as Welltower’s Senior Vice President – Finance & Investments. Prior to joining Welltower, Mr. Mitra served as Portfolio Manager, Real Estate Securities at Millennium Management, LLC from July 2013 to December 2015, as a Senior Analyst at Citadel Investment Group from April 2012 to June 2013, and as a Senior Analyst at Fidelity Investments from 2009 to 2012.
Among other qualifications, Mr. Mitra has extensive knowledge of and experience in the real estate industry and capital markets. His day-to-day leadership as Chief Executive Officer provides him with intimate knowledge of all aspects of Welltower, including real estate operations, investment activity, and balance sheet management. In addition, Mr. Mitra sets the long-term strategic direction for Welltower under the direction of the Board of Directors. He is also responsible for attracting and retaining top talent and for the professional development and advancement of team members.

KENNETH J. BACON, Chair & Independent Director
Age 69 Director since: 2016 Welltower Committees: •Executive (Chair)	EDUCATION: •BA – Anthropology, Stanford University •MSc – International Relations, London School of Economics •MBA – Finance & Strategy, Harvard Business School
	OTHER CURRENT PUBLIC COMPANY DIRECTORSHIPS: •Ally Financial Inc. (Risk Committee Chair) •Arbor Realty Trust •Comcast Corporation (Governance and Directors Nominating Committee Chair)	FORMER PUBLIC COMPANY DIRECTORSHIPS: •Forest City Realty Trust, Inc.

KEY SKILLS AND EXPERIENCE:
Mr. Bacon has served as Welltower’s Chair of the Board since October 2020. Mr. Bacon is a co-founder of RailField Realty Partners (a multifamily investment and asset management firm) and has served as RailField’s managing partner since 2012. Before launching RailField, Mr. Bacon spent 19 years at Fannie Mae, most recently serving as Executive Vice President of the multifamily mortgage business from July 2005 to March 2012.
Among other qualifications, Mr. Bacon’s extensive experience in financial services, real estate investment, government affairs and housing make him a valuable asset to the Board.

KAREN B. DESALVO, Independent Director
Age 58 Director since: 2018 Welltower Committees: •Investment •Nominating/ Corporate Governance
EDUCATION:
•BA – Biology and Political Science, Suffolk University
•MD – Tulane University School of Medicine
•MPH – Tulane University School of Public Health
•MSc – Harvard T.H. Chan School of Public Health

FORMER PUBLIC COMPANY DIRECTORSHIPS: • Humana Inc.

KEY SKILLS AND EXPERIENCE:
Dr. DeSalvo is a physician executive who has served as the Chief Health Officer of Google since December 2019. She is on the Council of the National Academy of Medicine. From 2018 to 2019, she served as professor of medicine and population health at the University of Texas at Austin Dell Medical School and co-lead of the National Alliance to Impact the Social Determinants of Health with former HHS Secretary Michael O. Leavitt. From 2014 to 2017, she served as Acting Assistant Secretary for Health at the U.S. Department of Health and Human Services and as National Coordinator for Health Information Technology. From 2011 to 2014, she was Health Commissioner for the City of New Orleans. Prior to that she was Vice Dean for Community Affairs and Health Policy at the Tulane University School of Medicine, where she practiced medicine and led the medical school’s community health programs. She was formerly on the Medicare Payment Advisory Commission and the Board of Directors of Humana.
Among other qualifications, Dr. DeSalvo’s experience in medical and public health leadership, health care technology, health care delivery and health care policy make her an important addition to the Board.

20	WELLTOWER • 2024 Proxy Statement

Proposal 1 – Election of Directors
Director Nominees

DENNIS G. LOPEZ, Independent Director
Age 69 Director since: 2021 Welltower Committees: •Compensation •Investment	EDUCATION: •BA – California State University, Long Beach •MBA – Finance and Accounting, University of California, Los Angeles

KEY SKILLS AND EXPERIENCE:
Mr. Lopez has served as the Chief Executive Officer of QuadReal Property Group Ltd. (a global real estate investment, operating and development company) since June 2017. He was Chief Investment Officer of AXA Real Estate Investment Managers (a global real estate investment manager) from 2009 to 2017, and Chief Executive Officer of SUN Real Estate Group (a private equity firm with real estate activities in India and Russia) from 2007 to 2009. Mr. Lopez has had a career of over 30 years in investment banking and real estate investment management, including serving as Global Head of Real Estate at Cambridge Place Investment Management (a London-based hedge fund) for two years and a Managing Director/Head of European Real Estate at JP Morgan in London for seven years.
Among other qualifications, Mr. Lopez’s extensive experience in financial investment and services, real estate investment, and international business and investment make him a valuable asset to the Board.

ADE J. PATTON, Independent Director
Age 45 Director since: 2021 Welltower Committees: •Audit •Nominating/ Corporate Governance	EDUCATION: •BA – Government, University of Virginia •MBA – Harvard Business School •JD – Harvard Law School

KEY SKILLS AND EXPERIENCE:
Mr. Patton has served as the Chief Financial Officer of Oak View Group, LLC (an entertainment and sports facilities company) since July 2023. Mr. Patton served as Executive Vice President and Chief Financial Officer of HBO/HBO Max/Global DTC at WarnerMedia, LLC (WBD) (a multinational media and entertainment company) from August 2020 to June 2023. He previously served as Chief Financial Officer of Turner Sports and Head of Planning and Development at WM News & Sports from April 2019 to August 2020. Before assuming that role, Mr. Patton served as Senior Vice President – Corporate Finance, M&A and GTO of Turner Broadcasting System, Inc. from February 2017 to April 2019, Senior Portfolio Manager at Millennium Management, LLC (an investment management firm) from January 2015 to February 2017, Senior Research Analyst at Citadel LLC (a multinational hedge fund and financial services company) from June 2009 to March 2014, and Research Analyst at Magnetar Capital LLC (a hedge fund) from June 2007 to June 2009.
Among other qualifications, Mr. Patton’s extensive experience in financial and investment management and operations make him a valuable asset to the Board.

DIANA W. REID, Independent Director
Age 68 Director since: 2020 Welltower Committees: •Audit •Executive •Nominating/ Corporate Governance (Chair)	EDUCATION: •BS – California State University, Chico •MBA – University of Virginia Darden School of Business

KEY SKILLS AND EXPERIENCE:
Ms. Reid served as Executive Vice President of The PNC Financial Services Group, Inc. (a bank holding company) and the executive of the commercial real estate business from 2007 to 2019. She was Founding Partner of Beekman Advisors from 2003 to 2007, providing owners of privately-held real estate finance companies with strategic advice and sell-side representation. Earlier in her career, she held various roles in bond trading, capital markets, and financial institutions advisory for 19 years at the global investment bank now known as Credit Suisse.
Among other qualifications, Ms. Reid’s extensive experience in real estate banking and capital markets make her an important addition to the Board.

WELLTOWER • 2024 Proxy Statement	21

Proposal 1 – Election of Directors
Director Nominees

SERGIO D. RIVERA, Independent Director
Age 61 Director since: 2014 Welltower Committees: •Audit •Executive •Investment (Chair)	EDUCATION: •BA – Finance and International Business, Florida International University •MBA – Florida International University
FORMER PUBLIC COMPANY DIRECTORSHIPS: •SeaWorld Entertainment, Inc.

KEY SKILLS AND EXPERIENCE:
Mr. Rivera served as Chief Executive Officer of SeaWorld Entertainment, Inc. (a leading theme park and entertainment company) from November 2019 to April 2020. He served as President of the Ocean Reef Club (a leading private residential club) from February 2019 to May 2019. Mr. Rivera also served as Chief Executive Officer and President of the Vacation Ownership segment of ILG, Inc. (a hospitality and leisure services company) from 2016 to September 2018. From 1998 to 2016, Mr. Rivera served in a variety of capacities with Starwood Hotels & Resorts Worldwide, Inc., including President of The Americas from 2012 to 2016, and Chief Executive Officer and President of Starwood Vacation Ownership, Inc., formerly a wholly-owned subsidiary of Starwood Hotels & Resorts Worldwide, Inc., from 2007 to 2016.
Among other qualifications, Mr. Rivera’s extensive experience in real estate development and investment strategy, corporate finance and accounting, and operating matters relevant to management of complex global businesses with one of the leading hotel and leisure companies in the world provides valuable insight to the Board.

JOHNESE M. SPISSO, Independent Director
Age 63 Director since: 2018 Welltower Committees: •Compensation •Nominating/ Corporate Governance	EDUCATION: •RN – St. Francis School of Nursing •BS – Health Science, Chapman College •MPA – University of San Francisco
FORMER PUBLIC COMPANY DIRECTORSHIPS: •Douglas Emmett, Inc.

KEY SKILLS AND EXPERIENCE:
Ms. Spisso has served as the President of UCLA Health (an academic medical center), Chief Executive Officer of the UCLA Hospital System and Associate Vice Chancellor of UCLA Health Sciences since 2016. Before assuming her positions at UCLA, she worked for 22 years at the University of Washington School of Medicine, including serving as Chief Health System Officer and Vice President, Medical Affairs for nine years.
Among other qualifications, Ms. Spisso brings to the Board over 30 years of experience in large academic health system management and has demonstrated tremendous strategic and operational leadership during that time.

KATHRYN M. SULLIVAN, Independent Director
Age 68 Director since: 2019 Welltower Committees: • Audit (Chair) •Compensation • Executive	EDUCATION: •BA – Accounting, University of Louisiana at Monroe •MBA – Louisiana State University
FORMER PUBLIC COMPANY DIRECTORSHIPS: •Hanger, Inc.

KEY SKILLS AND EXPERIENCE:
Ms. Sullivan served as Chief Executive Officer of UnitedHealthcare Employer and Individual, Local Markets (a diversified health care company), which is an operating division of UnitedHealth Group, from March 2015 to 2018. From 2008 to 2015, she served as Chief Executive Officer of UnitedHealthcare, Central Region.
Among other qualifications, Ms. Sullivan’s experience in the health care industry, especially with respect to health plan payors, is extremely valuable to the Board.

22	WELLTOWER • 2024 Proxy Statement

Proposal 1 – Election of Directors
Director Compensation
DIRECTOR COMPENSATION
The table below summarizes the compensation paid in 2023 to Welltower’s non-employee directors.
2023 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards(11) ($)	Total ($)
Kenneth J. Bacon	357,500	(2)	200,099	557,599
Karen B. DeSalvo	127,500	(3)	200,099	327,599
Philip L. Hawkins(1)	153,500	(4)	200,099	353,599
Dennis G. Lopez	131,000	(5)	200,099	331,099
Ade J. Patton	130,000	(6)	200,099	330,099
Diana W. Reid	150,000	(7)	200,099	350,099
Sergio D. Rivera	155,000	(8)	200,099	355,099
Johnese M. Spisso	128,500	(9)	200,099	328,599
Kathryn M. Sullivan	158,500	(10)	200,099	358,599
(1)Mr. Hawkins will not be standing for re-election at the Annual Meeting.
(2)Includes $250,000 fee for serving as Chair of the Board and $7,500 fee for serving on the Executive Committee.
(3)Includes $15,000 fee for serving on the Investment Committee and $12,500 fee for serving on the Nominating/Corporate Governance Committee. Dr. DeSalvo deferred 100% of her annual retainer and fees pursuant to the terms of the Welltower Inc. 2019 Nonqualified Deferred Compensation Plan.
(4)Includes $30,000 fee for serving as Chair of the Compensation Committee, $7,500 fee for serving on the Executive Committee, $15,000 fee for serving on the Investment Committee, and $1,000 fee for attending more than eight Compensation Committee meetings. Mr. Hawkins, in lieu of cash, elected to receive his annual retainer and fees in the form of LTIP Units.
(5)Includes $15,000 fee for serving on the Compensation Committee, $15,000 fee for serving on the Investment Committee, and $1,000 fee for attending more than eight Compensation Committee meetings. Mr. Lopez, in lieu of cash, elected to receive his annual retainer and fees in the form of deferred stock units.
(6)Includes $17,500 fee for serving on the Audit Committee and $12,500 fee for serving on the Nominating/Corporate Governance Committee.
(7)Includes $25,000 fee for serving as Chair of the Nominating/Corporate Governance Committee, $7,500 fee for serving on the Executive Committee, and $17,500 fee for serving on the Audit Committee.
(8)Includes $30,000 fee for serving as Chair of the Investment Committee, $7,500 fee for serving on the Executive Committee, and $17,500 fee for serving on the Audit Committee.
(9)Includes $15,000 fee for serving on the Compensation Committee, $12,500 fee for serving on the Nominating/ Corporate Governance Committee, and $1,000 fee for attending more than eight Compensation Committee meetings.
(10)Includes $35,000 fee for serving as Chair of the Audit Committee, $7,500 fee for serving on the Executive Committee, $15,000 fee for serving on the Compensation Committee, and $1,000 fee for attending more than eight Compensation Committee meetings.
(11)Amounts set forth in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718 for the annual grant of deferred stock units granted to the non-employee directors on February 23, 2023 based on the closing price of $76.17. For Mr. Lopez, who elected to receive his cash fees in the form of additional deferred stock units, the grant date fair value was calculated in the same manner. For Mr. Hawkins and Ms. Sullivan, who each elected to receive their cash fees in the form of LTIP Units, the grant date fair value for such LTIP Units granted in lieu of cash was calculated in accordance with FASB ASC Topic 718 on February 23, 2023 based on the closing price of $76.17 and March 31, 2023 based on the closing price of $71.69. Consistent with SEC rules, such elections to receive deferred stock units or LTIP Units in lieu of cash fees have not been reported in this column since they have been reported as Fees Paid or Earned in Cash. As of December 31, 2023, (a) each non-employee director (other than Messrs. Hawkins and Lopez and Ms. Sullivan) held an aggregate of 2,627 deferred stock units that had not yet been converted into shares of common stock, (b) Mr. Hawkins held an aggregate of 11,010 LTIP Units that had not yet been converted into shares of common stock, (c) Mr. Lopez held an aggregate of 7,840 LTIP Units that had not yet been converted into shares of common stock, and (d) Ms. Sullivan held an aggregate of 4,708 LTIP Units that had not yet been converted into shares of common stock.
The form and amount of non-employee director compensation is determined by the Board upon the recommendation of the Compensation Committee. The Board’s overarching policy is to pay its non-employee directors appropriate and competitive compensation to ensure Welltower’s ability to attract and retain highly qualified directors in a manner consistent with recognized corporate governance best practices. Directors who are also employees do not receive additional compensation for their Board service. The Compensation Committee generally reviews non-employee director compensation on a bi-annual basis, most recently in November 2023, with its independent compensation consultant, which advises the Compensation Committee on the design and amount of compensation for non-employee directors. Any changes to the non-employee director compensation program are then recommended to the full Board for approval.

WELLTOWER • 2024 Proxy Statement	23

Proposal 1 – Election of Directors
Director Compensation
The compensation program for non-employee directors for the 2023 calendar year consisted of:
Cash Compensation

Type of fee	2023 Amount
Annual retainer for all directors	$100,000 yearly
Chair of the Board fee	$250,000 yearly
Committee Chair fees:
•Audit	$35,000 yearly
•Compensation, Investment	$30,000 yearly
•Nominating/Corporate Governance	$25,000 yearly
Committee member fees:
•Audit	$17,500 yearly
•Compensation, Investment	$15,000 yearly
•Nominating/Corporate Governance	$12,500 yearly
Fee for non-employee members of the Executive Committee	$7,500 yearly
Per meeting fee for each Board meeting in excess of eight per year	$1,500
Per meeting fee for each committee meeting in excess of eight per year	$1,000
Non-employee directors may elect to receive their cash compensation in the form of shares of Welltower common stock or Welltower OP LLC (“Welltower OP”) LTIP Units (“LTIP Units”). See “Compensation Discussion and Analysis—Profits Interest Program” on page 50.
Equity Compensation
Non-employee directors each received grants of deferred stock units with a value of approximately $200,000 pursuant to the 2022 Long-Term Incentive Plan. The initial grants, made on February 23, 2023, had a value of $200,000 in accordance with Welltower’s standard equity granting practice for non-employee directors. Generally subject to continued service, the deferred stock units granted in 2023 will be converted into shares of common stock on the first anniversary of the date of grant. Recipients of deferred stock units also receive dividend equivalent rights entitling them to a cash payment from Welltower in an amount equal to any dividends paid on Welltower’s common stock as and when such common stock is issued. Non-employee directors were given the choice of taking the grant of deferred stock units in the form of shares of Welltower’s common stock or LTIP Units. If they chose deferred stock units, they were also given the choice of taking the corresponding dividend equivalent rights in the form of either cash or additional shares of Welltower common stock.
In January 2023, non-employee directors were provided the one-time opportunity to elect to exchange certain of their outstanding deferred stock units for awards of LTIP Units. For more information on the 2023 equity award exchange programs and grants of LTIP Units generally, see “Compensation Discussion and Analysis–Profits Interest Program” on page 50 below.
Deferred Compensation
The non-employee directors are eligible to participate in the Welltower Inc. 2019 Nonqualified Deferred Compensation Plan. A non-employee director may elect to defer up to 100% of his or her cash compensation (including any fees payable for serving as the Chair of the Board or for service on a Board committee and meeting fees). Participants are 100% vested in these deferrals. Non-employee directors may also elect to defer the receipt of any compensation and have that deferred compensation paid in shares of Welltower’s common stock until their retirement from the Board or in three, five, or ten annual installments beginning at a future date. To the extent payable in shares of Welltower’s common stock at a later date, directors may elect to receive their dividend equivalent rights on a current, non-deferred basis (at the same time dividends are paid to Welltower’s stockholders) in the form of cash.

24	WELLTOWER • 2024 Proxy Statement

Proposal 1 – Election of Directors
Director Compensation

DIRECTOR EQUITY OWNERSHIP GUIDELINES
Each non-employee director is required, within five years of joining the Board, to own an amount of Welltower’s equity securities with a fair market value of at least five times his or her annual cash retainer. All shares of Welltower’s common stock beneficially owned by the non-employee director will count towards these ownership requirements, as well as deferred stock units, LTIP Units, and Class A Common Units of Welltower OP (“OP Units”). For purposes of this policy, LTIP Units are valued at 80% of the value of Welltower’s common stock.
The below chart shows current equity ownership of non-employee directors standing for re-election in comparison to the required ownership under Welltower’s director equity ownership guidelines:

Minimum Equity Ownership Requirement(1)

Multiple of Annual Cash Retainer(2)	5x Annual Cash Retainer Directors
(1)Line in chart represents minimum equity ownership requirement.
(2)Based on the closing stock price on December 29, 2023 of $90.17, as reported by the NYSE.
(3)Director is within five-year period from date of joining board.

WELLTOWER • 2024 Proxy Statement	25

Proposal 2 – Ratification of the Appointment of the Independent Registered Public Accounting Firm
AUDIT FEES
The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation and oversight of Welltower’s independent registered public accounting firm. The Audit Committee considers whether the independent registered public accounting firm is best positioned and qualified to provide the most effective and efficient service based on factors such as the independent registered public accounting firm’s familiarity with Welltower’s business, personnel, culture, accounting systems, and risk profile; the appropriateness of fees charged; and whether provision of the service by the independent registered public accounting firm would enhance Welltower’s ability to manage or control risk or improve audit quality. The Audit Committee obtains and reviews a report from the independent registered public accounting firm at least annually regarding (a) the independent registered public accounting firm’s internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the independent registered public accounting firm or by any inquiry or investigation by governmental or professional authorities within the preceding five years regarding one or more independent audits carried out by the independent registered public accounting firm, and any steps taken to deal with any such issues; and (c) all relationships between the independent registered public accounting firm and Welltower (in order to assess the independent registered public accounting firm’s independence). The Audit Committee evaluates the qualifications, performance, and independence of the independent registered public accounting firm, including considering whether its quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining its independence, taking into account the opinions of management and the internal auditors.
The Audit Committee has selected Ernst & Young LLP (“EY”) to serve as Welltower’s independent registered public accounting firm for the year ending December 31, 2024. EY has served as Welltower’s independent registered public accounting firm since Welltower’s inception in 1970. The Audit Committee periodically considers whether it should adopt a policy requiring the regular rotation of the independent registered public accounting firm to ensure continuing auditor independence. The Audit Committee (and in particular the Chair of the Audit Committee) ensures the rotation of the lead (or coordinating) audit partner every five years as mandated by the Sarbanes-Oxley Act of 2002, as amended (“SOX”), and is directly involved in the selection of EY’s lead audit partner. Welltower’s current lead audit partner was appointed beginning with the 2023 audit. The Audit Committee and the Board believe that the continued retention of EY as Welltower’s independent registered public accounting firm is in the best interests of Welltower and its shareholders.
Although the submission of this matter for approval by shareholders is not legally required, the Board believes that such submission follows sound business practice and is in the best interests of our shareholders. If this appointment is not ratified by the holders of a majority of the shares of voting securities present online during the virtual Annual Meeting or by proxy at the Annual Meeting, the Audit Committee will consider the selection of another accounting firm. If such a selection were made, it may not become effective until 2025 because of the difficulty and expense of making a substitution. Representatives of EY are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

26	WELLTOWER • 2024 Proxy Statement

Proposal 2 – Ratification of the Appointment of the Independent Registered Public Accounting Firm
Audit Fees
Fees for professional services provided by EY in each of the last two fiscal years, in each of the following categories, are as follows:

	Year ended December 31,
	2023	2022
Audit Fees(1)	$3,722,883	$4,105,536
Audit-Related Fees(2)	161,080	153,000
Tax Fees:
Tax Compliance(3)	—	2,275,850
Tax Planning and Tax Advice(4)	41,222	349,158
All Other Fees	—	—
Totals	$3,925,185	$6,883,544
(1)Audit fees include fees associated with the audit of our annual consolidated financial statements and internal control over financial reporting, the review of our interim consolidated financial statements included in our Quarterly Reports on Form 10-Q, and services that generally only the independent registered public accounting firm can provide such as accounting consultations billed as audit services, comfort letters, consents, and assistance with review of documents to be filed with or furnished to the SEC.
(2)Audit-related fees primarily include fees for the separate audits of certain of our consolidated subsidiaries, the issuance of attestation reports, and consultations concerning financial accounting and reporting standards not billed as audit services.
(3)Tax compliance involves the preparation of original and amended tax returns, claims for refund, tax payment-planning services, and assistance with tax audits and appeals.
(4)Tax planning and tax advice encompass a diverse range of services, including advice related to acquisitions, and requests for rulings or technical advice from taxing authorities.
None of the foregoing fees were paid for services, the sole business purpose of which was tax avoidance, or the tax treatment of which would not be supported by the Internal Revenue Code of 1986, as amended (the “Code”) and related regulations.

THE BOARD OF DIRECTORS OF WELLTOWER UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote thereon will be required for approval of this proposal.

WELLTOWER • 2024 Proxy Statement	27

Proposal 2 – Ratification of the Appointment of the Independent Registered Public Accounting Firm
Audit Fees
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has developed policies and procedures concerning its pre-approval of the performance of audit and non-audit services for Welltower by EY and is responsible for the audit fee negotiations associated with the engagement of EY. At its quarterly meetings, the Audit Committee pre-approves particular audit and non-audit services within the following categories of services that it desires the independent registered public accounting firm to undertake: audit services, audit-related services, tax compliance services, tax planning and tax advice services, and other services. Prior to giving its approval, the Audit Committee reviews the written descriptions of these services provided by EY and the estimated fees for these services. All other non-audit services must be pre-approved on an individual engagement basis. If there is any question as to whether a proposed service has been pre-approved, management and the independent registered public accounting firm together must contact the Audit Committee to obtain clarification or, if necessary, pre-approval.
All of the audit services, audit-related services, tax compliance services, tax planning and tax advice services, and other services provided to Welltower by EY during the year ended December 31, 2023 were pre-approved by the Audit Committee.
Where specific Audit Committee approval of non-audit services is required, the Chair of the Audit Committee may pre-approve the engagement subject to a presentation to the full Audit Committee at its next regularly scheduled meeting.
AUDIT COMMITTEE REPORT
The Audit Committee oversees Welltower’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities this past year, the Audit Committee reviewed and discussed the audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. Management, the internal auditors, and the independent registered public accounting firm also made presentations to the Audit Committee throughout the year on specific topics of interest, including Welltower’s (i) 2023 integrated audit plan; (ii) updates on completion of the audit plan; (iii) compliance with the internal controls required under Section 404 of SOX; (iv) critical accounting policies; (v) assessment of the impact of new accounting guidance; (vi) non-GAAP policies and procedures; (vii) disclosure committee charter; (viii) critical audit matters; and (ix) cybersecurity.
The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Welltower’s accounting principles and such other matters as are required to be communicated to the Audit Committee under the applicable standards of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding such firm’s communications with the Audit Committee concerning independence. The Audit Committee has also discussed with the independent registered public accounting firm such firm’s independence from management and Welltower and considered the compatibility of non-audit services with such firm’s independence.
The Audit Committee discussed with Welltower’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with such firm, with and without management present, to discuss the results of its examinations, its evaluations of Welltower’s internal controls, and the overall quality of Welltower’s financial reporting. The Audit Committee held six meetings during the year ended December 31, 2023.
Based on reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in Welltower’s Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC. The Audit Committee and the Board have also recommended, subject to shareholder ratification, the selection of EY as Welltower’s independent registered public accounting firm for the year ending December 31, 2024. Mr. Patton, Ms. Reid, Mr. Rivera, and Ms. Sullivan were each members of the Audit Committee in 2023 and participated in the reviews and discussions described above.
Submitted by the Audit Committee
Kathryn M. Sullivan (Chair)
Ade J. Patton
Diana W. Reid
Sergio D. Rivera

28	WELLTOWER • 2024 Proxy Statement

Proposal 3 – Approval, on an Advisory Basis, of the Compensation of the Named Executive Officers
We are asking Welltower’s shareholders to vote to approve, on an advisory, non-binding basis, the compensation of the named executive officers as disclosed in this Proxy Statement.
Welltower’s compensation programs are designed to link pay to performance and to reward the named executive officers for achieving short-term and long-term strategic, financial, and operational goals and increasing shareholder returns. This compensation philosophy is central to Welltower’s ability to attract, retain, and motivate individuals who can achieve superior financial results. We encourage shareholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which describes the details of Welltower’s compensation programs, our key financial and strategic achievements in 2023, and the decisions made by the Compensation Committee with respect to 2023 compensation.
Shareholders are being asked to vote on the following advisory resolution:
Resolved, that the compensation paid to Welltower’s named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules, which disclosures include the disclosures under “Executive Compensation - Compensation Discussion and Analysis,” the compensation tables, and the narrative disclosures that accompany the compensation tables, is hereby approved.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the policies and practices described in this Proxy Statement. This vote is advisory and therefore not binding on Welltower, the Board, or the Compensation Committee. The Board and the Compensation Committee value the opinions of Welltower’s shareholders, and to the extent there is any significant vote against the named executive officers’ compensation, Welltower will consider shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
At Welltower’s 2023 Annual Meeting of Shareholders, shareholders approved a non-binding, advisory proposal to hold annual advisory votes to approve Welltower’s named executive officer compensation. In consideration of the results of the 2023 advisory vote, we currently hold say on pay votes every year. We expect the next advisory vote on Welltower’s named executive officer compensation will be held at the 2025 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS OF WELLTOWER UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC. The affirmative vote of the majority of the shares present in person or by proxy and entitled to vote thereon will be required for approval of this proposal.

WELLTOWER • 2024 Proxy Statement	29

Executive Compensation
COMPENSATION DISCUSSION AND ANALYSIS

30	WELLTOWER • 2024 Proxy Statement

Executive Compensation
Executive Officers
EXECUTIVE OFFICERS

SHANKH MITRA, Chief Executive Officer
Age 43	Mr. Mitra has served as Welltower’s Chief Executive Officer since October 2020. Mr. Mitra’s biographical information appears under “Director Nominees” on page 20.

TIMOTHY G. MCHUGH, Executive Vice President - Chief Financial Officer
Age 39
Mr. McHugh has served as Welltower’s Executive Vice President – Chief Financial Officer since April 2020. Mr. McHugh’s previous roles at Welltower included Senior Vice President – Chief Financial Officer & Treasurer from September 2019 to April 2020, Senior Vice President – Corporate Finance from August 2018 to August 2019, and Vice President – Finance and Investments from January 2016 to August 2018. He also served as Welltower’s Treasurer from March 2017 to August 2018. From 2010 to 2015, Mr. McHugh served as Senior Analyst – Real Estate Securities at RREEF Management, currently known as DWS Investments.

JOHN F. BURKART, Executive Vice President - Chief Operating Officer
Age 60
Mr. Burkart has served as Welltower’s Executive Vice President – Chief Operating Officer since July 2021. Before joining Welltower, Mr. Burkart served as Chief Operating Officer and Senior Executive Vice President at Essex Property Trust, Inc. from September 2019 to December 2020 and as Senior Executive Vice President from January 2015 to September 2019. From 1996 to 2014, Mr. Burkart held a series of increasingly senior positions at Essex Property Trust, Inc.

MATTHEW G. MCQUEEN, Executive Vice President - General Counsel & Corporate Secretary
Age 51
Mr. McQueen has served as Welltower’s Executive Vice President – General Counsel & Corporate Secretary since November 2020. Mr. McQueen’s previous roles at Welltower included Senior Vice President – General Counsel & Corporate Secretary from July 2016 to November 2020 and Senior Vice President – Legal from March 2015 to July 2016. From 2007 to 2015, Mr. McQueen served as of counsel and a partner in the Corporate and Securities group at the law firm of Sidley Austin LLP.

EXECUTIVE SUMMARY
2023 Business Performance Highlights
Our results substantially exceeded our initial expectations in 2023 and were highlighted by solid execution across our business segments, considerable progress achieved on the build-out of our operating platform, the most active year in our history in terms of capital deployment, and meaningful strengthening of our balance sheet and liquidity profile. The groundwork has been laid to deliver outsized per share cash flow growth in 2024 and beyond through five key pillars: (1) the favorable supply and demand backdrop within the seniors housing sector, (2) the continued digital transformation of our portfolio, (3) upside from recently transitioned properties to new operators, (4) an unprecedented opportunity set for disciplined and targeted external growth, and (5) our underlevered and well positioned balance sheet. See pages 4-6 for more information on our business performance.

WELLTOWER • 2024 Proxy Statement	31

Executive Compensation
Executive Summary
Named Executive Officers
This Compensation Discussion and Analysis discusses the compensation of the following individuals, who were Welltower’s named executive officers (“NEOs”) in 2023.

Shankh Mitra	Chief Executive Officer

Timothy G. McHugh	Executive Vice President – Chief Financial Officer

John F. Burkart	Executive Vice President – Chief Operating Officer

Matthew G. McQueen	Executive Vice President – General Counsel & Corporate Secretary

Ayesha Menon(1)	Former Executive Vice President – Wellness Housing and Development
(1) Ms. Menon resigned her position as an executive officer of Welltower effective December 28, 2023.
Biographical information about those individuals who were active executive officers on December 31, 2023 appears on page 31.
Compensation Principles
Welltower’s executive compensation program is designed to attract, motivate, and retain top executive talent. Competing successfully in this dynamic sector requires highly skilled, knowledgeable individuals who are committed to delivering outstanding shareholder returns and effectively building relationships across the industry. We compete for talent both in the REIT industry and in areas beyond the REIT industry, including the investment banking and private equity fields. The Compensation Committee continually reviews and refines Welltower’s compensation practices so that the compensation program is in line with the market, is responsive to shareholder concerns, and considers best compensation practices. To that end, Welltower’s compensation program is based on three core principles:
•Align pay with performance, utilizing absolute and relative goals that measure performance on both an annual and multi-year basis
•Align management and shareholder interests by establishing rigorous goals that balance and measure value creation over both the short and long term
•Pay the majority of compensation in the form of equity that vests over an extended number of years
Compensation Philosophy and Objectives
The philosophy underlying Welltower’s executive compensation program is that we should provide competitive pay for achieving rigorous performance goals. The objective is to attract and retain the caliber of executive officers and other key employees necessary for Welltower to deliver sustained high performance to its shareholders. Outlined below are the principles underlying Welltower’s executive compensation program.
Strongly align pay and performance, utilizing absolute and relative goals across annual and multi-year performance periods
•Payouts vary based upon the degree to which performance targets are achieved
•Multiple performance measures are used to ensure a focus on overall Welltower performance
•Variable reward payouts are designed to provide competitive compensation for achieving expected performance and enhanced compensation for making business decisions that lead to performance that exceeds expectations
Link compensation realized to the achievement of Welltower’s short- and long-term financial and strategic goals
•A majority of each NEO’s total direct compensation opportunity is in the form of annual and long-term incentive compensation
•Participation in performance-based programs is intended to drive long-term performance that exceeds peers
•Performance measures are selected based on a careful assessment of measures that will encourage profitable growth and increase shareholder value
•Actual compensation may be above or below the targeted level, depending on achievement relative to pre-established performance goals that reflect Welltower’s short- and long-term business plans

32	WELLTOWER • 2024 Proxy Statement

Executive Compensation
Executive Summary
Align management and shareholder interests by rewarding for long-term shareholder value creation
•Long-term incentives are granted in the form of equity awards that vest based on performance and continued employment over multiple years, which aligns management’s interests with those of Welltower’s shareholders
•The current incentive programs include an annual cash bonus component and an equity component with successive three-year performance periods to emphasize both short- and long-term shareholder value creation
•Equity ownership guidelines require Board members and executives to maintain significant levels of equity ownership, further emphasizing the focus on long-term shareholder return and alignment with shareholder interests
Attract and retain top management talent
•The executive compensation program is structured to attract and retain individuals with the skills necessary to effectively manage a complex, growing international business
•The Compensation Committee considers market compensation levels when setting target compensation for the NEOs, with actual payout levels aligning with company performance
•As a key element of our incentive program, individual performance metrics motivate executives to perform at the highest levels and determine actual payouts of annual cash bonuses
Policies and Procedures
We have adopted a number of measures to drive performance, align executive and shareholder interests, and implement the compensation philosophy described above.

What We Do	What We Don't Do

Pay for performance. A significant portion of executive pay is not guaranteed, but rather is at-risk and tied to key financial and value-creation metrics that are disclosed to shareholders. Performance awards are only earned if certain performance hurdles are achieved.

Guarantee salary increases, bonuses, or equity grants. We do not guarantee annual salary increases, bonuses, or equity grants. We currently have no guaranteed commitments to grant any bonuses or equity-based awards.

Balance short- and long-term incentives. The incentive programs provide an appropriate balance of annual and longer-term incentives.
Provide excise tax gross-up payments. We do not have any employment agreements that require excise tax gross-up payments and do not intend to enter into agreements that provide for such payments in the future.

Cap award payouts. Amounts or shares that can be earned under the annual incentive program and the long-term incentive program are capped. There are no guaranteed minimum amounts or awards.
Reprice options; no cash buyout. Since the initial public offering in 1978, we have not repriced or otherwise reduced the per-share exercise price of any outstanding stock options. Repricing of stock options without shareholder approval is not permitted under the 2022 Long-Term Incentive Plan. We have also never bought out options or SARs with cash.

Maintain equity ownership guidelines. Each executive officer must own Welltower equity securities with a fair market value of at least three times his or her base salary (six times for the CEO). Each non-employee director must own Welltower equity securities with a fair market value of five times his or her annual cash retainer.

Permit hedging. Directors and executive officers are prohibited from entering into hedging or monetization transactions with respect to Welltower’s securities.

Utilize an independent compensation consulting firm. The Compensation Committee has engaged an independent compensation consulting firm that specializes in the REIT industry.	Pay dividends or dividend equivalents on unearned performance shares. Performance share award agreements do not provide for the payment of dividends until the underlying shares are earned.

WELLTOWER • 2024 Proxy Statement	33

Executive Compensation
Executive Summary

What We Do	What We Don't Do

Maintain robust clawback policies. We maintain clawback policies that require we seek repayment of certain incentive compensation paid or awarded to officers if there is a financial restatement and allow us to require repayment if there is misconduct that contributes to material financial or reputational harm to Welltower.
Permit automatic single-trigger vesting. Awards under Welltower’s various long-term incentive programs do not automatically accelerate upon a change in control.

Conduct a risk assessment. The Compensation Committee annually conducts a compensation risk assessment to determine whether our compensation policies and practices, or components thereof, create risks that are reasonably likely to have a material adverse effect on Welltower.

Provide responsible share recycling. The 2022 Long-Term Incentive Plan does not include liberal share recycling provisions that could otherwise dilute our shareholders.
WHO MAKES COMPENSATION DECISIONS?
The Compensation Committee is responsible for determining the nature and amount of compensation for our CEO and for reviewing and approving the compensation for our other executive officers. More generally, the Compensation Committee is responsible for our executive compensation program and implementing our underlying philosophy and policies. An independent compensation consultant and certain members of management assist the Compensation Committee.
Role of the Compensation Consultant
The Compensation Committee has engaged Ferguson Partners Consulting (“FPC”) as its independent compensation consultant to provide advice about compensation program design, the components of our executive compensation programs, and the amounts we should pay our executive officers.
FPC performs no services for management unless requested by and on behalf of the Chair of the Compensation Committee. The consultant generally attends meetings of the Compensation Committee, and the Chair of the Compensation Committee frequently interacts with the consultant in between meetings to define the nature of work to be conducted, review materials to be presented at meetings, and obtain the consultant’s opinion and perspective on proposals prepared by management.
During 2023, FPC performed the following specific services:
•Re-evaluated the peer group;
•Conducted a comprehensive review of our compensation programs as compared to market data;
•Performed a risk assessment of our compensation programs;
•Assisted with the development of key incentive performance metrics to align the business;
•Assisted with our response to the feedback we received from our shareholders through our shareholder engagement efforts; and
•Kept the Compensation Committee informed about key legislative developments impacting compensation and emerging best practices.
FPC’s independence was assessed by the Compensation Committee in early 2024 and no conflicts of interest were found.
Input of Executive Officers
The Compensation Committee receives input from certain officers on a variety of issues related to compensation.
•Our CEO evaluates the performance of the other NEOs and makes recommendations to the Compensation Committee regarding their respective individual performance scores for the annual cash bonus program, as well as future increases to base salary and incentive compensation opportunities. The Compensation Committee takes these recommendations into consideration when making its decisions.
•Each year, management establishes an annual business plan for the Board’s review, which includes financial budgets and key financial and strategic objectives. The Compensation Committee ensures those financial and strategic objectives are included in the Compensation Committee’s decisions for the current fiscal year.
•Our Executive Vice President – Chief Financial Officer assists the Compensation Committee in assessing the financial impact of compensation decisions.
•Our Executive Vice President – General Counsel & Corporate Secretary and Senior Vice President – Head of Human Capital assist the Compensation Committee with legal and administrative compliance for the compensation programs, ensuring that all relevant documentation and disclosures are completed.

34	WELLTOWER • 2024 Proxy Statement

Executive Compensation
Investor Outreach And Compensation Program Changes
INVESTOR OUTREACH AND COMPENSATION PROGRAM CHANGES
Say on Pay – Investor Outreach
At the 2023 Annual Meeting of Shareholders, approximately 52% of the votes cast were in favor of the advisory vote to approve Welltower's executive compensation. While the vote reflected continued majority support of Welltower’s executive compensation program, this level of support was both a decline from previous years and also below what the Board and management consider satisfactory.
In order to understand better our investors’ views regarding our executive compensation program, we undertook an extensive shareholder outreach and engagement initiative. An independent director led these meetings, which included the Chair of the Compensation Committee and/or the non-executive Chair of the Board, with participation by members of management (excluding the CEO). We ultimately held meetings with institutional investors representing approximately 55% of our outstanding common stock.

HELD MEETINGS with investors representing 55% of our outstanding common stock	RECEIVED FEEDBACK from these meetings and IMPLEMENTED CHANGES

While the general consensus from those engagements was positive, a number of our shareholders provided constructive feedback that we have considered and incorporated in our 2024 compensation, as summarized below. As we value the feedback provided by our investors, the Board took action to specifically address their concerns and also took this opportunity to further proactively make additional adjustments while still maintaining a compensation program focused on retaining and motivating our executives.
Changes to the Executive Compensation Program
Our shareholders provided candid, constructive feedback, which was shared with the entire Board. The Compensation Committee carefully considered this feedback and implemented changes to our executive compensation program that are responsive to the views that we heard. The table below details several common areas of shareholders’ feedback we received during our engagements with them and the actions the Compensation Committee took for our 2024 compensation program to address investors’ perspectives on our executive compensation program. The Compensation Committee believes that the 2024 compensation changes described in the table below reflect the Board’s ongoing commitment to shareholder engagement and responsiveness.

WELLTOWER • 2024 Proxy Statement	35

Executive Compensation
Investor Outreach And Compensation Program Changes
The key points of the feedback we heard from shareholders and our responses to this feedback are detailed below.

Topic	What We Heard from Shareholders	How We Responded
Rigor of Targets	Shareholders are supportive of the LTIP plan design and appreciate the performance-based nature	Although not specifically requested by shareholders, the Compensation Committee proactively increased the target total shareholder return requirement in our LTIP. For programs beginning in 2024, we must now outperform the relative indices by at least 100 basis points in order to receive a target payout, as opposed to receiving a target payout for performance that was equal to the index returns (0 basis points spread)
Reduced Maximum Payout Opportunity	Shareholders are supportive of the LTIP plan design and appreciate the difficulty in achieving the maximum level of performance within our LTIP program, however, a few suggested that the upside opportunity be reduced	The Compensation Committee reduced the maximum payout opportunity from 300% of target to 225% of target while maintaining the same high hurdle of 600 basis points of relative outperformance
Special Awards	Our shareholders were generally supportive of the 2022-2025 Outperformance Program (“2022-2025 OPP”) that was introduced in 2022, noting that it is 100% performance-based, contains very rigorous metrics that directly align with investors, and promotes retention and aids in succession planning given that awards were granted to a broader group of key employees across the organization

Several investors suggested that the “traditional pay program” be the main means to reward executives and to avoid duplication in terms of certain relative total shareholder return comparisons between the “traditional pay program” and any supplemental pay programs. They also recommended that any special programs should be differentiated to the extent utilized	The Compensation Committee has committed not to implement a new outperformance program for the duration of the existing, outstanding 2022-2025 OPP

In addition, for the duration of the 2022-2025 OPP, the Compensation Committee has committed not to make equity awards to existing NEOs other than as part of the annual compensation review process
Increased Objective Based Pay in the Bonus Plan	Shareholders are supportive of our bonus program structure	Although not specifically requested by shareholders, the Compensation Committee proactively reduced the amount of the bonus tied to individual-based goals (from 30% to 25%) and increased the amount of the bonus tied to objective-based goals (from 70% to 75%—specifically increasing the normalized FFO per diluted share metric by 5%) to further tie bonus payouts to quantifiable metrics

Although not specifically requested by shareholders, the Compensation Committee decided in early 2024 to freeze the 2024 base pay and 2024 STI target bonus opportunities for all of our current NEOs
Proxy Disclosure	Shareholders sought more clarity and disclosure with respect to our compensation program and in particular our long-term incentive goals	We have endeavored to enhance the amount and quality of disclosure throughout this proxy statement, providing more detailed and clear rationale with respect to our performance, pay decisions, and the linkage to performance

Enhanced disclosure around long-term incentive goals and individual goals
ESG	Shareholders encouraged us to continue to incorporate rigorous ESG goals within our compensation program	Enhanced our ESG scorecard with primarily quantitative goals balanced across “E,” “S,” and “G”

36	WELLTOWER • 2024 Proxy Statement

Executive Compensation
Compensation Peer Group
COMPENSATION PEER GROUP
Every year the Compensation Committee conducts a comprehensive evaluation of our executive compensation programs relative to a relevant peer group of comparable REITs. When evaluating the peers, the Compensation Committee examines companies similar in size, business model, geographic footprint, regulatory environment, competitive dynamics, and/or other considerations. This competitive review is one of the chief elements the Compensation Committee considers in making compensation decisions. While we are a publicly traded REIT and we generally select other publicly traded REITs to compose the peer group, it is important to acknowledge that we do not only compete for talent with our peers in the REIT industry, but with many industries, including investment banking and private equity, and the Compensation Committee considers the compensation practices of these other industries. The Compensation Committee periodically considers the composition of the peer group and revised the peer group in August 2023 to remove Vornado Realty Trust to better align with peers based on market capitalization.
Across the equity-based public REIT industry, we were the sixth largest REIT measured by enterprise value and sixth largest by market capitalization as of December 31, 2023. The other companies in the peer group are generally similar in size to Welltower and share a similar business model, geographic footprint, regulatory environment, and/or competitive dynamics. The peer group represents the businesses with which we currently compete most regularly for executive talent, and also includes our principal business competitors.

Market Capitalization ($B) vs. Peer Group
Peer	Industry	Market Capitalization
Prologis, Inc. (PLD)	Industrial	$126.4
American Tower Corporation (AMT)	Specialty	$100.7
Equinix, Inc. (EQIX)	Specialty	$76.1
Public Storage (PSA)	Self-Storage	$53.7
Simon Property Group, Inc. (SPG)	Regional Mall	$53.5
Welltower Inc. (WELL)	Health Care	$51.1
Realty Income Corporation (O)	Other Retail	$43.3
Digital Realty Trust, Inc. (DLR)	Specialty	$42.8
AvalonBay Communities, Inc. (AVB)	Multifamily	$26.6
Equity Residential (EQR)	Multifamily	$23.9
Ventas, Inc. (VTR)	Health Care	$20.2
Host Hotels & Resorts, Inc. (HST)	Hotel	$13.9
Boston Properties, Inc. (BXP)	Office	$12.3
Healthpeak Properties, Inc. (DOC)	Health Care	$11.0
Source: S&P Global, data as of December 31, 2023.

Enterprise Value vs. Peer Group
($ Billions)
$160
$140
$120
$100
$80
$60
$40
$20
$0
PLD
AMT
EQIX
SPG
PSA
WELL
DLR
O
AVB
VTR
EQR
BXP
DOC
HST

Source: KeyBanc, data as of December 31, 2023.
The Compensation Committee believes that market data plays an important role in the design and implementation of its compensation programs. The Compensation Committee considers multiple factors and types of internal and external data in making both individual and plan-level compensation decisions. The Compensation Committee examines market data as one piece of input into determining appropriate levels of pay along with a variety of additional qualitative factors, as noted below.
The Compensation Committee reviewed the 2023 total target compensation (base salary, target cash bonus, and target equity awards) of our NEOs, including our CEO, evaluated their performance, and adjusted their compensation to recognize their achievements and effectiveness as leaders and to better align their compensation with that of their peers. The Compensation Committee’s goal is to maintain the NEOs’ compensation at a competitive level with their peers who have substantially similar roles and responsibilities.
The Compensation Committee will continue to evaluate and adjust target compensation and corresponding incentive opportunity levels over time to ensure our compensation programs are competitive and consistent with our compensation philosophy.

WELLTOWER • 2024 Proxy Statement	37

Executive Compensation
Compensation Elements and Results
COMPENSATION ELEMENTS AND RESULTS
The Compensation Committee has adopted a compensation program that meets our goals of aligning executive and shareholder interests and incentivizing our executives. The balance of elements in the compensation program—both fixed and variable and short and long term—helps us to retain, motivate, and reward the NEOs and other executives, with an emphasis on performance-based compensation. The charts below illustrate the NEOs’ total target direct compensation for 2023. A total of 90.7% of our CEO’s compensation is at risk and, on average, 83.6% of the total target compensation of our other NEOs is at risk.

Base Salary
Base salaries for our NEOs are based on the scope of the individual’s role in the organization, the individual’s experience in the current position, individual performance, and market data. Base salaries are reviewed annually and may be adjusted to better match market competitive levels. Salaries for Messrs. Mitra, McHugh, Burkart, and McQueen and for Ms. Menon were increased in 2023 to recognize strong individual performance, continued growth and development in their roles, and to account for inflation. Base salaries for the NEOs are shown below.

Executive	2022 Annual Salary ($)	2023 Annual Salary ($)	% Increase
Shankh Mitra	1,150,000	1,200,000	4.3%
Timothy G. McHugh	675,000	695,000	3.0%
John F. Burkart	600,000	625,000	4.2%
Matthew G. McQueen	575,000	595,000	3.5%
Ayesha Menon(1)	565,000	585,000	3.5%
(1) Ms. Menon resigned her position as an executive officer of Welltower effective December 28, 2023.
Annual Incentives
Annual incentives reward our executives for achieving prescribed performance objectives tied to our annual business plan and individual performance objectives. A range of earning opportunities is established for each executive at the beginning of the performance period, expressed as percentages of base salary and corresponding to three levels of performance (threshold, target, and high) on different performance metrics or categories. In each case, threshold performance will lead to a 50% payout, target performance will lead to a 100% payout, and high performance will lead to a 200% payout.

38	WELLTOWER • 2024 Proxy Statement

Executive Compensation
Compensation Elements and Results
The rigorous corporate performance measures and weightings adopted by the Compensation Committee for 2023 under the annual incentive program are described below:
Normalized FFO Per Diluted Share

Weighting	2023 Goal

Why Welltower chose this measure:

FFO is a common non-GAAP measure of earnings performance for REITs because it provides insight into the earnings generated from the real estate platform. In addition, it is the measure most commonly used by analysts to assess the performance of REITs. FFO means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from the sale of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and non-controlling interests. Normalized FFO attributable to common stockholders for 2023 represents FFO adjusted for net gains (or losses) on derivatives and financial instruments, losses on extinguishment of debt, provision for loan losses, income tax benefits, casualty losses, net of recoveries, certain other expenses or income, and normalizing items relating to unconsolidated entities/non-controlling interests. See Appendix A for a discussion and reconciliation of non-GAAP measures. If Welltower achieves a high level of normalized FFO per diluted share as a result of inappropriate amounts of leverage, the Compensation Committee may determine that bonuses should not be paid for this goal. In 2023, the Compensation Committee set target normalized FFO of $3.44 per diluted share to align with Welltower's annual business plan.

Adjusted Fixed Charge Coverage

Weighting	2023 Goal

Why Welltower chose this measure:

Adjusted Fixed Charge Coverage is a non-GAAP financial measure that emphasizes the strength of Welltower’s balance sheet and our ability to service interest and fixed charges. Adjusted fixed charge coverage is a ratio of fixed charges to Adjusted EBITDA (earnings before interest expense, income taxes, depreciation and amortization). Adjusted EBITDA excludes unconsolidated entities and includes adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, gains/losses/impairments on properties, gains/losses on derivatives and financial instruments, casualty losses, net of recoveries, and other expenses. Fixed charges include total interest and secured debt principal amortization. See Appendix A for a discussion and reconciliation of non-GAAP measures. In 2023, the Compensation Committee set target at 3.16x to align with Welltower’s annual business plan. The Compensation Committee set target Adjusted Fixed Charge Coverage lower than the prior year’s actual performance in response to rising interest rates in 2022 and the expectation that they would continue to increase throughout 2023, leading to higher borrowing costs. We ultimately outperformed target primarily as a result of cash flows exceeding expectations and reducing leverage by more than anticipated.

WELLTOWER • 2024 Proxy Statement	39

Executive Compensation
Compensation Elements and Results
General and Administrative Expense Controls

Weighting	2023 Goal

Why Welltower chose this measure:

Welltower believes it is appropriate to maintain corporate overhead spending objectives. This measure is included in the annual incentive program to emphasize the importance of driving value for shareholders in the most efficient ways and at the lowest expense, as well as the importance of adhering to the budgeted G&A amount and allowing Welltower to grow in an appropriate fashion. The Compensation Committee set target at $170.0 million reflecting the expansion of hiring activities to support our growth opportunities and the continued enhancement of our industry-leading data analytics platform. Importantly, even though performance was below target, the Compensation Committee considered the fact that Welltower’s full-year general and administrative expenses represented approximately 0.27% of its enterprise value.

ESG Measures

Weighting	2023 Goal

Why Welltower chose this measure:
ESG has been a focal point for Welltower for many years. Beginning in 2021, the annual incentive program introduced goals for all aspects of ESG. In 2022, the NEOs were evaluated on an ESG scorecard balancing focus on the “E,” the “S,” and the “G.” The Compensation Committee established these goals to continue our progress toward protecting the environment, attracting and retaining talent, being a good corporate citizen in the communities in which we operate, and ensuring a firm foundation of corporate governance to operate our business with the highest level of integrity both internally and externally.

40	WELLTOWER • 2024 Proxy Statement

Executive Compensation
Compensation Elements and Results

Goals		Possible	Earned	Results
Overall	Continue to achieve Sustainalytics “Low Risk” rating between 10 and 20	2	2	✓ Achieved “Low Risk” rating
	Continue to achieve MSCI ESG Rating Level A or above	1	1	✓ Achieved Level AA
	Increase GRESB Score by three points	2	0	✓ Increased GRESB score by two points

Environmental	Continue to achieve recognition by the U.S. Environmental Protection Agency and Department of Energy as ENERGY STAR® Partner of the Year at Sustained Excellence level	3	3	✓ Awarded 2023 ENERGY STAR® Partner of the Year at the Sustained Excellence level
	Continue to make progress towards goal for 10% reduction in GHG emissions, energy, and water use by 2025 (2018 baseline)	1	1	✓ Achieved 10% reduction in GHG emissions and energy goal
	Increase energy data coverage by 5%	2	2	✓ Increased data coverage by 20%

Social	Continue to achieve recognition in GEI and improve average overall GEI Score by 1%	2	2	✓ Included in 2023 Bloomberg GEI and improved average overall GEI Score by 1.9%, results pending for 2024
	Maintain an employee engagement score 5% higher than our administrator's client benchmarks	2	0	✓ Attained an overall average favorable score of 77%, 4% higher than the Perceptyx Overall Benchmark of 73%
	Each employee network group to host or co-host two events per year to increase awareness and engagement	2	2	✓ Each employee network group hosted or co-hosted two or more events during 2023

Governance	Continue to remain in top 30% ISS Quality Score ranking for each of Governance, Environment, and Social	3	2	✓ In the top 30% for Environmental and Social at the end of 2023

Total		20	15
Individual Performance

2023 Goal

Weighting	Why Welltower chose this measure:

Welltower tailors individual goals to the specific roles and responsibilities of each NEO. Individual goals allow the Compensation Committee to evaluate the performance of each NEO of his or her responsibilities and duties with respect to certain areas of special emphasis selected by the Compensation Committee. In early 2023, the Compensation Committee established individual goals based on Welltower's key strategic objectives and metrics for 2023 and individual objectives and metrics for each NEO.

The Compensation Committee assessed our NEOs’ performance against the individual goals and determined that some of our NEOs’ achievements exceeded the pre-established individual goals and some partially achieved them. On balance, the Compensation Committee determined, based on the level of achievement of each NEO’s individual accomplishments and leadership against these pre-established goals, as reflected in the summaries below, to award each NEO the “high” or near “high” level for the individual performance portion of the 2023 annual incentive awards.

The Compensation Committee concluded that our NEOs successfully navigated unique challenges and set Welltower up for a stronger long-term position.

See below for summaries of key achievements of each of our NEOs during 2023 and the connection between these achievements and the pre-established individual goals.

WELLTOWER • 2024 Proxy Statement	41

Executive Compensation
Compensation Elements and Results

Establish

Early in the year, our CEO, in consultation with the Compensation Committee for his own performance and with each of his direct reports for their own performance, establishes specific categories of individual performance and areas of focus by which each NEO is to be rigorously measured against based on their degree of impact within the organization and for performance that is not feasible to purely assess in a quantitative manner.

Review

At the end of the year, our CEO submits written recommendations to the Chair of the Board and Compensation Committee on the performance of our NEOs. Our CEO discusses these recommendations with the Compensation Committee in executive session.

Evaluate

The Compensation Committee reviews our CEO's recommendations and undertakes an analysis of each of our NEOs' key achievements compared to their pre-established goals. The Compensation Committee also assesses those achievements in the context of Welltower's financial performance. The Compensation Committee also considers feedback from the Chair of the Board and other Board members.

Approve

The Compensation Committee then determines the performance ranking for our CEO and each NEO.

42	WELLTOWER • 2024 Proxy Statement

Executive Compensation
Compensation Elements and Results

MR. MITRA
Individual Goals	Key Achievements	Performance Ranking
Advance Overall Strategy
•Continue to lead the execution of the strategic plan to ensure we are positioned to drive sustainable shareholder value.
•Provide leadership to senior management to meet operational, balance sheet, and ESG goals and guidance on capital allocation decisions.
•Collaborate with the COO on advancing all areas of our operating platform initiatives.
•Communicate effectively with members of the Board on matters of tactical and strategic importance, including risk management matters.

•Continued to execute on strategic opportunities to drive long-term per share growth, including the development of an industry-leading operating platform and enhancement of our data analytics platform and capabilities.
•Worked closely with the COO and other members of senior management to drive industry-leading seniors housing results and maintain peer-leading KPIs within the Outpatient Medical segment.
•Actively engaged with senior management and SHO partners to transition 100+ properties in the US, UK, and Canada to existing partners.
•Collaborated with senior management, members of the investment team, and operating partners on restructuring certain operating agreements, including a shift from triple-net to RIDEA structures for several properties that allows Welltower to participate in the operating cash flows of these properties.
•Collaborated with the CFO and members of the capital markets team to significantly reduce balance sheet leverage metrics and to ensure significant liquidity and funding sources to capitalize on accretive capital deployment opportunities.
•Served as Co-Chair of the ESG Steering Committee, which provides strategic oversight and accountability for advancing our ESG priorities.
•Collaborated with the CIO and senior management to complete approximately $6 billion of capital deployment.
•Evaluated and executed on capital deployment opportunities spanning all property types across the US, UK, and Canada.
•Collaborated with the COO on increasing headcount in the operations division, which grew by 47%.
•Regularly communicated with, and frequently provided updates to, the Board.
•Assisted the Chair of the Board to hold efficient board meetings and coordinated the involvement of management to present to the Board on strategic initiatives and other key topics.
HIGH
Optimize Shareholder Value
•Collaborate with the CIO and other members of senior management on all capital allocation decisions with the objective of driving long-term per share value, while concurrently assessing risk and opportunity cost.
•Collaborate with the CFO on maintaining our position as an industry sector leader in attracting and accessing capital and exercising prudent balance sheet management.
•Expand and diversify our investor base with an emphasis on long-term shareholders.
•Maintain effective communication with investors, analysts, and the general public and provide insight into our strategy.
•Continuously explore opportunities to strengthen our financial position, growth, and profitability.

•Actively worked with the CIO and other members of senior management and the investment team to evaluate and execute on capital deployment opportunities.
•Oversaw our exchangeable senior note issuance, resulting in net proceeds of approximately $1.0 billion at a 2.75% rate, and our $1.8 billion common stock offering at efficient pricing levels.
•Frequently communicated with our key stakeholders, including equity and debt investors, operating partners, rating agencies, and health care industry groups.
•Participated in investor conferences and seniors housing and outpatient medical industry events.
•Worked closely with the Board and senior management to evaluate opportunities to further enhance our position as a leader among global REITs and other S&P 500 companies.

WELLTOWER • 2024 Proxy Statement	43

Executive Compensation
Compensation Elements and Results

MR. MITRA
Individual Goals	Key Achievements	Performance Ranking
Position Welltower as an ESG Industry Leader
•Provide leadership and champion Welltower as a thought leader and agent of change for the aging population in health care delivery and ESG – notably, diversity, inclusion, and sustainability.
	•Served as Co-Chair of our ESG Steering Committee, providing ongoing support for our diversity and inclusion initiatives and fostering an inclusive environment.	HIGH
Advance Organizational Culture, Learning, and Development Initiatives
•Present a leadership development plan to the Board that evaluates key talent readiness to assume critical roles.
•Collaborate with the SVP, Head of Human Capital on implementing the 2023 Welltower Employee Engagement Survey, evaluating survey results, and taking appropriate action.
•Appropriately balance corporate-level expenditures with our growth objectives, including buildout of a best-in-class operating platform.
•Cultivate and deliver on various leadership and cultural objectives to enhance teamwork, collaboration, and communications.

•Prepared and presented a key talent readiness plan to the Board.
•Implemented the 2023 Welltower Employee Engagement Survey, achieving a 90% completion rate, and identified areas for improvement based on survey results and provided materials, tools, and knowledge to managers to address identified improvement areas effectively.
•Supported the COO in hiring efforts to build out the operating platform.
•Regularly convened all employees in dynamic town hall sessions to facilitate open dialogue, share key updates, and reinforce a sense of unity and shared purpose.
•Pioneered a modernized intranet infrastructure dedicated to employee communications and resources, ensuring seamless information flow and fostering a connected organizational culture.
•Established an interactive platform for executive leaders to engage with the workforce, sharing insights, addressing queries, and educating employees through a thought-provoking speaker series and an engaging internal podcast.
•Offered a comprehensive mentorship initiative designed to nurture professional growth, foster cross-functional collaborations, and cultivate a supportive environment for talent development.
•Elevated diversity, equity, and inclusion by fostering executive sponsorship of employee network groups, reinforcing our commitment to creating a workplace that celebrates and embraces diverse perspectives.

44	WELLTOWER • 2024 Proxy Statement

Executive Compensation
Compensation Elements and Results

MR. MCHUGH
Individual Goals	Key Achievements	Performance Ranking
Advance Organizational Culture, Leadership, and Development Initiatives
•Provide effective oversight of the accounting, financial reporting, financial planning and analysis, risk management, tax, treasury, and capital markets functions.
•Collaborate with senior management to develop talent in key positions and to maintain high employee morale and retention, improve productivity, promote better decision making, and train future leaders.
•Contribute to cultural initiatives and support the implementation of and follow up to the 2023 Welltower Employee Engagement Survey.

•Effectively oversaw critical functions, including accounting, financial reporting, financial planning and analysis, risk management, tax, treasury, and capital markets.
•Ensured the integrity of financial processes, accuracy and speed in reporting, and proactive management of financial risks through strategic guidance and meticulous oversight.
•Championed advanced technological integration within the financial ecosystem.
•Enhanced reporting capabilities, providing insightful data visualizations that empowered informed decision-making.
•Supported the SVP, Head of Human Capital in administering 9-box assessments, creating skills maps, and assisting in developing the next generation of leaders.
•Strategically hired talent in key growth areas, injecting strategic skill sets into the organization to fuel future expansion and ensuring sustained success.
•Advanced cultural initiatives and actively contributed to the successful execution of and subsequent follow-up to the 2023 Welltower Employee Engagement Survey, achieving a 90% completion rate.
•Advised on enhancement efforts for key financial functions.
HIGH
Position Welltower as an ESG Industry Leader in “E” and “S”
•Maintain already high scores from external ESG rating agencies and identify any areas for improvement.
•Be actively involved and participate with Welltower’s employee network groups and the Welltower Charitable Foundation.

•Sustained exceptional performance by maintaining high scores from external ESG rating agencies.
•Maintained a “Low Risk” rating from Sustainalytics and upheld an MSCI ESG Rating of Level A or above (Level AA).
•Engaged and participated in our employee network groups.
•Served as Executive Sponsor of CORE, our women's networking group.
•Served as a board member of the Welltower Foundation, providing oversight and managing corporate grants and the employee match program.

Maintain Balance Sheet Strength and Efficient Cost of Capital
•Exercise discipline in management of our balance sheet, including access to a plurality of capital sources, maintaining appropriate balance sheet leverage, and further strengthening our long-term capital structure.
•Formulate strategy for addressing 2024 and 2025 senior unsecured note maturities.
•Maintain effective communication and transparency with investors, rating agencies, analysts, and the general public.
•Ensure a fully funded dividend based on Normalized FFO payout ratio and provide guidance to the Board on dividend policy.

•Led our exchangeable senior note issuance, resulting in net proceeds of approximately $1.0 billion at a 2.75% rate, which, in part, are expected to address 2024 debt maturities.
•Led the execution of a $1.8 billion common stock offering at efficient pricing levels.
•Frequently communicated with our key stakeholders, including equity and debt investors, operating partners, rating agencies, and health care industry groups.
•Participated in investor conferences and seniors housing and outpatient medical industry events.
•Provided guidance to the Board on potential future dividend changes.

Advance Processes and Technology Initiatives
•Implement process, procedures, and technology advancements to drive cost control and efficiencies.
•Manage financial controls environment.
•Execute on various continuing process improvement initiatives.
•Appropriately balance corporate-level expenditures with our growth objectives, including buildout of a best-in-class operating platform.
•Oversaw improvements of our use of technology and processes to increase our efficiency in reporting earnings and performing other accounting functions.

WELLTOWER • 2024 Proxy Statement	45

Executive Compensation
Compensation Elements and Results

MR. BURKART
Individual Goals	Key Achievements	Performance Ranking
Continue to Build and Leverage an Internal Team to Drive Performance
•Leverage team expertise to drive financial and operational performance.
•Attract, develop, and retain key talent.
•Continue to reduce the rate of growth of seniors housing operating property operating expenses with a focus on collaborating with operators on lowering agency labor utilization.

•Oversaw the growth of the operations division, which grew by 47% in 2023, including the creation of three key departments.
•Hired key leaders to elevate and advance our cybersecurity and IT infrastructure capabilities.
•Improved care billing to ensure care provided is billed appropriately, reducing agency labor.
NEAR HIGH
Advance Asset Level Financial Performance
•Advance opportunities to strengthen our financial performance and growth.
•Positively impact our partners’ operational ability.
•Maintain strong leasing and occupancy levels.
•Further strengthen the growth profile of our portfolio through diligent asset management.

•Achieved significant progress in driving operational improvement across our portfolio.
•Substantially improved SHO portfolio profitability (margin expansion) through outsized revenue growth and significant expense improvements.
•Collaborated with operating partners on property-level operations, resulting in positive developments for residents and employees and positively affecting financial performance.
•Successfully launched various pilot programs and system integrations that will provide future opportunities to improve our partners’ operational ability.
•Significantly increased SHO portfolio occupancy levels from prior year levels.
•Assisted in successfully transitioning numerous assets to new and existing operators.

Advance Data and Technology Performance
•Consolidate enterprise application landscape and centralize key transactional and master data for more efficient and accurate reporting.
•Update technology infrastructure to improve scalability and security and reduce enterprise risk.
•Continue to evolve governance processes and forums to drive higher project throughput, optimized cost models, and improved project delivery.
•Provide active oversight of cybersecurity initiatives and safeguards.

•Orchestrated the successful consolidation of our enterprise application landscape, centralizing critical data and streamlining reporting processes.
•Transformed our technology infrastructure through various corporate initiatives to enhance scalability and security measures and minimize enterprise risk.
•Successfully deployed a cutting-edge SaaS platform.
•Implemented robust system performance monitoring, enhancing visibility into system operations and driving cost efficiency.
•Oversaw penetration tests and a review of our network architecture to identify and mitigate potential cybersecurity risks to ensure a resilient and secure operational environment.
•Revitalized governance processes and forums, achieving higher project throughput, optimized cost models, and improved project delivery.
•Oversaw the successful upgrade of network infrastructure, enabling faster and more reliable data transmission and communication.
•Created new project specific reporting processes providing detailed views of actual and forecasted project costs and internal resource hours.
•Established a new process to evaluate and approve smaller-scale projects while leveraging the same project management methodology to drive consistent and faster execution.
•Oversaw cybersecurity initiatives and safeguards, including updating the corporate incident response plan, aligning it with the current threat landscape and best practices.
•Conducted internal comprehensive cybersecurity awareness programs for all employees, systematically testing their knowledge and skills through phishing campaigns.

46	WELLTOWER • 2024 Proxy Statement

Executive Compensation
Compensation Elements and Results

MR. MCQUEEN
Individual Goals	Key Achievements	Performance Ranking
Advance Strategic Transactions
•Protect infrastructure by reducing our exposure to risk, including enterprise risk, and ensuring compliance with regulatory and SEC requirements.
•Streamline the flow of information to ensure accuracy of data for completion of transactions.
•Utilize joint cost-sharing agreements and alternative billing arrangements where appropriate.
•Collaborate with the Capital Markets team to maintain balance sheet strength and efficient cost of capital.
•Collaborate with the COO to advance our operating platform initiatives.

•Partnered with the Investments team to maintain successful and profitable operator relationships through strategic restructuring.
•Continued to develop comprehensive workstreams for compliance management in connection with regulatory filings.
•Assisted the CFO in executing our exchangeable senior note issuance, resulting in net proceeds of approximately $1.0 billion at a 2.75% rate, and our $1.8 billion common stock offering at efficient pricing levels.
•Partnered with the COO to create and implement governance processes to advance the operating platform with optimized cost models and improved project delivery.
•Served as a key legal resource and partner to the COO on operations functions and asset management.
HIGH
Position Welltower as an ESG Industry Leader in “S” and “G” Business Practices
•Continue to enhance ESG disclosure and reporting efforts.
•Partner with the CFO on maintaining high scores from external ESG rating agencies and continue to improve areas of opportunities.
•Be actively involved with cultural and social initiatives and support the implementation of and follow up to the 2023 Welltower Employee Engagement Survey.

•Improved ESG disclosure and reporting, resulting in significant achievements, including Top 3 for Real Estate in 2023 Labrador's Most Transparent Companies.
•Collaborated with the CFO to achieve and sustain high scores from external ESG rating agencies.
•Successfully refreshed our Diversity Council, redefining its mission and goals to align with our commitment to fostering an inclusive workplace.
•Implemented executive level involvement with our employee network groups to increase employee participation.
•Oversaw the successful execution of and subsequent follow-up to the 2023 Welltower Employee Engagement Survey, achieving a 90% completion rate and creating an action plan to address survey results.
•Actively engaged in cultural and social initiatives.

Leverage Internal Team to Drive Efficiencies and Optimize Financial Performance
•Advance the efforts of the Legal, Risk Management, Human Capital, and Internal Audit teams to support our business performance.
•Expand the visibility of the Legal team members to ensure increased collaboration and partnership with internal partners.
•Continue to grow and develop the Legal team members to maximize potential of the team, including through creating succession plans for key positions.

•Empowered leaders of Legal, Risk Management, Human Capital, and Internal Audit teams, ensuring their capabilities fostered greater organizational impact.
•Strategically guided Legal team efforts, contributing to cohesive, effective organizational success.
•Successfully elevated Legal team visibility, fostering increased collaboration and strategic partnerships with internal partners.
•Implemented strategic initiatives to enhance the Legal team's engagement with internal partners, which cultivated a more cohesive and collaborative working environment.
•Maximized the Legal team's potential through strategic initiatives, including the implementation of 9-box assessments for comprehensive insights into individual and team performance.
•Led the creation and implementation of skills maps, strategically enhancing workforce planning efforts.

WELLTOWER • 2024 Proxy Statement	47

Executive Compensation
Compensation Elements and Results
Annual Incentive Payouts
The table below shows the annual incentive payouts for each NEO based on the achievement described above for the corporate and individual performance measures, and the Compensation Committee approved such payouts at its February 13, 2024 meeting. The performance on the corporate and individual measures resulted in the above-target payouts below.

	2023 Annual Incentive Opportunity ($)			Corporate Performance ($)				Individual Performance ($)	2023 Annual Incentive Bonus Earned
	Threshold	Target	High	Normalized FFO per Share	Adjusted Fixed Charge Coverage	G&A Expense	ESG Measures		% Payout (as a % of Target)	Amount ($)
Shankh Mitra	1,350,000	2,700,000	5,400,000	1,620,000	810,000	—	270,000	1,620,000	160%	4,320,000
Timothy G. McHugh	521,250	1,042,500	2,085,000	625,500	312,750	—	104,250	625,500	160%	1,668,000
John F. Burkart	468,750	937,500	1,875,000	562,500	281,250	—	93,750	548,438	159%	1,485,938
Matthew G. McQueen	371,875	743,750	1,487,500	446,250	223,125	—	74,375	446,250	160%	1,190,000
Long-Term Equity Incentive Compensation
2023-2025 Long-Term Incentive Program
The NEOs received long-term equity incentive awards under the 2023-2025 Long-Term Incentive Program (“2023-2025 LTIP”) in the form of performance stock units (“PSUs”) (70%) and a choice of restricted stock units (“RSUs”) or stock options (30%). All awards vest subject to continued service with Welltower, and the PSUs are also subject to the achievement of performance metrics established by the Compensation Committee at the beginning of the performance period.

LONG-TERM EQUITY INCENTIVE COMPENSATION
70%
30%
Performance Stock Units
(3-year performance period)
40% Relative TSR vs. FTSE Nareit Equity Health Care Index
40% Relative TSR vs. MSCI US REIT Index
20% (Net Debt + Preferred)/Annualized Adjusted EBITDA
Time-Based Restricted Stock Units or Stock Options
Vest over four years

Performance Stock Units
The Compensation Committee set two metrics for the 2023 PSUs: 80% of the performance grant (56% of each NEO’s total equity incentive grant) is subject to Welltower’s relative total shareholder return (“TSR”) for the three-year forward-looking performance period ending December 31, 2025 (“TSR-Based LTIP”) and the remaining 20% (14% of each NEO’s total equity incentive grant) is subject to Welltower’s performance against the (Net Debt + Preferred)/Annualized Adjusted EBITDA measure. The Compensation Committee selected a relative TSR performance metric because it allows shareholders to evaluate Welltower’s performance in comparison to its peers—the companies that constitute two independent, widely-used REIT indexes:
•40% (28% of the total equity incentive grant) will be measured against the FTSE Nareit Equity Health Care Index; and
•40% (28% of the total equity incentive grant) will be measured against the Morgan Stanley (MSCI) US REIT Index (the “MSCI US REIT Index”).
A relative metric also mitigates the impact of broad market trends that do not reflect Welltower’s actual performance.
The Compensation Committee set the target performance goal for the 2023-2025 TSR-Based LTIP at the TSR of the relevant index, the threshold performance goal at 6% minus the TSR of the relevant index, and the high performance goal at 6% above the TSR of the relevant index.

48	WELLTOWER • 2024 Proxy Statement

Executive Compensation
Compensation Elements and Results
The (Net Debt + Preferred)/Annualized Adjusted EBITDA measure is included in the program to emphasize the importance of Welltower’s balance sheet and leverage strategy and to create an incentive to keep Welltower’s long-term indebtedness at a reasonable range of leverage. The Compensation Committee believes it is important that Welltower does not compromise the strength of its balance sheet to grow other areas of the business. For this measure, the Compensation Committee set the target in line with Welltower’s strategic goals.
For relative TSR measures, reaching the threshold, target, or high achievement levels would result in a payout of 25%, 100%, or 300%, respectively, of the target award opportunity. For (Net Debt + Preferred)/Annualized Adjusted EBITDA measure, reaching the threshold, target, or high achievement levels would result in a payout of 50%, 100%, or 200%, respectively, of the target award opportunity. Payout amounts between levels will be interpolated, and there will be no payout for metrics with outcomes below the threshold achievement levels.
For any performance-based awards earned, the NEOs have a required two-year holding period after the end of the performance period.
Restricted Stock Units or Stock Options
The remaining 30% of each NEO’s 2023 equity incentive opportunity was granted in the form of a time-based award that vests and, if applicable, becomes exercisable over four years beginning on January 15, 2024. The NEOs were offered the opportunity to elect to receive their time-based awards in the form of either RSUs and/or nonqualified stock options. The table below shows the NEOs’ respective elections. Because the ultimate value of the RSUs and stock options is tied to Welltower’s stock price, the Compensation Committee believes that offering these time-based awards that vest independent of corporate performance promotes the retention of Welltower’s talented management team, while still incentivizing a focus on long-term results and the interests of Welltower’s shareholders.

	Election of RSUs and Nonqualified Stock Options
Name	RSUs	Nonqualified Stock Options
Shankh Mitra	100%	0%
Timothy G. McHugh	100%	0%
John F. Burkart	50%	50%
Matthew G. McQueen	100%	0%
Ayesha Menon(1)	100%	0%
(1) Ms. Menon resigned her position as an executive officer of Welltower effective December 28, 2023.
2023-2025 LTIP Award Opportunities
The Compensation Committee, in consultation with its independent consultant, approved the target 2023-2025 LTIP opportunities for the NEOs as set forth in the table below in February 2023. These award opportunities reflect the Compensation Committee’s assessment of compensation data for peers with substantially similar roles and responsibilities provided by the consultant, each NEO’s relative duties and responsibilities, each NEO’s impact on Welltower’s results, and the inherent risk by tying the majority of these award opportunities to rigorous performance objectives. The table below shows the grant date target value of the 2023 equity incentive awards, and the 2023 Grants of Plan Based Awards table shows the grant date fair value based on a Monte Carlo valuation model in accordance with FASB ASC Topic 718.

Name	TSR vs FTSE Nareit Equity Health Care Index ($)	TSR vs MSCI Index ($)	(Net Debt + Preferred)/ Annualized Adjusted EBITDA Ratio ($)	Time- Based RSU ($)	Time- Based Options ($)	Total Opportunity ($)
Shankh Mitra	4,070,940	3,787,698	1,217,547	2,577,006	—	11,653,191
Timothy G. McHugh	1,583,150	1,473,000	473,478	1,002,177	—	4,531,805
John F. Burkart	1,357,021	1,262,604	405,849	429,525	450,004	3,905,003
Matthew G. McQueen	768,938	715,438	229,969	486,805	—	2,201,150
Ayesha Menon(1)	542,808	505,042	162,340	343,606	—	1,553,796
(1) Ms. Menon resigned her position as an executive officer of Welltower effective December 28, 2023.
NEOs who earn PSUs or RSUs also receive dividend equivalent rights entitling them to a cash payment from Welltower in an amount equal to any dividends paid on Welltower’s common stock as and when such shares vest.

WELLTOWER • 2024 Proxy Statement	49

Executive Compensation
Compensation Elements and Results
Profits Interest Program
In January 2023, Welltower adopted a new program common among its peers and the broader REIT industry, providing for grants of equity incentive awards based on separate classes of units of membership interests in Welltower OP, referred to as “LTIP Units” and “Option Units.” LTIP Units are structured as “profits interests” for U.S. federal income tax purposes, which means that they cannot have any value on the date of grant were Welltower OP to be liquidated on that date. As profits interests, LTIP Units only have value, other than with respect to the right to receive distributions, if the value of the assets of Welltower OP increases between the time of issuance of LTIP Units and the date of a book-up event for partnership tax purposes. Option Units are also structured as “profits interests,” except that they also have an implied purchase price comparable to the exercise price of a stock option. At the time of a book-up event, asset gains are allocated to all outstanding units as provided under the governing documents of Welltower OP. Once Option Units have vested, they may be converted into LTIP Units, after taking into account the implied purchase price for the Option Units. As a result, the conversion ratio from Option Units to LTIP Units will always be less than one to one. Once LTIP Units have been allocated value equivalent to the Class A common units of Welltower OP, the LTIP Units may be converted, subject to the satisfaction of all applicable vesting conditions, currently on a one-for-one basis into Welltower OP Class A common units. Welltower OP Class A common units are exchangeable by the holder for cash or, at Welltower’s election, currently on a one-for-one basis into shares of Welltower common stock. Neither LTIP Units nor Option Units may be exchanged for cash or Welltower common stock.
LTIP Units and Option Units are intended to offer Welltower executives similar long-term incentives as RSUs (in the case of LTIP Units) and stock options (in the case of Option Units). Welltower offers this program to its executives solely as an alternative to Welltower’s established annual long-term incentive programs, and importantly does not provide any additional equity awards. Accordingly, Welltower executives (including our NEOs) were eligible to elect to receive, on a one-for-one basis, their awards of PSUs and RSUs under the 2023-2025 LTIP in the form of LTIP Units and, as applicable, their awards of stock options under the 2023-2025 LTIP in the form of Option Units. All LTIP Units and Option Units received by Welltower executives in respect of their 2023-2025 LTIP awards are subject to the same vesting and other terms and conditions as those that applied to the original awards under the 2023-2025 LTIP. All of our named executive officers elected to receive their 2023-2025 LTIP awards in the form of LTIP Units and/or Option Units.
Additionally, when Welltower adopted this profits interest program, executives (including our NEOs) were eligible to elect to exchange, on a one-for-one basis, certain of their then-outstanding PSUs and RSUs for awards of LTIP Units, and their then-outstanding stock options for awards of Option Units. All exchanged awards remained subject to the same vesting and other material terms and conditions as those that applied to the original award.
Welltower OP did not grant awards to any Welltower employee, including any of our NEOs, in 2023 other than in exchange for the cancellation of a previously granted Welltower stock award or in lieu of a stock award that would otherwise have been granted under the 2023-2025 LTIP.
Status of LTIP Award Programs
The graphic below summarizes the performance periods and outcome, or projected outcome, of Welltower’s LTIP awards granted from 2018 to 2023.

(1)The performance period for these awards remains open and the payout percentage has not been determined. Welltower makes no prediction as to the future performance of Welltower’s stock.

50	WELLTOWER • 2024 Proxy Statement

Executive Compensation
Compensation Elements and Results
2021-2023 LTIP Award Results
This forward-looking program covered the three-year performance period ended December 31, 2023. The Compensation Committee established goals in early 2021 for the three measures described below based on Welltower’s internal projections. The components of the three-year program were consistent with Welltower’s long-term strategic objectives. Based on the performance compared to these goals and the weightings of each goal, the payout of the 2021-2023 Long-Term Incentive Program (“2021-2023 LTIP”) was at 150% (high level).
Total Shareholder Return vs. FTSE Nareit Equity Health Care Index

Weighting	2023 Goal

Why Welltower chose this measure:
Total shareholder return relative to the companies included in the FTSE Nareit Equity Health Care Index, which includes Welltower's primary competitors, allows for a meaningful comparison of Welltower's performance relative to other companies in its industry. We have used this index or similar indices since 2002 to measure Welltower's performance.

Total Shareholder Return vs. Morgan Stanley (MSCI) US REIT Index

Weighting	2023 Goal

Why Welltower chose this measure:
Total shareholder return relative to all REITs included in the MSCI US REIT Index measures performance relative to other real estate sections that compete with us for investment capital. This allows Welltower to reward executives for performance beyond market-driven results. We have used this index or similar indices since 2002 to measure Welltower's performance.

WELLTOWER • 2024 Proxy Statement	51

Executive Compensation
Compensation Elements and Results
Ratio of Net Debt Plus Preferred Stock to Annualized Adjusted EBITDA

Weighting	2023 Goal

Why Welltower chose this measure:
This measure is included in the program to emphasize the importance of Welltower's balance sheet and leverage strategy and to create an incentive to keep Welltower's long-term indebtedness at the lower end of a reasonable range of leverage. The Compensation Committee believes it is important that Welltower does not compromise the strength of its balance sheet to grow other areas of the business. Net Debt plus Preferred Stock to Annualized Adjusted EBITDA is the ratio of the following: the sum of Welltower's secured debt and unsecured debt, less cash and cash equivalents and restricted cash, and the total of Welltower's preferred stock relative to Annualized Adjusted EBITDA. See Appendix A for a discussion and reconciliation of non-GAAP measures. For this measure, the Compensation Committee set the target in line with Welltower's strategic goal.

2021-2023 LTIP Award Payouts
The table below outlines the long-term incentive earnings opportunities for the 2021-2023 performance period and the payouts that were approved at the Compensation Committee’s February 13, 2024 meeting. These actual amounts are not included in the 2022 or 2023 portion of the “Summary Compensation Table” because the grant date fair value was included in the Summary Compensation Table reporting compensation awarded in 2021.

	2021-2023 Long-Term Incentive Program Opportunities and Payouts (1)
	Threshold (#)	Target (#)	High (#)	Value of Earned Award ($)(2)	Restricted Shares (#)	DER Accrual Payout ($)(3)
Shankh Mitra	41,042	82,084	123,126	10,745,206	123,126	901,282
Timothy G. McHugh	16,418	32,835	49,253	4,298,309	49,253	360,532
John F. Burkart	3,391	6,781	10,172	887,710	10,172	62,049
Matthew G. McQueen	5,473	10,946	16,419	1,432,886	16,419	120,187
Ayesha Menon	5,473	10,946	16,419	1,432,886	16,419	120,187
(1)In January 2023, each of the NEOs elected to exchange his or her 2021-2023 PSU awards, on a one-for-one basis, for awards of performance-based LTIP Units.
(2)Value reported is based on a per share closing price of $87.27 on February 13, 2024, the date the Compensation Committee certified the earned award. The shares issued in settlement of the award vested immediately.
(3)Represents accrued dividend equivalent right payments for the shares actually earned.
2022-2025 Outperformance Program (“2022-2025 OPP”)
In 2019, the Compensation Committee began evaluating the appropriateness of a differentiated program focused on longer-term and more rigorous shareholder value creation than what is provided for under the annual LTIP program. The Compensation Committee considered that Welltower’s competition for talent comes not just from other public REITs, but also from investment banks and private equity firms that offer similar incentive structures, and concluded that, in order to compete for talent, it needed to expand its compensation program. As a result, in December 2021, the Compensation Committee granted one-time performance-based stock option awards (which were described in Welltower’s 2022 proxy statement) in order to acknowledge Welltower’s significant outperformance relative to industry peers during 2021 and provide further incentive to Welltower’s executives and key employees to achieve strong future and sustained financial performance. At that time, the Compensation Committee also decided to grant outperformance program awards for the four-year period covering 2022 through 2025 with the intent of incentivizing Welltower’s senior management team to achieve longer-term and stronger future performance and create significant shareholder value. Those grants were made in early 2022 and were described in Welltower’s 2023 proxy statement. The likelihood of achievement upon the grant of the 2022-2025 OPP awards was deemed to be improbable and thus no accounting value in respect of these awards has been included in the Summary Compensation Table.
No additional programs were established in 2023 and the Compensation Committee has committed not to implement a new outperformance program for the duration of the existing, outstanding 2022-2025 OPP.

52	WELLTOWER • 2024 Proxy Statement

Executive Compensation
Compensation Elements and Results
Benefits and Perquisites
We provide very limited perquisites to our executive officers and do not view them as a significant element of our compensation program. The following summarizes various benefits and perquisites received by the NEOs.
NEOs are eligible to participate in the same benefit programs as all other Welltower employees, including health and dental insurance, group life insurance, short- and long-term disability coverage, partial reimbursement of health club/gym membership fees, Welltower’s tax-qualified retirement plan and trust (the “401(k) Plan”), and the Employee Stock Purchase Program.
In 2023, (1) Welltower paid for executive physicals on behalf of Messrs. Mitra, McHugh, and Burkart and (2) Ms. Menon received payments as described under “Potential Payments Upon Termination or Change in Corporate Control - Transition Agreement with Ms. Menon.”
The Compensation Committee reviews Welltower’s policies with respect to perquisites on a regular basis.
OTHER COMPENSATION INFORMATION
Hedging Policy
Welltower’s directors, executive officers, and its other employees are prohibited from entering into hedging or monetization transactions with respect to Welltower’s securities.
Clawback Policies
During 2023, Welltower adopted a clawback policy that is intended to comply with the requirements of NYSE Stock Market Listing Standard 303A.14 implementing Rule 10D-1 under the Exchange Act. In the event Welltower is required to prepare an accounting restatement of its financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws, Welltower will recover the excess incentive-based compensation received by any covered executive, including our named executive officers, during the prior three fiscal years that exceeds the amount that the executive otherwise would have received had the incentive-based compensation been determined based on the restated financial statements. In addition, Welltower maintains a separate clawback policy under which, if an action or omission by a covered officer (1) constitutes a material violation of Welltower’s Code of Business Conduct & Ethics or other Welltower policy or (2) results in material financial or reputational harm to Welltower, then the Compensation Committee may require the covered officer to repay to Welltower incentive compensation received by or awarded to such covered officer. The amount and form of the compensation to be recouped is to be determined by the Compensation Committee in its sole discretion.
Ownership Guidelines
Each executive officer is required to own an amount of Welltower’s equity securities with a fair market value of at least three times his or her annual base salary (six times for the CEO). Executive officers have five years from the date in which they are subject to the guidelines to achieve the required ownership level. No NEO has been in his or her role for five years other than Mr. McQueen (who satisfies the ownership guidelines). Each other NEO is on track to satisfy the relevant ownership guideline before his or her deadline.

Minimum Equity Ownership Requirement

6x base salary CEO	3x base salary Other NEOs
Tax Deductibility of Executive Compensation
The Compensation Committee has considered the anticipated tax treatment to Welltower regarding the compensation and benefits paid to the NEOs under Section 162(m) of the Code. In general, Section 162(m) places a limit of $1,000,000 on the amount of compensation that may be deducted annually by Welltower with respect to certain “covered employees,” which includes all of its current NEOs. The Compensation Committee believes in the importance of providing competitive compensation packages in order to attract and retain capable employees, including “covered employees,” has sought to maintain flexibility in compensating its employees, including its executives, and is committed to maintaining a strong link between Welltower’s performance and the pay of its employees, especially its executives. As a result, Welltower has not adopted a policy requiring that all compensation be deductible under the Code, including Section 162(m) of the Code.
Because Welltower operates in such a manner that it will qualify as a REIT under the Code, and therefore is not subject to federal income taxes to the extent Welltower distributes at least 90% of its REIT taxable income, the substantially greater limits on deductibility imposed under Section 162(m) in 2018 and later years has not had, and is expected in the future not to

WELLTOWER • 2024 Proxy Statement	53

Executive Compensation
Other Compensation Information
have, material adverse consequences for Welltower’s after-tax financial performance. If in the future restrictions on deductibility under Section 162(m) becomes a material consideration for Welltower, the Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments to executive officers and benefits to the extent reasonably practical and to the extent consistent with its other compensation objectives, but the Compensation Committee reserves the right to pay compensation not exempt from these limits where it considers such compensation appropriate.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in Welltower’s Annual Report on Form 10-K for the year ending December 31, 2023, and this Proxy Statement.
Submitted by the Compensation Committee
Philip L. Hawkins, Chair
Dennis G. Lopez
Johnese M. Spisso
Kathryn M. Sullivan

54	WELLTOWER • 2024 Proxy Statement

Executive Compensation Tables
SUMMARY COMPENSATION TABLE
The table below presents the total compensation of the NEOs for each indicated year.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total Compensation ($)

Shankh Mitra	2023	1,200,000	11,653,191	—	4,320,000	26,700	17,199,891
Chief Executive Officer	2022	1,150,044	7,754,249	2,700,000	2,634,267	28,375	14,266,935
	2021	1,000,039	5,999,991	1,500,088	3,920,000	333,592	12,753,710

Timothy G. McHugh	2023	695,000	4,531,805	—	1,668,000	25,500	6,920,305
Executive Vice President – Chief Financial Officer	2022	675,026	3,728,158	350,009	1,159,650	23,650	5,936,493
	2021	600,000	2,703,156	297,002	1,764,000	14,250	5,378,408

John F. Burkart	2023	625,000	3,454,999	450,004	1,485,938	29,500	6,045,441
Executive Vice President – Chief Operating Officer	2022	600,000	2,584,822	900,000	1,010,550	26,800	5,122,172
	2021	273,076	903,391	—	634,438	—	1,810,905

Matthew G. McQueen	2023	595,000	2,201,150	—	1,190,000	16,500	4,002,650
Executive Vice President – General Counsel & Corporate Secretary	2022	575,022	1,633,839	—	658,567	15,250	2,882,678
	2021	550,021	850,158	150,001	1,045,000	14,250	2,609,430

Ayesha Menon(4)	2023	585,000	1,553,796	—	—	1,048,500	3,187,296
Former Executive Vice President – Wellness Housing and Development	2022	565,022	1,166,672	172,519	625,926	15,250	2,545,389
	2021	550,021	850,158	150,001	1,023,000	14,250	2,587,430
(1)Amounts set forth in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718 for the performance-based and time-based stock awards.

	2021-2023 LTIP			2022-2024 LTIP			2023-2025 LTIP
		Performance-Based			Performance-Based			Performance-Based
Grant Date Fair Value for Stock Awards Name	Time- Based ($)	Target ($)	Maximum ($)	Time- Based ($)	Target ($)	Maximum ($)	Time- Based ($)	Target ($)	Maximum ($)
Shankh Mitra	749,953	5,250,038	7,875,057	—	7,754,249	21,980,265	2,577,006	9,076,185	26,011,008
Timothy G. McHugh	603,052	2,100,104	3,150,156	712,489	3,015,669	8,548,221	1,002,177	3,529,628	10,115,406
John F. Burkart	271,020	632,371	948,557	—	2,584,822	7,326,973	429,525	3,025,474	8,670,573
Matthew G. McQueen	150,058	700,100	1,050,150	427,493	1,206,346	3,419,488	486,805	1,714,345	4,913,066
Ayesha Menon	150,058	700,100	1,050,150	175,641	991,031	2,809,191	343,606	1,210,190	3,468,230
For valuation assumptions, refer to Note 15 to the consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2023. For the PSUs granted under the 2023-2025 LTIP, also refer to the relevant section of the Compensation Discussion and Analysis at pages 48-50.
(2)Amounts set forth in this column represent the grant date fair value of stock options under the 2023-2025 LTIP calculated in accordance with FASB ASC Topic 718 (see below and pages 48-50 for additional information regarding this program). For additional information regarding valuation assumptions, refer to Note 15 to the consolidated financial statement in our annual report on Form 10-K for the year ended December 31, 2023.

WELLTOWER • 2024 Proxy Statement	55

Executive Compensation Tables
Summary Compensation Table
(3)“All Other Compensation” includes the following:

Name	Welltower Contribution to 401(k) Plan ($)	Executive Physical($)(a)	Cash Severance Payments ($)(b)	Total ($)
Shankh Mitra	16,500	10,200		26,700
Timothy G. McHugh	16,500	9,000	—	25,500
John F. Burkart	16,500	13,000	—	29,500
Matthew G. McQueen	16,500	—	—	16,500
Ayesha Menon	16,500	—	1,032,000	1,048,500
(a)See “Compensation Discussion and analysis – Benefits and Perquisites” for additional information regarding the executive physicals paid for by Welltower on behalf of Mr. Mitra, Mr. McHugh, and Mr. Burkart. All of the NEOs other than Ms. Menon participated in Welltower’s medical benefits program available to all other Welltower employees. Ms. Menon opted not to receive medical benefits from Welltower.
(b)Represents a lump sum cash payment of $118,000 to assist with paying for benefits (including group health care coverage and retirement benefits) and a lump sum cash payment of $914,000 in lieu of her 2023 incentive cash bonus based on her performance during 2023.
(4)     Ms. Menon resigned her position as an executive officer of Welltower effective December 28, 2023.
2023 GRANTS OF PLAN-BASED AWARDS TABLE
The table below provides information regarding grants of awards to the NEOs under Welltower’s long-term incentive plans.

			Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	High (#)	Stock Awards: Number of Shares of Stock or Units (#)	Option Awards: Number of Shares of Stock Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)

Shankh Mitra	—		1,350,000	2,700,000	5,400,000
	2/23/2023	(2)				24,819	82,723	231,624				9,076,185
	2/23/2023	(3)							35,452	—	—	2,577,006
Timothy G. McHugh	—		521,250	1,042,500	2,085,000
	2/23/2023	(2)				9,651	32,170	90,076				3,529,628
	2/23/2023	(3)							13,787	—	—	1,002,177
John F. Burkart	—		468,750	937,500	1,875,000
	2/23/2023	(2)				8,274	27,575	77,210				3,025,474
	2/23/2023	(3)							5,909	—		429,525
	2/23/2023	(4)								21,898	76.17	450,004
Matthew G. McQueen	—		371,875	743,750	1,487,500
	2/23/2023	(2)				4,689	15,625	43,750				1,714,345
	2/23/2023	(3)							6,697	—	—	486,805
Ayesha Menon	—		292,500	585,000	1,170,000
	2/23/2023	(2)				3,309	11,030	30,884				1,210,190
	2/23/2023	(3)							4,727	—	—	343,606
(1)Represents annual incentive program earnings opportunity for 2023. The actual amount earned by each of the NEOs under the annual incentive program in 2023 was paid in 2024 and is shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)Represents long-term incentive earnings opportunity for performance under the 2023-2025 LTIP. The performance measures under this program will be evaluated in early 2026 after the close of the performance period on December 31, 2025. Any performance award earned will be settled in shares following such evaluation (subject to earlier evaluation and vesting in connection with a change in corporate control or a qualified termination of employment). See pages 48-50 for additional information regarding the 2023-2025 LTIP.
(3)Represents time-based RSUs granted under the 2023-2025 LTIP on February 23, 2023. The units vest in four equal installments on January 15, 2024, 2025, 2026 and 2027. See pages 48-50 for additional information regarding the 2023-2025 LTIP.
(4)Represents time-based stock options granted under the 2023-2025 LTIP on February 23, 2023 with an exercise price of 76.17, the closing price of Welltower’s common stock on the date of grant. The stock options vest and become exercisable in four equal installments on January 15, 2024, 2025, 2026 and 2027. See pages 48-50 for additional information regarding the 2023-2025 LTIP.
(5)Amounts set forth in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718. For the assumptions and methodologies used to value the awards reported in this column, see footnotes 2 and 3 of the Summary Compensation Table.

56	WELLTOWER • 2024 Proxy Statement

Executive Compensation Tables
2023 Outstanding Equity Awards at Fiscal Year-end Table
2023 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
The table below provides information regarding outstanding equity-based awards granted to the NEOs under Welltower’s long-term incentive plans that were outstanding as of December 31, 2023

		Stock Awards
Name	Grant Date	# of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Yet Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)		# of Shares of Stock Underlying Unexercised Options Exercisable (#)		# of Shares of Stock Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($/Sh)	Option Expiration Date
Shankh Mitra	2/23/23	35,452	3,196,707	(1)
	1/12/22	96,521	1,455,537	(2)
	2/16/21	5,583	503,419	(3)
	2/16/21	123,126	11,102,271	(4)
	2/16/21	51,233	1,256,745	(5)
	12/4/20	1,216	109,647	(6)
	2/14/20	3,900	351,663	(6)
	2/23/23				231,624	20,885,536	(7)
	1/17/22				276,735	—	(8)
	1/12/22				208,020	18,757,163	(9)
	12/13/21				246,184	—	(10)
	2/16/21							25,616	(11)	—	67.17	2/16/2031
Timothy G. McHugh	2/23/23	13,787	1,243,174	(1)
	1/12/22	6,192	558,333	(12)
	1/12/22	12,513	188,696	(2)
	2/16/21	4,490	404,863	(3)
	2/16/21	49,253	4,441,143	(4)
	2/16/21	10,144	248,832	(5)
	2/14/20	1,950	175,832	(6)
	2/23/23				90,076	8,122,153	(7)
	1/17/22				131,332	—	(8)
	1/12/22				80,900	7,294,753	(9)
	12/13/21				123,092	—	(10)
	2/16/21							5,071	(11)	—	67.17	2/16/2031
John F. Burkart	2/23/23	5,909	532,815	(1)
	2/23/23	21,898	477,157	(13)
	1/12/22	32,174	485,184	(2)
	7/19/21	1,605	144,723	(3)
	7/19/21	10,172	917,209	(4)
	2/23/23				77,210	6,962,026	(7)
	1/17/22				131,332	—	(8)
	1/12/22				69,342	6,252,568	(9)
	12/13/21				61,546	—	(10)

WELLTOWER • 2024 Proxy Statement	57

Executive Compensation Tables
2023 Outstanding Equity Awards at Fiscal Year-end Table

		Stock Awards
Name	Grant Date	# of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Yet Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)		# of Shares of Stock Underlying Unexercised Options Exercisable (#)		# of Shares of Stock Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($/Sh)	Option Expiration Date
Matthew G. McQueen	2/23/23	6,697	603,868	(1)
	1/12/22	3,715	334,982	(12)
	2/16/21	1,118	100,810	(3)
	2/16/21	16,419	1,480,501	(4)
	2/16/21	5,123	125,667	(5)
	2/14/20	624	56,266	(6)
	2/23/23				43,750	3,944,938	(7)
	1/17/22				37,523	—	(8)
	1/12/22				32,362	2,918,082	(9)
	12/13/21				39,389	—	(10)
	2/16/21							2,561	(11)	—	67.17	2/16/2031
Ayesha Menon	2/23/23	4,727	426,234	(1)
	1/12/22	1,527	137,690	(12)
	1/12/22	6,168	93,013	(2)
	2/16/21	1,118	100,810	(3)
	2/16/21	16,419	1,480,501	(4)
	2/16/21	5,123	125,667	(5)
	2/14/20	468	42,200	(6)
	5/13/19	1,316	118,664	(14)
	2/23/23				30,884	2,784,810	(7)
	1/17/22				28,143	—	(8)
	1/12/22				26,586	2,397,260	(9)
	12/13/21				24,618	—	(10)
	2/16/21							2,561	(11)	—	67.17	2/16/2031
(1)Based on a share price of $90.17, the closing price of Welltower’s common stock on December 29, 2023 (the last trading day in 2023). On each of January 15, 2024, 2025, 2026, and 2027, one-fourth of the time-based RSUs granted under the 2023-2025 LTIP (issued in the form of time-based LTIP Units) will vest.
(2)Based on a Black Scholes price of $15.08. Represents time-based stock options granted under the 2022-2024 LTIP (which were converted into time-based Option Units). The Option Units vest and become exercisable in three equal installments on January 15, 2024, 2025, and 2026.
(3)Based on a share price of $90.17, the closing price of Welltower’s common stock on December 29, 2023 (the last trading day in 2023). On each of January 15, 2024, and 2025, one-half of the time-based RSUs granted under the 2021-2023 LTIP (which were converted into time-based LTIP Units) will vest.
(4)Based on a share price of $90.17, the closing price of Welltower’s common stock on December 29, 2023 (the last trading day in 2023). The number and market or payout value of the performance stock units under the 2021-2023 LTIP (which were converted into performance-based LTIP Units) are based on performance results as of December 31, 2023. These LTIP Units vested on February 13, 2024. See pages 51-52 for additional information regarding the 2021-2023 LTIP.
(5)Based on a Black Scholes price of $24.53. Represents time-based stock options granted under the 2021-2023 LTIP (which were converted into time-based Option Units). On each of January 15, 2024 and 2025, one-half of the Option Units will vest.
(6)Based on a share price of $90.17, the closing price of Welltower’s common stock on December 29, 2023 (the last trading day in 2023). On January 15, 2024, the final one-fourth of the time-based RSUs granted under the 2020-2022 LTIP (which were converted into time-based LTIP Units) vested.
(7)Based on a share price of $90.17, the closing price of Welltower’s common stock on December 29, 2023 (the last trading day in 2023). The number and market or payout value of the performance stock units under the 2023-2025 LTIP are based on maximum performance because corporate performance in the first year of the three-year performance period was at high. See pages 48-50 for additional information regarding the 2023-2025 LTIP.
(8)These awards under the 2022-2025 OPP (which were converted into performance-based LTIP Units) are not probable to vest as of December 31, 2023. In accordance with Instruction 3 to Item 402(f)(2) of Regulation S-K, the award has been valued assuming achievement of the goals at a threshold level, which results in a value of $0.

58	WELLTOWER • 2024 Proxy Statement

Executive Compensation Tables
2023 Outstanding Equity Awards at Fiscal Year-end Table
(9)Based on a share price of $90.17, the closing price of Welltower’s common stock on December 29, 2023 (the last trading day in 2023). The number and market or payout value of the performance stock units under the 2022-2024 LTIP (which were converted into performance-based LTIP Units) are based on maximum performance because corporate performance in the second year of the three-year performance period was at high. See page 50 for additional information regarding the 2022-2024 LTIP.
(10)Represents performance-based stock options granted on December 13, 2021 (which were converted into performance-based Option Units). If Welltower achieves a Normalized FFO compounded annual growth rate of 10.5% for the three-year performance period of January 1, 2022 to December 31, 2024, then the Option Units vest 50% on February 1, 2025, 25% on December 13, 2025, and 25% on December 25, 2026. If the performance is not met, the Option Units will not vest. These are not probable to vest as of December 31, 2023. In accordance with Instruction 3 to Item 402(f)(2) of Regulation S-K, the award has been valued at a representative amount based on the prior fiscal year’s performance since it was concluded that a target amount was not determinable, which results in a value of $0.
(11)These are time-based stock options granted under the 2021-2023 LTIP that are vested and exercisable.
(12)Based on a share price of $90.17, the closing price of Welltower’s common stock on December 29, 2023 (the last trading day in 2023). On each of January 15, 2024, 2025, and 2026, one-third of the time-based RSUs granted under the 2022-2024 LTIP (which were converted into time-based LTIP Units) will vest.
(13)Based on a Black Scholes price of $21.79. Represents time-based options granted under the 2023-2025 LTIP on February 23, 2023 (issued in the form of Option Units). The Option Units vest and become exercisable in four equal installments on January 15, 2024, 2025, 2026, and 2027.
(14)Based on a share price of $90.17, the closing price of Welltower’s common stock on December 29, 2023 (the last trading day in 2023). These shares of restricted stock vested on January 15, 2024.
2023 OPTION EXERCISES AND STOCK VESTED TABLE
The table below provides information regarding the dollar amounts realized pursuant to the exercise of stock options or the vesting of equity-based awards during 2023 for the NEOs.

	Option Awards		Stock Awards
Name	# of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	# of Shares Acquired on Vesting	Value Realized on Vesting ($)
Shankh Mitra	—	—	147,581	8,121,198
Timothy G. McHugh	—	—	43,114	2,861,402
John F. Burkart	—	—	11,526	204,624
Matthew G. McQueen	—	—	13,949	948,355
Ayesha Menon	—	—	14,190	818,703
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CORPORATE CONTROL
Employment Agreements
Welltower does not have employment agreements with Mr. McHugh, Mr. Burkart, Mr. McQueen or Ms. Menon. Welltower’s policy is not to enter into any employment agreements in the future with any employee other than the CEO.
Employment Agreement with Shankh Mitra
On May 19, 2021, Welltower entered into an employment agreement with Shankh Mitra, its CEO.
If Mr. Mitra’s employment is terminated by Welltower without “cause” or he resigns for “good reason” (each as defined in Mr. Mitra’s employment agreement), he will receive: (i) a cash severance payment equal to the sum of two times (a) his then-current annual base salary plus and (b) his target annual cash bonus opportunity, payable in installments over a period of twenty-four months, (ii) a pro-rated annual bonus for the year of termination based on Welltower’s actual performance, (iii) continued COBRA coverage for so long as such coverage is elected at the same after-tax cost to him as if he were an active employee, (iv) full vesting of all of his outstanding time-based stock awards, and (v) treatment of all of his outstanding performance stock awards in accordance with the terms and conditions under which the awards were granted, except that Mr. Mitra’s outstanding stock options will remain exercisable for a period of no less than 18 months following his termination of employment.
If Mr. Mitra’s employment is (i) terminated by Welltower without cause or he resigns for good reason upon or within 24 months following a “change in corporate control” (as defined in Welltower’s 2022 Long-Term Incentive Plan) or (ii) terminated by Welltower without cause within three months of a change in corporate control or at any time prior to the occurrence of a change in corporate control at the request or direction of any person or group who obtains control of Welltower as a result of the occurrence of a change in corporate control, he will also be entitled to severance benefits. However, in such a case, (a) all of his outstanding performance stock awards will become vested based upon a determination of Welltower’s actual achievement of performance goals immediately prior to the occurrence of the change of corporate control (unless otherwise provided in the applicable award agreement) and (b) the severance payments will be paid in a lump sum in an amount equal to the present value of the sum of three times (1) his then-current annual base salary and (2) the average of the annual bonuses paid to him for the last three fiscal years.

WELLTOWER • 2024 Proxy Statement	59

Executive Compensation Tables
Potential Payments Upon Termination or Change in Corporate Control
Any severance payments or benefits only become payable if Mr. Mitra provides an effective release of claims in favor of Welltower and its affiliates and complies with a number of restrictive covenants, including a non-competition covenant, that are intended to protect the business of Welltower during any period that he is receiving severance payments or benefits.
Summary of Potential Payments for Named Executive Officers
Named Executive Officers (other than Ms. Menon)
Vesting of Incentive Awards
Mr. Mitra’s time-based and performance stock awards are subject to the treatment in connection with a change in corporate control or a qualifying termination of employment as set forth in Mr. Mitra’s employment agreement (as described immediately above).
With respect to the NEOs other than Mr. Mitra and Ms. Menon (whose transition entitlements are described immediately below):
•The performance awards granted to the executive under the 2021-2023 LTIP, the 2022-2024 LTIP, and the 2023-2025 LTIP (collectively, the “LTIPs”) in which he is a participant will be deemed earned as of the date of a change in corporate control based on the Compensation Committee’s evaluation of corporate performance relative to the performance targets as of the day prior to the change in corporate control. In such case, the executive would receive a pro rata portion of the performance awards based on the number of full or partial months from the beginning of the performance period through the date of the change in corporate control. If the executive terminates his employment for “good reason” or his employment is terminated without “cause” or upon his death, disability, or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination. In such case, the executive would receive a pro rata portion of the performance awards based on the number of complete months that he was employed by Welltower during the performance period. In the event of such a termination after the end of the performance period, any shares earned by the executive under these programs would become vested.
•In the event of a change in corporate control, the time restrictions applicable to the time-based awards granted to the executive under each of the LTIPs in which he is a participant will lapse and all outstanding time-based awards will fully vest if (1) either the successor company does not assume, convert, continue, or otherwise replace such other awards on proportionate and equitable terms or (2) the executive is terminated without cause within 12 months following the change in corporate control. If the executive terminates his employment for “good reason” or his employment is terminated without “cause” (in each case, not within 12 months following a change in corporate control), or upon his death, disability, or retirement, the unvested portion of the time-based awards granted to the executive will automatically terminate, be forfeited, and become null and void.
Restrictive Covenants
The executive’s rights to receive payments or benefits under each of the LTIPs in which he is a participant are subject to the execution of a release of claims in favor of Welltower upon the termination of his employment. The executive is also subject to confidentiality, non-competition, non-solicitation, and non-disparagement restrictive covenants under these programs.
Transition Agreement with Ms. Menon
On December 28, 2023, Ms. Menon resigned her position as Welltower’s Executive Vice President – Wellness Housing and Development. In connection with her departure, Welltower and Ms. Menon entered into a transition agreement, under which she would provide requested transition services and continue to receive her current compensation until February 29, 2024. After the end of this transition period, Welltower agreed to pay Ms. Menon a series of semi-monthly severance payments for 14 months, each in an amount equal to one-twenty-eighth (1/28) of the sum of her base salary of $585,000. Welltower agreed to pay Ms. Menon an additional lump sum cash payment in the amount of $118,000 to assist with paying for benefits (including group health plan coverage and retirement benefits) and, since Ms. Menon was employed for all of Welltower’s 2023 fiscal year, Welltower agreed to pay an additional lump sum cash payment in the amount of $914,000 in lieu of Ms. Menon's 2023 incentive cash bonus based on her performance during 2023. Welltower also agreed to reimburse Ms. Menon up to $5,000 for attorney fees incurred to advise Ms. Menon on terms of her transition, including the terms of her transition agreement.
In connection with Ms. Menon’s departure, 5,123 LTIP Units and 6,674 Option Units held by Ms. Menon became fully vested as of March 28, 2024. Ms. Menon is also entitled to receive a pro-rated payout under the 2022-2024 Long-Term Incentive Program and the 2023-2025 Long-Term Incentive Program, in each case based on Welltower's performance through December 31, 2023. All of Ms. Menon’s remaining unvested equity awards were cancelled, including the equity award granted in 2023 under Welltower’s 2022-2025 OPP and the special performance option granted in 2021.
The transition agreement also includes a release by Ms. Menon of claims against Welltower and its affiliates and a separate release of claims under Welltower's Long-Term Incentive Programs described above. Ms. Menon is also obligated to comply with various restrictive covenants, including a non-compete, non-solicitation, non-disparagement, and protection of Welltower's confidential information.

60	WELLTOWER • 2024 Proxy Statement

Executive Compensation Tables
Potential Payments Upon Termination or Change in Corporate Control
Quantification of Benefits
The table below reflects estimates of the amounts of compensation that would be paid to the NEOs (other than Ms. Menon) in the event they were terminated as of December 31, 2023. The actual amounts to be paid to a NEO can only be determined at the time of such executive’s separation from Welltower.

Name/Type of Termination	Cash Severance ($)(1)	Continued Benefits ($)(2)	Accelerated Vesting of Unvested Equity Compensation ($)(3)	Total ($)
Shankh Mitra
For Cause or Resignation without Good Reason	—	—	—	—
Death or Disability	4,320,000	—	30,561,768	34,881,768
Involuntary Termination without Cause or Resignation for Good Reason	12,120,000	42,587	30,561,768	42,724,355
Involuntary Termination without Cause or Resignation Following a Change in Corporate Control	16,044,433	42,587	37,686,396	53,773,416
Timothy G. McHugh
For Cause or Resignation without Good Reason	—	—	—	—
Death or Disability	—	—	12,008,931	12,008,931
Involuntary Termination without Cause or Resignation for Good Reason	1,737,500	24,330	12,008,931	13,770,761
Involuntary Termination without Cause or Resignation Following a Change in Corporate Control	4,212,230	36,496	14,922,129	19,170,855
John F. Burkart
For Cause or Resignation without Good Reason	—	—	—	—
Death or Disability	—	—	7,403,949	7,403,949
Involuntary Termination without Cause or Resignation for Good Reason	1,562,500	25,006	7,403,949	8,991,455
Involuntary Termination without Cause or Resignation Following a Change in Corporate Control	3,638,003	37,508	8,553,644	12,229,155
Matthew G. McQueen
For Cause or Resignation without Good Reason	—	—	—	—
Death or Disability	—	—	4,737,532	4,737,532
Involuntary Termination without Cause or Resignation for Good Reason	1,338,750	25,006	4,737,532	6,101,288
Involuntary Termination without Cause or Resignation Following a Change in Corporate Control	2,951,647	37,508	6,069,115	9,058,270
(1)Under the employment agreement for Mr. Mitra, he would be entitled to: (a) on a qualifying change of control termination, a lump sum severance payment equal to the present value of a series of 36 monthly severance payments, calculated using a discount rate equal to the 90-day treasury rate; or (b) on a termination without cause or for good reason, a series of 24 semi-monthly severance payments. The monthly payment used to calculate the lump sum is equal to 1/12 of the sum of his base salary plus the average of annual bonuses paid for the last three fiscal years and each semi-monthly payment is 1/24 of the sum of his base salary plus the target annual cash bonus opportunity. This amount also includes the value of his actual 2023 annual bonus as Mr. Mitra would be entitled to a pro rata annual bonus for the year of termination in the case of a termination without cause, a resignation for good reason, or a termination due to death or disability, and (b) the target amount of his 2023 annual bonus as Mr. Mitra he would be entitled to a pro rata amount of his target bonus for the year of termination in the case of a qualifying change of control termination.
Welltower does not have an employment agreement with Mr. McHugh, Mr. Burkart, or Mr. McQueen. For Mr. McHugh, Mr. Burkart, and Mr. McQueen, the amounts in this column represent a reasonable estimate based on (a) a lump sum severance payment, on a qualifying change of control termination, equal to the present value of a series of 24 monthly severance payments equal to 1/12 of the sum of his base salary plus the average of annual bonuses paid for the last three fiscal years calculated using a discount rate equal to the 90-day treasury rate or (b) a series of 12 semi-monthly severance payments equal to 1/24 of the sum of his base salary plus the target annual cash bonus opportunity.
The amounts for reflected in the table above for an Involuntary Termination without Cause or Resignation following a Change in Corporate Control represent the discounted present value of the monthly payments assuming a 5.35% annual discount rate (the 90-day treasury rate as of December 31, 2023, the assumed date of termination).
(2)Under the employment agreement for Mr. Mitra, he would be entitled to continued coverage at Welltower’s expense under any group health plan in which he participated at the time of involuntary termination without cause or voluntary termination by him for good reason (whether or not in connection with a change in control) for the period during which he elects to receive continuation coverage under Section 4980B of the Code at an after-tax cost comparable to the cost that Mr. Mitra would have incurred for the same coverage had he remained employed during such period. The monthly cost of such benefits is estimated using the current monthly costs. For purposes of the calculations, we have assumed that Mr. Mitra will elect to receive continuation coverage for 18 months.
Welltower does not have an employment agreement with Mr. McHugh, Mr. Burkart, or Mr. McQueen. For each of Mr. McHugh, Mr. Burkart, and Mr. McQueen, the amounts in this column represent a reasonable estimate based on continued coverage at Welltower’s expense under any group health plan

WELLTOWER • 2024 Proxy Statement	61

Executive Compensation Tables
Potential Payments Upon Termination or Change in Corporate Control
in which he participated at the time of involuntary termination without cause or voluntary termination by him for good reason for twelve months (eighteen months when in connection with a change of control). The monthly cost of such benefits is estimated using the current monthly costs.
(3)For performance awards granted under the 2021-2023 LTIP, in the event the executive terminates his employment for good reason, is terminated without cause, or upon his death, disability, or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and such executive would receive a pro-rata portion of the performance awards based on the number of complete months that he was an employee of Welltower during the performance period. As of December 31, 2023, the performance period had been completed, so if such a termination occurred on December 31, 2023 and the Compensation Committee determined that an award was earned, the executive would receive 100% of the earned award. In the event of a change in corporate control, the Compensation Committee will evaluate corporate performance relative to the performance targets as of the day prior to the change in corporate control to determine any award earned by each executive at the time of the change in corporate control. The calculations included in this table for the performance awards are based on actual achievement of the performance metrics during the completed portion of the performance period. Note that these amounts are different than Welltower’s compensation expense for granting these awards and no portion of the awards will be deemed earned until after the Compensation Committee makes such a determination (either after completion of the performance period or in connection with an executive’s termination or a change in corporate control).
For performance awards granted under the 2022-2024 LTIP, in the event the executive terminates his employment for good reason, is terminated without cause, or upon his death, disability, or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and such executive would receive a pro-rata portion of the performance awards based on the number of complete months that he was an employee of Welltower during the performance period. As of December 31, 2023, two-thirds of the performance period had been completed, so if such a termination occurred on December 31, 2023 and the Compensation Committee determined that an award was earned, the executive would receive two-thirds of the earned award. In the event of a change in corporate control, the Compensation Committee will evaluate corporate performance relative to the performance targets as of the day prior to the change in corporate control to determine any award earned by each executive at the time of the change in corporate control. The calculations included in this table for the performance awards are based on actual achievement of the performance metrics during the completed portion of the performance period. Note that these amounts are different than Welltower’s compensation expense for granting these awards and no portion of the awards will be deemed earned until after the Compensation Committee makes such a determination (either after completion of the performance period or in connection with an executive’s termination or a change in corporate control).
For performance awards granted under the 2023-2025 LTIP, in the event the executive terminates his employment for good reason, is terminated without cause, or upon his death, disability, or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and such executive would receive a pro-rata portion of the performance awards based on the number of complete months that he was an employee of Welltower during the performance period. As of December 31, 2023, one-third of the performance period had been completed, so if such a termination occurred on December 31, 2023 and the Compensation Committee determined that an award was earned, the executive would receive one-third of the earned award. In the event of a change in corporate control, the Compensation Committee will evaluate corporate performance relative to the performance targets as of the day prior to the change in corporate control to determine any award earned by each executive at the time of the change in corporate control. The calculations included in this table for the performance awards are based on actual achievement of the performance metrics during the completed portion of the performance period. Note that these amounts are different than Welltower’s compensation expense for granting these awards and no portion of the awards will be deemed earned until after the Compensation Committee makes such a determination (either after completion of the performance period or in connection with an executive’s termination or a change in corporate control).
For time-based awards granted under the annual LTIPs, in the event the executive terminates his employment for good reason, is terminated without cause or upon his death, disability, or retirement, the unvested portion of the time-based awards granted to the executive under the LTIPs will automatically terminate, be forfeited, and be null and void. Note that under Mr. Mitra’s employment agreement, notwithstanding any language to the contrary in the long-term incentive plan, any other plans, or the applicable award agreement, all time-based awards fully vest in the event of his resignation for good reason or termination without cause. In the event of a change in corporate control, the time restrictions applicable to the time-based awards granted to the executive under the LTIPs would lapse and such award would fully vest if (a) either the successor company does not assume, convert, continue or otherwise replace such other awards on proportionate and equitable terms or (b) the executive is terminated without cause within 12 months following the change in corporate control. In addition, under his employment agreement, Mr. Mitra is entitled to full vesting of his time-based awards granted under the LTIPs if his employment is terminated without cause or he resigns for good reason within 24 months following a change in corporate control.
For the 2021 performance-based stock option awards, in the event the executive terminates his employment for good reason, is terminated without cause, or upon his death, disability, or retirement, any unvested stock options will automatically terminate, be forfeited, and be null and void. In the event of a change in corporate control, any stock options outstanding as of the date of the change in corporate control shall be considered earned, immediately vest, and become fully exercisable if (a) either the successor company does not assume, convert, continue, or otherwise replace such other awards on proportionate and equitable terms (b) the executive is terminated without cause within 12 months following a change in corporate control.
For the 2022-2025 OPP, in the event the executive terminates his employment for good reason, is terminated without cause, or upon his death, disability, or retirement, the Compensation Committee will determine corporate performance relative to the performance targets following the end of the performance period and such executive would receive a pro-rata portion of the performance awards based on the number of complete months that he was an employee of Welltower during the performance period. As of December 31, 2023, one-half of the performance period had been completed, so if such a termination occurred on December 31, 2023 and the Compensation Committee determined that an award was earned, the executive would receive one-half of the earned award.
The assumed share price upon each termination scenario is $90.17, which was the closing price as of December 31, 2023. The assumed per share value of the stock options is (a) $90.17, the closing price as of December 31, 2023, less (b) the exercise price per share of such stock option.

62	WELLTOWER • 2024 Proxy Statement

Executive Compensation Tables
Risk Management and Compensation
RISK MANAGEMENT AND COMPENSATION
As described above in the Compensation Discussion and Analysis, Welltower’s compensation programs are designed, among other things, to encourage long-term shareholder value creation rather than to maximize short-term shareholder value. Performance is evaluated based on quantitative and qualitative factors and there is a review of not only “what” is achieved, but also “how” it is achieved. Consistent with this long-term focus, our compensation policies and practices do not encourage excessive risk-taking and are not likely to have a material adverse effect on Welltower. In fact, many elements of the executive compensation program serve to mitigate excessive risk-taking.
•Balanced pay mix. We provide a balanced mix of base salary, annual cash incentives, and long-term equity compensation. Incentives tied to annual performance are balanced with incentives tied to multi-year performance, as measured by TSR relative to two indices. In this way, the executive officers are motivated to consider the impact of decisions over the short, intermediate, and long terms.
•Balanced performance measurements. The performance measures used in the annual and long-term incentive programs were chosen to provide appropriate safeguards against maximization of a single performance goal at the expense of the overall health of Welltower’s business. The incentive programs are not completely quantitative. Various individual and qualitative objectives are incorporated, and the Compensation Committee has the discretion to adjust earned bonuses based on the “quality” of the results as well as individual performance and behaviors.
•Incentive payments are capped. The annual and long-term incentive programs do not have unlimited upside potential.
•Long-term incentive grants. Restricted shares and RSUs, which are well-aligned with the interests of shareholders because they have both upside potential and downside risk, make up 100% of the total value of the long-term incentive compensation program.
•Clawback policies. Our executives are subject to clawback policies, which require or allow us to recover incentive compensation received by or awarded to executives in the event of certain events, including financial restatements and acts of misconduct by our executives.
•Equity ownership requirements. The executive officers are subject to equity ownership guidelines based on a multiple of annual base salary, which aligns the interests of management with the interests of long-term shareholders.
To confirm the effectiveness of its approach to compensation, from time-to-time Welltower reviews the potential risks associated with the structure and design of its various compensation plans and programs for all employees. In conducting this assessment, Welltower inventories its material plans and programs, with emphasis on incentive compensation plans. Our most recent review indicated that Welltower’s compensation plans are responsible and do not encourage undue risk-taking.

WELLTOWER • 2024 Proxy Statement	63

Proposal No. 4 - Amendment to the Amended and Restated Certificate of Incorporation of Welltower to Limit the Liability of Certain Officers as Permitted by Delaware Law
Welltower’s Board has, based on the recommendation of the Nominating/Corporate Governance Committee, unanimously adopted and declared advisable, and resolved to recommend to Welltower’s shareholders that they approve and adopt, an amendment (the “Exculpation Amendment”) to Article 7 of the Amended and Restated Certificate of Incorporation of Welltower (the “Certificate”) to provide for the elimination of monetary liability of certain officers of Welltower in certain limited circumstances as provided under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “GCL”). The Exculpation Amendment also simplifies the existing exculpation provision related to directors of Welltower set forth in Article 7 by referring to the GCL, instead of specifying each instance wherein exculpation for directors is currently not permissible under the GCL. However, these changes pursuant to the Exculpation Amendment do not have the effect of altering the scope of the current exculpation protections available to the directors.
PURPOSE AND EFFECTIVE OF THE AMENDMENT
Pursuant to and consistent with Section 102(b)(7) of the GCL, Article 7 of the Certificate already eliminates the monetary liability of directors for breaches of the duty of care to the extent permitted by the GCL. Effective August 1, 2022, Section 102(b)(7) of the GCL was amended to permit Delaware corporations to include in their certificates of incorporation limitations of monetary liability for certain officers. The officers that would be exculpated are: (i) Welltower’s president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer, and chief accounting officer; (ii) individuals who are or were identified in our public filings as the most highly compensated officers of Welltower; and (iii) individuals who, by written agreement with Welltower, consented to be identified as officers for purposes of accepting service of process.
Consistent with Section 102(b)(7) of the GCL, as currently in effect, the Exculpation Amendment would only permit limiting the liability of such officers of Welltower for breaches of the fiduciary duty of care for direct claims. Like the provision limiting the liability of directors, the Exculpation Amendment does not permit the elimination of liability of such officers for:
i.any breach of the duty of loyalty to Welltower or its shareholders;
ii.any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; or
iii.any transaction from which the officer derived an improper personal benefit.
In addition, as noted above and consistent with Section 102(b)(7) of the GCL, as currently in effect, the Exculpation Amendment would not permit the limitation of liability of such officers of Welltower in any derivative action.
Notwithstanding the foregoing, consistent with the language for exculpation of directors currently included in Article 7 of the Certificate, the Exculpation Amendment also provides that, if approved by the shareholders, at any time following the effectiveness of the Exculpation Amendment, the GCL is amended to authorize any further elimination or limitation of the personal liability of officers, then the liability of an officer of Welltower shall automatically be eliminated or limited to the fullest extent permitted by the GCL, as so amended.
The Board believes that it is important to extend exculpation protection to officers, to the fullest extent permitted by GCL, in order to better position Welltower to attract and retain qualified and experienced officers. In the absence of such protection, such individuals might be deterred from serving as officers due to exposure to personal liability and the risk of incurring substantial expense in defending lawsuits, regardless of merit. Aligning the protections available to our officers with those available to our directors to the extent such protections are available under the GCL would empower officers to exercise their business judgment in furtherance of shareholder interests without the potential for distraction posed by the risk of personal liability.
Taking into account the narrow class and type of claims for which officers would be exculpated in accordance with the GCL, and the benefits the Board believes would accrue to Welltower and its shareholders—enhancing our ability to attract and retain talented officers and potentially reducing future litigation costs associated with frivolous lawsuits—the Board determined that the Exculpation Amendment is in the best interests of Welltower and its shareholders.

64	WELLTOWER • 2024 Proxy Statement

Proposal 4 – Amendment to the Amended and Restated Certificate of Incorporation of Welltower to Limit the Liability of Certain Officers as Permitted by Delaware Law
Form of the Amendment
FORM OF THE AMENDMENT
The Board has declared the Exculpation Amendment to be advisable and in the best interests of Welltower and its shareholders, and is accordingly submitting the proposed amendment to the shareholders for approval. The proposed amendment would delete Article 7 in its entirety and insert the following in lieu thereof:
“A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. Any amendment, modification, or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification, or repeal.”
EFFECTIVENESS OF THE AMENDMENT
Welltower’s officers will receive the protections from liability afforded by the Exculpation Amendment effective upon Welltower filing a Certificate of Amendment setting forth the Exculpation Amendment with the Secretary of State of the State of Delaware, which we anticipate doing as soon as practicable following shareholder approval of the Exculpation Amendment. In addition, if the shareholders approve the Exculpation Amendment and the Certificate of Amendment setting forth the Exculpation Amendment is filed with the Delaware Secretary of State, we intend to file a Restated Certificate of Incorporation to integrate the Certificate, the Exculpation Amendment (if approved), and any other previously adopted amendments to the Certificate into a single document. The Board reserves the right to abandon the Exculpation Amendment at any time before it becomes effective, even if it is approved by the shareholders. If our shareholders do not approve the Exculpation Amendment, Article 7 of the Certificate will remain unchanged, our officers will not be entitled to exculpation as permitted under the GCL, the Certificate’s existing exculpation provision related to directors will not be simplified, and the Certificate of Amendment setting forth the Exculpation Amendment will not be filed with the Secretary of State of the State of Delaware.

THE BOARD OF DIRECTORS OF WELLTOWER UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 4. The affirmative vote of a majority of the shares outstanding entitled to vote thereon will be required for approval of this proposal.

WELLTOWER • 2024 Proxy Statement	65

Proposal No. 5 - Amendment to the Amended and Restated Certificate of Incorporation of Welltower to Increase the Number of Authorized Shares of Common Stock
Welltower’s Board has, based on the recommendation of the Nominating/Corporate Governance Committee, unanimously adopted and declared advisable, and resolved to recommend to Welltower’s shareholders that they approve and adopt, an amendment to Article 4 of the Certificate, to increase the number of authorized shares of common stock, $1.00 par value per share, from 700,000,000 shares to 1,400,000,000 shares (the “Authorized Share Amendment”). The Authorized Share Amendment would not change the number of authorized shares of Welltower’s preferred stock.
PURPOSE AND EFFECT OF THE AMENDMENT
The Authorized Share Amendment would amend the Certificate to increase the number of authorized shares of common stock, $1.00 par value per share, from 700,000,000 shares to 1,400,000,000 shares, and would not change the number of authorized shares of Welltower’s preferred stock.
As of February 29, 2024, Welltower had 577,953,767 shares of common stock outstanding and 75,681,559 reserved for issuance in connection with Welltower’s equity compensation plans, dividend reinvestment plan, and ATM program and Welltower’s subsidiaries’ redeemable units and exchangeable notes (of which 783,434 shares and 6,179,207 shares were reserved under Welltower’s 2022 Employee Stock Purchase Plan and 2022 Long-Term Incentive Plan, respectively), leaving 46,364,674 authorized shares unreserved and available for issuance (or 9,570,252 assuming all possible forward sales under the ATM program).
Over the past several years, Welltower has issued common stock primarily in underwritten public offerings and through its equity incentive program, employee stock purchase plan, and ATM program. The proceeds of these issuances have been used to invest in health care and seniors housing properties, including the investments highlighted in “Executive Compensation—Executive Summary.” Welltower has also issued common stock (in the form of restricted stock units, stock options, deferred stock units, and performance stock units) under the 2022 Long-Term Incentive Plan to reward officers, directors, and employees for Welltower’s strong performance and to attract and retain top management talent.
The Board believes that the availability of additional shares is essential for Welltower to successfully pursue its investment strategy. It will also enhance Welltower’s flexibility in connection with general corporate purposes, such as equity offerings, stock dividends, and acquisitions or mergers. The Board, in its discretion and subject only to applicable law, regulations or NYSE rules, will determine whether, when, and on what terms to issue shares of common stock in connection with any of the foregoing purposes. There are no immediate plans, arrangements, commitments, or understandings with respect to the issuance of any of the additional shares of common stock that would be authorized by the Authorized Share Amendment. However, the Board believes that these additional shares will provide Welltower with the ability to issue shares in the future to take advantage of market conditions or favorable opportunities without the potential expense or delay incident to obtaining shareholder approval for a particular issuance.
Capital-raising is an essential part of Welltower’s investment strategy. If Welltower is unable to issue additional shares of common stock, or securities convertible into common stock, (i) it may have difficulty raising funds to complete future investments or meet obligations and commitments as they mature (depending on its access to other sources of capital), and/or (ii) it may be forced to limit future investments or alter its capitalization structure and increase leverage in order to finance future investments and obligations. These adjustments to Welltower’s investment strategy may limit Welltower’s ability to generate earnings growth and increase shareholder value.
POTENTIAL ADVERSE EFFECTS OF THE AMENDMENT
Future issuances of common stock or securities convertible into common stock could have a dilutive impact on, among other things, the earnings per share and voting power of existing shareholders. The Board recognizes the potential dilutive impact issuing additional shares will have on the outstanding shares and believes that the proposed increase in the authorized shares of common stock strikes an appropriate balance between advancing its investment strategy and minimizing dilution.
The availability for issuance of additional shares of common stock could enable the Board to render more difficult or discourage an attempt to obtain control of Welltower. For example, by increasing the number of outstanding shares, the interest of the party attempting to gain control of Welltower could be diluted. Also, the additional shares could be used to render more difficult a merger or similar transaction. The Board is not aware of any attempt, or contemplated attempt, to obtain control of Welltower. The proposed increase in the number of authorized shares of common stock is not being presented with the intent that it be used to prevent or discourage an attempt to obtain control of Welltower. However, nothing

66	WELLTOWER • 2024 Proxy Statement

Proposal 5 – Amendment to the Amended and Restated Certificate of Incorporation of Welltower to Increase the Number of Authorized Shares of Common Stock
Potential Adverse Effects of the Amendment
would prevent the Board from taking any appropriate actions consistent with its fiduciary duties. Further, in order to protect Welltower’s status as a real estate investment trust, Welltower’s By-Laws (with respect to the common stock and preferred stock) and the certificates of designation (for the preferred stock) provide that no person may acquire securities that would result in the direct or indirect beneficial ownership of more than 9.8% of Welltower’s common stock or more than 9.8% in value of Welltower’s outstanding capital stock by such person (unless an exemption is granted to such person by the Board). Consequently, the approval of the Authorized Share Amendment should have little incremental effect in discouraging unsolicited takeover attempts.
If the proposed amendment is approved, all or any of the authorized shares of common stock may be issued without further action by the shareholders and without first offering such shares to the shareholders for subscription. The issuance of shares otherwise than on a pro-rata basis to all current shareholders would reduce current shareholders’ proportionate interests. However, in any such event, shareholders wishing to maintain their interests may be able to do so through normal market purchases.
FORM OF THE AMENDMENT
The Board has declared the Authorized Share Amendment to be advisable and in the best interests of Welltower and its shareholders and is accordingly submitting the Authorized Share Amendment to the shareholders for approval. The Authorized Share Amendment would amend Section 4 of the Certificate of Incorporation to read as follows:
“The number of shares that the Corporation is authorized to issue and have outstanding is 1,450,000,000, consisting of 1,400,000,000 shares of common stock with par value of $1.00 per share (hereinafter referred to as the “Common Stock”), and 50,000,000 shares of preferred stock with par value of $1.00 per share (hereinafter referred to as the “Preferred Stock”), which Preferred Stock may be issued in one or more series and shall have the terms and conditions specified in a resolution or resolutions to be adopted by the Board of Directors of the Corporation.”
EFFECTIVENESS OF THE AMENDMENT
All or any of the authorized shares of common stock may be issued without further action by the shareholders and without first offering such shares to the shareholders for subscription, effective upon Welltower filing a Certificate of Amendment setting forth the Authorized Share Amendment with the Secretary of State of the State of Delaware, which we anticipate doing as soon as practicable following shareholder approval of the Authorized Share Amendment. In addition, if the shareholders approve the Authorized Share Amendment and the Certificate of Amendment setting forth the Authorized Share Amendment is filed with the Delaware Secretary of State, we intend to file a Restated Certificate of Incorporation to integrate the Certificate, the Authorized Share Amendment (if approved), and any other previously adopted amendments to the Certificate into a single document. The Board reserves the right to abandon the Authorized Share Amendment at any time before it becomes effective, even if it is approved by the shareholders. If our shareholders do not approve the Authorized Share Amendment, Article 4 of the Certificate will remain unchanged, the number of shares of common stock authorized under the Certificate will not be increased, and the Certificate of Amendment setting forth the Share Authorization Amendment will not be filed with the Secretary of State of the State of Delaware.

THE BOARD OF DIRECTORS OF WELLTOWER UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 5. The affirmative vote of a majority of the shares outstanding entitled to vote thereon will be required for approval of this proposal.

WELLTOWER • 2024 Proxy Statement	67

Security Ownership of Directors and Management and Certain Beneficial Owners
BENEFICIAL OWNERSHIP OF MORE THAN 5%
Based upon filings made with the SEC in January and February 2024 (with respect to holdings as of December 31, 2023), the only shareholders known to Welltower to be the beneficial owners of more than 5% of Welltower’s common stock are as follows:

Beneficial Owner	Common Stock Beneficially Owned		Percent of Outstanding Common Stock(5)

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	85,929,843	(1)	15%

BlackRock, Inc. 50 Hudson Yards New York, NY 10001	58,183,233	(2)	10%

Cohen & Steers, Inc. 1166 Avenue of the Americas 30th Floor New York, NY 10036	41,632,051	(3)	7%

State Street Corporation 1 Congress Street Suite 1 Boston, MA 02114-2016	35,722,839	(4)	6%

(1)In the aggregate, The Vanguard Group, Inc., Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. shared voting power over 1,125,020 shares, sole dispositive power over 83,182,573 shares, and shared dispositive power over 2,747,270 shares.
(2)In the aggregate, BlackRock, Inc. and its affiliates have sole voting power over 53,308,274 shares and sole dispositive power over 58,183,233 shares.
(3)Includes 41,397,444 shares beneficially owned by Cohen & Steers Capital Management, Inc., 205,151 shares beneficially owned by Cohen & Steers UK Limited, 0 shares beneficially owned by Cohen & Steers Asia Ltd., and 29,456 shares beneficially owned by Cohen & Steers Ireland Ltd. Cohen & Steers, Inc. holds a 100% interest in each such entity. Cohen & Steers, Inc. has sole voting power over 30,304,998 shares and sole dispositive power over 41,632,051 shares; Cohen & Steers Capital Management, Inc. has sole voting power over 30,191,212 shares and sole dispositive power over 41,397,444 shares; Cohen & Steers UK Limited has sole voting power over 84,330 shares and sole dispositive power over 205,151 shares; Cohen & Steers Asia Limited has sole voting power over 0 shares and sole dispositive power over 0 shares; Cohen & Steers Ireland Limited has sole voting power over 29,456 shares and sole dispositive power over 29,456 shares. The principal address for Cohen & Steers UK Limited is 50 Pall Mall, 7th Floor, London, United Kingdom, SW1Y 5JH. The principal address for Cohen & Steers Asia Limited is 1201-02 Champion Tower, Three Garden Road, Central, Hong Kong. The principal address for Cohen & Steers Ireland Limited is 77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, D02 VK60.
(4)In the aggregate, State Street Corporation and its affiliates have shared voting power over 20,878,151 shares and shared dispositive power over 35,630,823 shares.
(5)The percentages set forth in the table reflect percentage ownership as of February 29, 2024. The actual filings of these beneficial owners provide percentage ownership as of December 31, 2023.
BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
The table below sets forth, as of February 29, 2024, unless otherwise specified, certain information with respect to the beneficial ownership of shares of Welltower’s common stock by each director of Welltower, each named executive officer, and the directors and executive officers of Welltower as a group. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant, or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account, or similar arrangement, or (d) the automatic termination of a trust, discretionary account, or similar arrangement. Unless noted below, each person has sole voting and investment power regarding their shares of Welltower’s common stock. Also, unless noted below, the beneficial ownership of each person represents less than 1% of the outstanding shares of common stock of Welltower.

68	WELLTOWER • 2024 Proxy Statement

Security Ownership of Directors and Management and Certain Beneficial Owners
Beneficial Ownership of Directors and Executive Officers
To our knowledge, other than as indicated below, no shares beneficially owned by any director or executive officer have been pledged as security.

Name of Beneficial Owner	Shares Held of Record	Total LTIP Units/Shares Beneficially Owned(1)
Kenneth J. Bacon	16,379	19,006	(2)
John F. Burkart	1,205	16,769	(3)
Karen B. DeSalvo	11,689	11,689
Philip L. Hawkins*	4,462	15,472	(4)
Dennis G. Lopez	9,689	9,689
Timothy G. McHugh	23,889	123,481	(5)
Matthew G. McQueen	27,653	62,858	(6)
Ayesha Menon	601	52,247	(7)
Shankh Mitra	77,640	348,562	(8)
Ade J. Patton	6,084	6,084
Diana W. Reid	8,616	8,616
Sergio D. Rivera	21,964	21,964
Johnese M. Spisso	11,410	11,410
Kathryn M. Sullivan	6,598	13,356	(9)
All directors and executive officers as a group (14 persons)	227,879	721,203	(10)
* Mr. Hawkins is not standing for re-election at the Annual Meeting.
(1)Does not include unvested restricted stock units, deferred stock units, or stock options granted to the executive officers or directors that are not scheduled to vest and be settled within 60 days of February 29, 2024. Additionally, does not include restricted units of or options to purchase OP Units granted to the executive officers or directors that are not scheduled to vest and become eligible for conversion, on a one-for-one basis, into shares of Welltower’s common stock within 60 days of February 29, 2024.
(2)Mr. Bacon's total shares beneficially owned include 2,627 OP Units. 3,944 of the shares beneficially owned by Mr. Bacon are pledged as security for indebtedness.
(3)Mr. Burkart’s total shares beneficially owned include 13,253 OP Units and vested option units convertible into 2,311 net OP Units.
(4)Mr. Hawkins’s total shares beneficially owned include 11,010 OP Units.
(5)Mr. McHugh’s total shares beneficially owned include 91,215 OP Units, vested option units convertible into 3,280 net OP Units, 5,071 shares of Welltower’s common stock that can be acquired through the exercise of vested stock options, and 26 shares owned by his child.
(6)Mr. McQueen’s total shares beneficially owned include 31,255 OP Units, vested option units convertible into 1,389 net OP Units, and 2,561 shares of Welltower’s common stock that can be acquired through the exercise of vested stock options. 17,900 of the shares beneficially owned by Mr. McQueen are pledged as security for indebtedness.
(7)Ms. Menon’s total shares beneficially owned include 47,435 OP Units, vested option units convertible into 1,650 net OP Units, and 2,561 shares of Welltower’s common stock that can be acquired through the exercise of vested stock options.
(8)Mr. Mitra total shares beneficially owned include 227,267 OP Units, vested option units convertible into 17,977 net OP Units, 25,616 shares of Welltower’s common stock that can be acquired through the exercise of vested stock options, and 62 shares owned by his children.
(9)Ms. Sullivan total shares beneficially owned include 6,758 OP Units.
(10)Total beneficial ownership represents 0.12% of the outstanding shares of common stock of Welltower as of February 29, 2024.
REVIEW, APPROVAL, OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS
The Board has adopted a written policy for approval of transactions between Welltower and its directors, director nominees, executive officers, greater than 5% beneficial owners of Welltower’s common stock, and each of their respective immediate family members. The policy covers any transaction, arrangement, or relationship or series of similar transactions, arrangements, or relationships (including any indebtedness or guarantee of indebtedness) in which (1) Welltower or any of its subsidiaries is a participant and (2) any related person has or will have a direct or indirect interest.
The policy provides that the Nominating/Corporate Governance Committee reviews transactions subject to the policy and determines whether to approve those transactions in advance. In addition, the Nominating/Corporate Governance Committee has delegated authority to the Chair of the Nominating/Corporate Governance Committee to pre-approve transactions under certain circumstances. In reviewing transactions subject to the policy, the Nominating/Corporate Governance Committee or the Chair of the Nominating/Corporate Governance Committee, as applicable, considers, among other factors deemed appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the

WELLTOWER • 2024 Proxy Statement	69

Security Ownership of Directors and Management and Certain Beneficial Owners
Review, Approval or Ratification of Transactions with Related Persons transaction. The Nominating/Corporate Governance Committee has considered and adopted the following standing pre-approvals under the policy for transactions with related persons:
•Employment as an executive officer of Welltower, if: (1) the related compensation is required to be reported in Welltower’s proxy statement or (2) the executive officer is not an immediate family member of another executive officer or director of Welltower, the related compensation would be reported in Welltower’s proxy statement if the executive officer was a named executive officer, and the Compensation Committee approved (or recommended that the Board approve) such compensation;
•Any compensation paid to a director if the compensation is required to be reported in Welltower’s proxy statement;
•Any transaction with another company with which a related person’s only relationship is as an employee (other than an executive officer), if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues;
•Any charitable contribution, grant, or endowment by Welltower or the Welltower Charitable Foundation to a charitable organization, foundation, or university with which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts;
•Any transaction where the related person’s interest arises solely from the ownership of Welltower’s common stock and all holders of Welltower’s common stock received the same benefit on a pro rata basis (e.g., dividends);
•Any transaction with another publicly-traded company where the related person’s interest arises solely from beneficial ownership of more than 5% of Welltower’s common stock and ownership of a non-controlling interest in the other publicly-traded company;
•Any transaction with a related person where the aggregate amounts involved (including any periodic payments or installments due on or after the beginning of Welltower’s last completed fiscal year and, in the case of indebtedness, the largest amount expected to be outstanding and the amount of annual interest thereon) do not exceed $100,000, provided, that such transaction is entered into in the ordinary course of Welltower’s business on terms comparable to those that Welltower has entered into with parties who are not related persons; and
•Any transaction with a related person in which the amount involved or the amount of the related person’s interest does not exceed $50,000.
There were no related person transactions identified in 2023.

70	WELLTOWER • 2024 Proxy Statement

General Information
2024 Annual Meeting of Shareholders of Welltower Inc.
Thursday, May 23, 2024
12:30 P.M. Eastern Time
www.virtualshareholdermeeting.com/WELL2024
Where are Welltower’s principal executive offices located and what is Welltower’s main telephone number?
Welltower’s principal executive offices are located at 4500 Dorr Street, Toledo, Ohio 43615. Welltower’s telephone number is (419) 247-2800.
Notice of Internet Availability of Proxy Materials
Welltower is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders. The Notice contains instructions on how to access Welltower’s proxy materials and how to vote online or by telephone. If you would like to receive a paper copy of the proxy materials, please follow the instructions in the Notice. By making these proxy materials available to shareholders primarily via the Internet, Welltower reduces the printing and delivery costs and the environmental impact of its Annual Meeting. The approximate date on which these materials will be first made available or sent to shareholders is April 12, 2024.
Why am I receiving these materials?
The Board of Directors of Welltower has made these materials available to you or has delivered printed copies to you by mail in connection with the solicitation of proxies on its behalf to be used in voting at the Annual Meeting of Shareholders.
What is included in these materials?
These materials include this proxy statement for the Annual Meeting and Welltower’s Annual Report for the year ended December 31, 2023.
If you received printed copies by mail, these materials also include the proxy card for the Annual Meeting. A copy of Welltower’s Annual Report on Form 10-K for the year ended December 31, 2023, including the financial statements and the schedules thereto, as filed with the SEC, is available on Welltower’s website at www.welltower.com or may be obtained without charge by sending a request in writing to Welltower’s Executive Vice President – General Counsel & Corporate Secretary at the address shown above.
What proposals will be voted on at the Annual Meeting, what is the vote required to approve each of the proposals, and how does the Board recommend I vote?
The following proposals will be voted on at the Annual Meeting:

	Proposal	Required Approval	Board’s Recommendation
1	Election of nine director nominees	Majority of votes cast	FOR each nominee
2	Ratification of the appointment of Ernst & Young LLP as Welltower’s independent registered public accounting firm for the year ending December 31, 2024	Majority of shares present and entitled to vote	FOR
3	Approval, on an advisory basis, of the compensation of the named executive officers	Majority of shares present and entitled to vote	FOR
4	Approval of an amendment to the Amended and Restated Certificate of Incorporation of Welltower to limit the liability of certain officers as permitted by Delaware law	Majority of shares outstanding	FOR
5	Approval of an amendment to the Amended and Restated Certificate of Incorporation of Welltower to increase the number of authorized shares of common stock	Majority of shares outstanding	FOR
Who may vote at the Annual Meeting?
Shareholders of record at the close of business on March 28, 2024 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. As of March 28, 2024, Welltower had outstanding 591,046,557 shares of common stock. The common stock constitutes the only class of voting securities of Welltower entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on all matters to come before the Annual Meeting.

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General Information
If I am a shareholder of record, how can I vote in advance of the virtual Annual Meeting?
A shareholder of record can vote in one of three ways before the Annual Meeting:
Via the Internet: You may vote by proxy via the Internet by following the instructions provided in the Notice or on your proxy card.
By telephone: You may vote by proxy by calling the telephone number provided in the Notice or on your proxy card.
By mail: If you receive printed copies of the proxy materials by mail, you may vote by proxy by marking, signing, dating, and returning your proxy card in the envelope provided.
All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained in the proxy. Shares represented by proxy cards that are signed and returned without any voting instructions will be voted consistent with the Board’s recommendations.
What constitutes a quorum at the Annual Meeting?
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total number of shares of voting securities outstanding on the Record Date shall constitute a quorum for the transaction of business by such holders at the Annual Meeting.
If I am a shareholder of record, how can I participate in and vote during the virtual Annual Meeting?
You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on March 28, 2024 or hold a valid proxy for the meeting. If you are a registered holder, you can attend and participate in the virtual Annual Meeting, including to vote, ask questions, and view the list of registered shareholders as of the Record Date, by accessing the Annual Meeting website at www.virtualshareholdermeeting.com/WELL2024. You will need the 16-digit control number found on your Notice, proxy card, or voting instruction form. To submit questions in advance of the Annual Meeting, visit www.proxyvote.com before 11:59 p.m. Eastern Time on May 22, 2024 and enter your 16-digit control number. If you are a beneficial holder (meaning you hold your shares in “street name” through a bank, broker, or other intermediary) and your voting instruction form or Notice indicates that you may vote those shares through the http://www.proxyvote.com website, then you may access and participate in the Annual Meeting, vote your shares electronically, and submit questions using the 16-digit control number indicated on that instruction form or Notice. The meeting webcast will begin promptly at 12:30 P.M. Eastern Time. Online check-in will begin approximately 30 minutes before then. We encourage you to allow ample time for check-in procedures. We have provided a toll-free technical support “help line” for any shareholder who is having challenges logging into or participating in the Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support line number that will be posted on the Annual Meeting login page.
We will also post a recording of the meeting on our investor relations website, which will be available for replay following the meeting for 365 days.
Once I have submitted my proxy, is it possible for me to change or revoke my proxy?
Any shareholder giving a proxy has the right to revoke it any time before it is voted by: (1) submitting a written revocation with the Executive Vice President - General Counsel & Corporate Secretary; (2) submitting a duly executed proxy bearing a later date; or (3) attending and voting online at the virtual Annual Meeting. Attendance at the virtual Annual Meeting will not in and of itself revoke a proxy. A written revocation will not be effective until it has been received by the Executive Vice President - General Counsel & Corporate Secretary.
Who is paying for the cost of this proxy solicitation?
This solicitation is made on behalf of the Board of Directors of Welltower. Welltower is paying the costs of the solicitation of proxies. Proxies may be solicited by directors and officers of Welltower by mail, in writing, by telephone, electronically, by personal interview, or by other means of communication. Welltower will reimburse directors and officers for their reasonable out-of-pocket expenses in connection with such solicitation. Welltower will request brokers and nominees who hold shares in their names to furnish these proxy materials to the persons for whom they hold shares and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in connection therewith. Welltower has hired Morrow Sodali, LLC to solicit proxies for a fee not to exceed $15,000, plus expenses and other customary charges.

72	WELLTOWER • 2024 Proxy Statement

General Information

How will votes be tabulated at the Annual Meeting?
All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of election. Matthew McQueen, Executive Vice President - General Counsel & Corporate Secretary, and Timothy McHugh, Executive Vice President - Chief Financial Officer, have been appointed to serve as alternate inspectors of election in the event Broadridge is unable to serve.
How are abstentions and broker non-votes treated?
Abstentions will be counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. In the election of the director nominees (Proposal 1), you may vote “for,” “against,” or “abstain” with respect to each of the nominees. Abstentions and broker non-votes (as described below) will not impact the election of directors. In tabulating the voting results for the election of directors, only “for” and “against” votes are counted. You may vote “for,” “against,” or “abstain” with respect to the ratification of the appointment of EY as Welltower's independent registered public accounting firm for the year ending December 31, 2024 (Proposal 2), approval, on an advisory basis, of the compensation of the named executive officers (Proposal 3), approval of an amendment to the Amended and Restated Certificate of Incorporation of Welltower to limit the liability of certain officers as permitted by Delaware Law (Proposal 4), and approval of an amendment to the Amended and Restated Certificate of Incorporation of Welltower to increase the number of authorized shares of common stock (Proposal 5). If you elect to abstain on Proposals 2, 3, 4, and 5 the abstention will have the same effect as an “against” vote.
Brokers or other nominees holding shares must vote according to the instructions they receive from the beneficial owners of those shares. If the broker or other nominee does not receive specific instructions, the broker or other nominee has discretionary voting power on proposals that are considered “routine,” but not on proposals that are considered “non-routine.” Whether a proposal is considered “routine” or “non-routine” is subject to NYSE rules and final determination by the NYSE. A “broker non-vote” occurs when a broker or other nominee does not vote on a “non-routine” proposal due to the lack of discretionary voting authority. Broker non-votes will be counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting, but will not be counted for purposes of determining the number of shares present and entitled to vote with respect to any “non-routine” proposal for which the broker lacks discretionary authority. We expect Proposal 2 to be the only proposal with respect to which brokerage firms may be able to exercise discretionary voting authority. Accordingly, we expect there to be no broker non-votes with respect to Proposal 2. Proposals 1, 3, 4, and 5 are expected to be “non-routine” proposals. Any broker non-votes with respect to Proposals 1 and 3 are expected to have no effect on the results. Any broker non-votes with respect to Proposals 4 and 5 are expected to have the effect of a vote against the proposal. Even with respect to routine matters, some brokerage firms are choosing not to exercise discretionary voting authority so we urge you to please return your proxy card so your vote can be counted for all matters.
Are shareholders entitled to exercise appraisal rights in connection with any matter identified in this proxy statement to be acted upon at the Annual Meeting?
Shareholders will not have rights of appraisal or similar dissenters’ rights with respect to any of the matters identified in this proxy statement to be acted upon at the Annual Meeting.
I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
Welltower has adopted an SEC-approved procedure called “householding.” Under this procedure, Welltower or a bank or broker, if applicable, delivers a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple shareholders who share the same address unless Welltower receives contrary instructions from any shareholder at that address. This procedure is designed to reduce printing and mailing costs and the environmental impact of the Annual Meeting.
Shareholders residing at the same address who wish to receive separate copies of the Notice and, if applicable, this Proxy Statement and the Annual Report in the future, and shareholders who are receiving multiple copies of these materials now and wish to receive just one set of materials in the future, should notify Welltower or, if applicable, their bank or broker. You can also request and Welltower will promptly deliver a separate copy of the Notice by contacting Welltower’s Executive Vice President - General Counsel & Corporate Secretary at the address or phone number shown above. These materials are also available on the Internet at www.welltower.com/proxy.

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General Information
What is the deadline to submit shareholder proposals or nominate a director for the 2025 Annual Meeting of Shareholders?
Any shareholder proposals intended for inclusion in Welltower’s proxy materials for the 2025 Annual Meeting of Shareholders must be submitted to the Executive Vice President – General Counsel & Corporate Secretary in writing no later than December 13, 2024. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. In addition, under Welltower’s By-Laws, in order for a shareholder to present a proposal for consideration at the 2025 Annual Meeting of Shareholders other than by means of inclusion in Welltower’s proxy materials for such meeting, or to propose a person for appointment as a director, the shareholder must provide a written notice (which includes information required under Rule 14a-19) to the Executive Vice President – General Counsel & Corporate Secretary between January 23, 2025 and February 22, 2025. If a shareholder does not meet this deadline, the officer presiding at the meeting may declare that the proposal will be disregarded because it was not properly brought before the meeting and the individuals named in the proxies solicited by the Board for the meeting may use their discretionary voting authority to vote “against” the proposal.
Welltower’s By-Laws permit a shareholder or a group of up to 20 shareholders, owning at least 3% of Welltower’s outstanding shares of capital stock for at least three continuous years, to nominate and include in Welltower’s proxy materials director nominees up to the greater of two individuals or 20% of the Board, provided that the shareholder(s) and the nominee(s) satisfy the procedural and eligibility requirements specified in the By-Laws. Notice of director nominations submitted under these proxy access By-Law provisions for consideration at the 2025 Annual Meeting of Shareholders must be delivered to the Executive Vice President - General Counsel & Corporate Secretary between November 13, 2024 and December 13, 2024.
PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid” and certain financial performance of Welltower. For further information concerning Welltower's pay for performance philosophy and how Welltower aligns executive compensation with its performance, refer to “Executive Compensation – Compensation Discussion and Analysis.” Our CEO is the principal executive officer (“PEO”). The following table sets forth information concerning the compensation of our PEOs and other NEOs for each of the fiscal years ending December 31, 2020, 2021, 2022, and 2023.

							Value of Initial Fixed $100 Investment Based On:
Year(1)	Summary Compensation Table Total for PEO ($) (1,2)	Summary Compensation Table Total for PEO ($) (1,3)	Compensation Actually Paid to PEO ($) (1,2)	Compensation Actually Paid to PEO ($) (1,3)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (1)	Average Compensation Actually Paid to Non-PEO NEOs ($) (1)	Total Shareholder Return(4) ($)	Peer Group Total Shareholder Return(5) ($)	Net Income Attributable to Common Stockholders (In thousands) ($) (6)	Normalized FFO per diluted share ($) (7)
2023	17,199,891	—	40,759,029	—	5,038,923	10,743,501	$126.31	$113.36	340,094	3.64
2022	14,266,935	—	5,919,677	—	4,121,683	2,497,577	$89.10	$99.68	141,214	3.35
2021	12,753,710	—	22,825,142	—	3,096,543	4,768,476	$113.03	$131.78	336,138	3.21
2020	9,557,434	14,589,584	5,290,290	(7,391,356)	2,590,052	1,401,426	$82.51	$92.00	978,844	3.56
(1)Amounts represent compensation actually paid to our PEO(s) and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined in accordance with SEC rules, which includes the individuals listed in the table below for each fiscal year.

Year	PEO	Non-PEO NEOS
2021-2023	Shankh Mitra	Timothy G. McHugh, John F. Burkart, Matthew G. McQueen, and Ayesha Menon
2020	Thomas J. DeRosa and Shankh Mitra	Timothy G. McHugh, Matthew G. McQueen, and Ayesha Menon

74	WELLTOWER • 2024 Proxy Statement

General Information
Pay Versus Performance
The dollar amounts reported as “compensation actually paid” are computed in accordance with the requirements of Item 402(v) of Regulation S-K and reflect “Total Compensation” as set forth in the Summary Compensation Table (“SCT”) for each year, adjusted as shown below (with equity values calculated in accordance with FASB ASC Topic 718):

Shankh Mitra, CEO	2023	2022	2021	2020
SCT Total	$17,199,891	$14,266,935	$12,753,710	$9,557,434
Less: Fair Value of Awards Reported in the SCT	(11,653,191)	(10,454,249)	(7,500,075)	(6,528,373)
Plus: Fair Value of Awards Granted in Year and Outstanding and Unvested at Year-End	19,380,298	7,822,060	14,018,154	4,703,812
Plus: Change in Fair Value from Prior Year-End to Current Year-End of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-End	11,237,147	(5,103,585)	2,964,149	(1,337,571)
Plus: Change in Fair Value from Prior Year-End to Vesting Date of Awards Granted Prior to Year that Vested During Year	4,594,884	(611,484)	589,204	(1,105,012)
Total Compensation Actually Paid	$40,759,029	$5,919,677	$22,825,142	$5,290,290

Thomas J. DeRosa, Former CEO	2023	2022	2021	2020
SCT Total				$14,589,584
Less: Fair Value of Awards Reported in the SCT				(10,501,359)
Plus: Fair Value of Awards Granted in Year and Outstanding and Unvested at Year-End				—
Plus: Change in Fair Value from Prior Year-End to Current Year-End of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-End				—
Plus: Value of Awards Granted and Vested in the Year				2,533,763
Plus: Change in Fair Value from Prior Year-End to Vesting Date of Awards Granted Prior to Year that Vested During Year				(14,013,344)
Total Compensation Actually Paid				$(7,391,356)

Average of Other NEOs	2023	2022	2021	2020
SCT Total	$5,038,923	$4,121,683	$3,096,543	$2,590,052
Less: Fair Value of Awards Reported in the SCT	(3,047,939)	(2,634,005)	(1,475,967)	(1,365,328)
Plus: Fair Value of Awards Granted in Year and Outstanding and Unvested at Year-End	5,046,550	2,018,683	2,563,124	846,041
Plus: Change in Fair Value from Prior Year-End to Current Year-End of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-End	2,819,526	(930,824)	427,784	(498,132)
Plus: Change in Fair Value from Prior Year-End to Vesting Date of Awards Granted Prior to Year that Vested During Year	886,441	(77,960)	156,992	(171,207)
Total Average Compensation Actually Paid	$10,743,501	$2,497,577	$4,768,476	$1,401,426
(2)PEO 1: Shankh Mitra has been our Chief Executive Officer since October 5, 2020.
(3)PEO 2: Thomas J. DeRosa was our Chief Executive Officer from April 14, 2014 to October 5, 2020.
(4)TSR is calculated by dividing (a) the sum of (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between Welltower’s share price at the end of each fiscal year shown and the beginning of the measurement period by (b) Welltower’s share price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is December 31, 2019.
(5)Peer group TSR is based on the FTSE Nareit Equity Health Care Index to which we compare our performance in our Form 10-K Stockholder Return Performance Presentation in Item 5.
(6)The dollar amounts reported represent the amount of net income (or loss) attributable to common stockholders reflected in Welltower’s audited financial statements for the applicable year.
(7)See Appendix A for a discussion and reconciliation of non-GAAP measures.
As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” Welltower utilizes several performance measures to align executive compensation with company performance. Not all of those measures are presented in the Pay versus Performance table. Moreover, Welltower generally seeks to incentivize long-term performance, and therefore does not specifically align Welltower's performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, Welltower is providing the following descriptions of the relationships between information presented in the Pay versus Performance table. Although Mr. DeRosa served as Welltower's PEO during the majority of 2020, the negative value of his 2020 CAP is largely

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General Information
Pay Versus Performance
attributable to the decrease in the value of equity awards that occurred during 2020 and, therefore, is not reflective of Welltower's executive compensation practices in 2020. Accordingly, the tables below present Mr. Mitra’s 2020 CAP as the “PEO Actual CAP,” which Welltower believes better illustrates the relationship between executive compensation and the applicable financial performance measures.
The NEOs’ pay, particularly the PEO’s, closely tracks with our TSR since, in any year, more than 70 percent of the NEOs’ compensation is comprised of equity awards. The chart below shows Mr. Mitra’s and the average of our other NEOs’ pay compared to our annual TSR performance and the Peer Group’s TSR performance (in thousands, except TSR data):
The average of our other NEOs’ pay does not track as closely to our net income attributable to common stockholders and normalized FFO per diluted share. While we use both of these measures for operating our business from year to year, our long-term shareholder value is strongly impacted by external factors that at some times cause shareholder value and short-term financial performance not to correlate strongly with one another.
The chart below shows Mr. Mitra’s and the average of our other NEOs’ average pay compared to our net income attributable to common stockholders (in thousands):

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General Information
Pay Versus Performance
The chart below shows Mr. Mitra’s and the average of our other NEOs’ pay compared to our normalized FFO per diluted share performance (in thousands, except per share data):
The following table lists the most important financial performance measures used to link compensation actually paid to our NEOs to company performance.

Important Financial Performance Measures
Relative Total Shareholder Return
Normalized FFO per Diluted Share
Adjusted Fixed Charge Coverage
General and Administrative Expense Controls
(Net Debt + Preferred) / Annualized Adjusted EBITDA
When considering pay decisions and payouts, we use Normalized FFO per diluted share, Adjusted Fixed Charge Coverage and General and Administrative Expense Controls in our annual incentives to ensure we are operating and growing our business in a manner that is keeping a solid foundation for the future of Welltower.
For our performance-based long-term incentives, in addition to relative TSR, we measure (Net Debt + Preferred) / Annualized Adjusted EBITDA as a financial measure.
For additional insight regarding why we chose these measures, see pages 38-48 for an in-depth discussion of our annual incentive measures and pages 48-52 for discussion on our long-term incentive measures.
PAY RATIO
In this section, we are providing a comparison of the annual total compensation of Welltower’s median compensated employee to the annual total compensation of our Chief Executive Officer, pursuant to the requirements of Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K.
The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
The pay ratio reported below is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described below. To identify Welltower’s median compensated employee, as well as to determine the annual total compensation of Welltower’s median employee and the Chief Executive Officer, we took the following steps:
•We considered all employees employed as of December 31, 2023. This population consisted of full-time and part-time employees located in the United States, the United Kingdom, and Canada.
•To identify the median employee from Welltower’s employee population, we generated a list of all employees and calculated the amount of base salary determined as of December 31, 2023, wages, overtime, and cash bonus amounts earned for performance in fiscal 2023 and the aggregate grant date fair value of equity awards granted in fiscal 2023. We

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General Information
Pay Ratio
used a GBP/USD rate of 1.2743 for employees in the United Kingdom and a CAD/USD rate of 0.757461 for employees in Canada, each of which reflected the applicable exchange rate on December 31, 2023.
•Once we identified the median employee, we calculated all elements of such employee’s compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $117,700.
•With respect to the annual total compensation for the Chief Executive Officer, we used the amount reported in the “Total Compensation” column of the Summary Compensation Table for 2023, $17,199,891.
Based on this information, for 2023 the ratio of the annual total compensation of Mr. Mitra to the annual total compensation of Welltower’s median employee was 146 to 1.
EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth certain information, as of December 31, 2023, concerning shares of common stock authorized for issuance under all of Welltower’s equity compensation plans:

	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		(b) Weighted Average Exercise Price of Outstanding Options and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders	3,286,967	(1)	$75.37	(2)	7,456,289	(3)
Equity compensation plans not approved by shareholders	None		N/A		None
Totals	3,286,967		$75.37		7,456,289	(3)
(1)This number reflects the options, RSUs, PSUs, and deferred stock units granted under the 2022 Long-Term Incentive Plan. See the footnotes to the “2023 Outstanding Equity Awards at Fiscal Year-End Table” and “2023 Director Compensation Table” for additional information regarding the options, RSUs, and deferred stock units.
(2)This price does not include RSUs, PSUs, or deferred stock units granted under the 2022 Long-Term Incentive Plan.
(3)This number reflects the sum of (a) 10,000,000 shares of common stock reserved for future issuance under 2022 Long-Term Incentive Plan, as reduced by awards issued under the 2022 Long-Term Incentive Plan, and as increased by shares granted under the 2022 Long-Term Incentive Plan that were forfeited, cancelled, surrendered, or terminated unexercised and are now available for future issuance under the 2022 Long-Term Incentive Plan, and (b) 1,000,000 shares of common stock reserved for issuance under the Employee Stock Purchase Plan, as reduced by shares issued under such plan.
OTHER MATTERS
Management is not aware of any matters to be presented for action at the Annual Meeting other than the matters set forth above. If any other matters do properly come before the meeting or any adjournment thereof, it is intended that the individuals named in the proxy will vote in accordance with their judgment on such matters.
BY ORDER OF THE BOARD OF DIRECTORS
Matthew G. McQueen
Executive Vice President - General Counsel
& Corporate Secretary

78	WELLTOWER • 2024 Proxy Statement

Appendix A—Non-GAAP Financial Measures
We believe that revenues, net income and net income attributable to common stockholders (“NICS”), as defined by U.S. generally accepted accounting principles (“U.S. GAAP”), are the most appropriate earnings measurements. However, we consider net operating income (“NOI”), same store revenue, same store NOI (“SSNOI”), funds from operations attributable to common stockholders (“FFO”), normalized FFO, EBITDA and Adjusted EBITDA to be useful supplemental measures of our operating performance. Excluding EBITDA and Adjusted EBITDA, these supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.
We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to managers, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent general overhead costs that are unrelated to property operations and unallocable to the properties. These expenses include, but are not limited to, payroll and benefits related to corporate employees, professional services, office expenses and depreciation of corporate fixed assets. SSNOI is used to evaluate the operating performance of our properties using a consistent population which controls for changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Acquisitions and development conversions are included in the same store amounts five full quarters after acquisition or being placed into service. Land parcels, loans and sub-leases, as well as any properties sold or classified as held for sale during the period, are excluded from the same store amounts. Redeveloped properties (including major refurbishments of a Seniors Housing Operating property where 20% or more of units are simultaneously taken out of commission for 30 days or more or Outpatient Medical properties undergoing a change in intended use) are excluded from the same store amounts until five full quarters post completion of the redevelopment. Properties undergoing operator transitions and/or segment transitions are also excluded from the same store amounts until five full quarters post completion of the operator transition or segment transition. In addition, properties significantly impacted by force majeure, acts of God or other extraordinary adverse events are excluded from same store amounts until five full quarters after the properties are placed back into service. SSNOI excludes non-cash NOI and includes adjustments to present consistent property ownership percentages and to translate Canadian properties and UK properties using a consistent exchange rate. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP. Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained. We believe NOI and SSNOI provide investors relevant and useful information because they measure the operating performance of our properties at the property level on an unleveraged basis. We use NOI and SSNOI to make decisions about resource allocations and to assess the property level performance of our properties.
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (“NAREIT”) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means NICS, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO adjusted for certain items detailed in the reconciliations and described in our earnings press releases for the relevant periods. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare our operating performance between periods or to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
We measure our credit strength both in terms of leverage ratios and coverage ratios. The leverage ratios indicate how much of our balance sheet capitalization is related to long-term debt, net of cash and restricted cash. We expect to maintain capitalization ratios and coverage ratios sufficient to maintain a capital structure consistent with our current profile. The ratios are based on EBITDA and Adjusted EBITDA. EBITDA is defined as earnings (net income per income statement) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding unconsolidated entities and including adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, gains/losses/impairments on properties, gains/losses on derivatives and financial instruments, other expenses, other impairment charges and other adjustments deemed appropriate in management’s

WELLTOWER • 2024 Proxy Statement	79

Appendix A—Non-GAAP Financial Measures
opinion. We believe that EBITDA and Adjusted EBITDA, along with net income, are important supplemental measures because they provide additional information to assess and evaluate the performance of our operations. We primarily use these measures to determine our interest coverage ratio, which represents EBITDA and Adjusted EBITDA divided by total interest, and our fixed charge coverage ratio, which represents EBITDA and Adjusted EBITDA divided by fixed charges. Fixed charges include total interest and secured debt principal amortization. Our leverage ratios include net debt to Adjusted EBITDA, book capitalization, undepreciated book capitalization and market capitalization. Book capitalization represents the sum of net debt (defined as total long-term debt, excluding operating lease liabilities, less cash and cash equivalents and restricted cash), total equity and redeemable noncontrolling interests. Undepreciated book capitalization represents book capitalization adjusted for accumulated depreciation and amortization. Market capitalization represents book capitalization adjusted for the fair market value of our common stock. Our leverage ratios are defined as the proportion of net debt to total capitalization.
Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and rating agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, these measures are utilized by the Board of Directors to evaluate management. None of the supplemental reporting measures represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Multi-period amounts may not equal the sum of the individual quarterly amounts due to rounding.
FFO Reconciliation

	Year Ended December 31,
(in thousands, except per share information)	2020	2021	2022	2023
Net income (loss) attributable to common stockholders	$978,844	$336,138	$141,214	$340,094
Depreciation and amortization	1,038,437	1,037,566	1,310,368	1,401,101
Impairments and losses (gains) on real estate dispositions, net	(952,847)	(184,268)	1,459	(31,801)
Noncontrolling interests(1)	(23,968)	(54,190)	(56,529)	(46,393)
Unconsolidated entities(2)	62,096	85,476	81,560	100,226
NAREIT FFO attributable to common stockholders	1,102,562	1,220,722	1,478,072	1,763,227
Normalizing items:
Loss (gain) on derivatives and financial instruments, net	11,049	(7,333)	8,334	(2,120)
Loss (gain) on extinguishment of debt, net	47,049	49,874	680	7
Provision for loan losses, net	94,436	7,270	10,320	9,809
Income tax benefits	—	(6,298)	(6,784)	(6,977)
Incremental interest expense	5,871	—	—	—
Other impairment	146,508	49,241	(620)	16,642
Other expenses	70,335	41,739	101,670	108,341
Lease termination and leasehold interest adjustment	—	760	(64,854)	(65,485)
Casualty losses, net of recoveries	—	5,786	10,391	10,107
Foreign currency loss (gain)	—	—	2,787	(1,629)
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	6,370	6,777	18,274	53,622
Normalized FFO attributable to common stockholders	$1,484,180	$1,368,538	$1,558,270	$1,885,544
Average diluted common shares outstanding	417,387	426,841	465,158	518,701
Per diluted share data attributable to common stockholders:
Net income (loss)(3)	$2.33	$0.78	$0.30	$0.66
NAREIT FFO	$2.64	$2.86	$3.18	$3.40
Normalized FFO	$3.56	$3.21	$3.35	$3.64
(1)Represents noncontrolling interests’ share of net FFO adjustments.
(2)Represents Welltower’s share of net FFO adjustments from unconsolidated entities.
(3)Includes adjustment to the numerator for income (loss) attributable to OP unitholders.

80	WELLTOWER • 2024 Proxy Statement

Appendix A—Non-GAAP Financial Measures
Leverage and EBITDA Reconciliations

	Three Months Ended December 31,
(dollars in thousands)	2022	2023
Net income (loss)	$1,798	$88,440
Interest expense	140,391	154,574
Income tax expense (benefit)	(4,088)	(4,768)
Depreciation and amortization	342,286	380,730
EBITDA	$480,387	$618,976
Loss (income) from unconsolidated entities	4,650	2,008
Stock-based compensation	6,569	8,418
Loss (gain) on extinguishment of debt, net	87	—
Loss (gain) on real estate dispositions, net	4,423	1,783
Impairment of assets	13,146	14,994
Provision for loan losses, net	10,469	2,517
Loss (gain) on derivatives and financial instruments, net	258	(7,215)
Other expenses	24,954	36,307
Casualty losses, net of recoveries	7,377	1,038
Other impairment(1)	—	4,333
Total adjustments	71,933	64,183
Adjusted EBITDA	$552,320	$683,159

Interest Coverage Ratios:
Interest expense	$140,391	$154,574
Capitalized interest	9,762	14,547
Non-cash interest expense	(4,280)	(5,871)
Total interest	$145,873	$163,250
EBITDA	$480,387	$618,976
Interest coverage ratio	3.29x	3.79x
Adjusted EBITDA	$552,320	$683,159
Adjusted Interest coverage ratio	3.79x	4.18x

Fixed Charge Coverage Ratios
Total interest	$145,873	$163,250
Secured debt principal amortization	13,989	12,430
Total fixed charges	$159,862	$175,680
EBITDA	$480,387	$618,976
Fixed charge coverage ratio	3.01x	3.52x
Adjusted EBITDA	$552,320	$683,159
Adjusted Fixed charge coverage ratio	3.45x	3.89x

Net Debt to EBITDA Ratios
Total debt(2)	$14,661,552	$15,815,226
Less: cash and cash equivalents and restricted cash	(722,292)	(2,076,083)
Net debt	$13,939,260	$13,739,143
EBITDA Annualized	$1,921,548	$2,475,904
Net debt to EBITDA ratio	7.25x	5.55x
Adjusted EBITDA Annualized	$2,209,280	$2,732,636
Net debt to Adjusted EBITDA ratio	6.31x	5.03x
(1)Represents the write off of straight-line rent receivable balances for leases placed on cash recognition.
(2)Includes unamortized premiums/discounts, other fair value adjustments and financing lease liabilities. Excludes operating lease liabilities of related to ASC 842 of $303,553,000 and $302,360,000 for the three months ended December 31, 2023 and 2022, respectively.

WELLTOWER • 2024 Proxy Statement	81

Appendix A—Non-GAAP Financial Measures
SSNOI Reconciliations

(in thousands)	Three Months Ended
	March 31,		June 30,		September 30,		December 31,
	2022	2023	2022	2023	2022	2023	2022	2023
Net income (loss)	$65,751	$28,635	$95,672	$106,342	$(2,653)	$134,722	$1,798	$88,440
Loss (gain) on real estate dispositions, net	(22,934)	(747)	3,532	2,168	(1,064)	(71,102)	4,423	1,783
Loss (income) from unconsolidated entities	2,884	7,071	7,058	40,332	6,698	4,031	4,650	2,008
Income tax expense (benefit)	5,013	3,045	3,065	3,503	3,257	4,584	(4,088)	(4,768)
Other expenses	26,069	22,745	35,166	11,069	15,481	38,220	24,954	36,307
Impairment of assets	—	12,629	—	1,086	4,356	7,388	13,146	14,994
Provision for loan losses, net	(804)	777	165	2,456	490	4,059	10,469	2,517
Loss (gain) on extinguishment of debt, net	(12)	5	603	1	2	1	87	—
Loss (gain) on derivatives and financial instruments, net	2,578	930	(1,407)	1,280	6,905	2,885	258	(7,215)
General and administrative expenses	37,706	44,371	36,554	44,287	34,811	46,106	41,319	44,327
Depreciation and amortization	304,088	339,112	310,295	341,945	353,699	339,314	342,286	380,730
Interest expense	121,696	144,403	127,750	152,337	139,682	156,532	140,391	154,574
Consolidated NOI	542,035	602,976	618,453	706,806	561,664	666,740	579,693	713,697
NOI attributable to unconsolidated investments(1)	20,142	26,354	23,648	25,150	27,374	29,488	24,950	30,785
NOI attributable to noncontrolling interests(2)	(34,999)	(25,057)	(82,804)	(24,262)	(27,236)	(22,838)	(27,523)	(22,402)
Pro rata NOI	527,178	604,273	559,297	707,694	561,802	673,390	577,120	722,080
Non-cash NOI attributable to same store properties	(13,669)	(19,694)	(18,162)	(15,671)	(16,045)	(14,036)	(17,233)	(10,999)
NOI attributable to non-same store properties	(106,506)	(144,558)	(133,593)	(242,710)	(134,532)	(190,461)	(148,387)	(243,171)
Currency and ownership(3)	(4,787)	(576)	(1,713)	(1,738)	2,746	(1,513)	4,456	(992)
Other adjustments, net(4)	(2,123)	4,558	(11,603)	(3,378)	(5,758)	(1,489)	(362)	458
SSNOI	$400,093	$444,003	$394,226	$444,197	$408,213	$465,891	$415,594	$467,376

Seniors Housing Operating	$175,325	$216,304	$175,416	$217,863	$189,440	$238,882	$192,324	$237,948
Seniors Housing Triple-net	94,203	94,408	90,740	93,575	86,573	89,929	88,689	90,599
Outpatient Medical	108,201	109,983	109,547	113,097	113,344	117,217	115,643	118,912
Long-Term/Post-Acute Care	22,364	23,308	18,523	19,662	18,856	19,863	18,938	19,917
Total SSNOI	$400,093	$444,003	$394,226	$444,197	$408,213	$465,891	$415,594	$467,376

									Average
Seniors Housing Operating		23.4%		24.2%		26.1%		23.7%	24.4%
Seniors Housing Triple-net		0.2%		3.1%		3.9%		2.2%	2.3%
Outpatient Medical		1.6%		3.2%		3.4%		2.8%	2.8%
Long-Term/Post-Acute Care		4.2%		6.1%		5.3%		5.2%	5.2%
Total SSNOI Growth		11.0%		12.7%		14.1%		12.5%	12.6%
(1)Represents Welltower’s interests in joint ventures where Welltower is the minority partner.
(2)Represents minority partners’ interests in joint ventures where Welltower is the majority partner and includes an adjustment to remove NOI related to certain leasehold properties.
(3)Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the U.K. and Canada.
(4)Includes other adjustments as described in the respective Supplements.

82	WELLTOWER • 2024 Proxy Statement

Appendix A—Non-GAAP Financial Measures
SHO SS Revenue YOY Growth Reconciliation

(in thousands)	Three Months Ended
	March 31,		June 30,		September 30,		December 31,
	2022	2023	2022	2023	2022	2023	2022	2023
Consolidated SHO revenues	$996,612	$1,136,681	$1,071,210	$1,164,439	$1,072,600	$1,203,899	$1,104,995	$1,268,624
Unconsolidated SHO revenues attributable to WELL(1)	49,108	59,580	51,456	63,041	53,953	59,550	56,806	62,256
SHO revenues attributable to noncontrolling interests(2)	(75,741)	(52,517)	(121,704)	(48,505)	(64,800)	(41,696)	(66,655)	(43,214)
SHO pro rata revenues(3)	969,979	1,143,744	1,000,962	1,178,975	1,061,753	1,221,753	1,095,146	1,287,666
Non-cash revenues on same store properties	(2,439)	(2,348)	(907)	(2,006)	(960)	(1,054)	(2,022)	(1,382)
Revenues attributable to non-same store properties	(87,730)	(173,762)	(211,353)	(298,776)	(225,646)	(283,502)	(245,363)	(334,146)
Currency and ownership adjustments(4)	(1,877)	(2,411)	8,111	(3,922)	14,688	(4,644)	19,989	(1,521)
Other normalizing adjustments(5)	–	–	–	–	–	–	–	858
SHO SS revenues(6)	877,933	965,223	796,813	874,271	849,835	932,553	867,750	951,475

SHO SS revenue growth		9.9%		9.7%		9.7%		9.6%
							Average	9.8%
(1)Represents Welltower’s interests in joint ventures where Welltower is the minority partner.
(2)Represents minority partners’ interests in joint ventures where Welltower is the majority partner.
(3)Represents SHO revenues at Welltower pro rata ownership.
(4)Includes, where appropriate, adjustments to reflect consistent property ownership percentages and currency.
(5)Represents aggregate normalizing adjustments which are individually less than .50% of SSNOI growth.
(6)Represents SS SHO revenues at Welltower pro rata ownership.

WELLTOWER • 2024 Proxy Statement	83

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WELL

LISTED

NYSE

www.welltower.com

4500 Dorr Street
Toledo, Ohio 43615-4040
877.670.0070
419.247.2800

WELLTOWER INC.
4500 DORR STREET
TOLEDO, OHIO 43615

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V38325-P04623

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WELLTOWER INC.

The Board of Directors recommends you vote FOR each nominee in Item 1 and FOR Items 2, 3, 4 and 5.

Company Proposals

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Kenneth J. Bacon	☐	☐	☐
1b. Karen B. DeSalvo	☐	☐	☐
1c. Dennis G. Lopez	☐	☐	☐
1d. Shankh Mitra	☐	☐	☐
1e. Ade J. Patton	☐	☐	☐
1f. Diana W. Reid	☐	☐	☐
1g. Sergio D. Rivera	☐	☐	☐
1h. Johnese M. Spisso	☐	☐	☐
1i. Kathryn M. Sullivan	☐	☐	☐

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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V38326-P04623

WELLTOWER INC.
Virtual Annual Meeting of Shareholders
May 23, 2024 12:30 P.M. Eastern Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Matthew G. McQueen and Timothy G. McHugh, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them, or either of them, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of WELLTOWER INC. that the undersigned is/are entitled to vote at the Virtual Annual Meeting of Shareholders to be held at 12:30 P.M. Eastern Time on Thursday, May 23, 2024 in a virtual format, at www.virtualshareholdermeeting.com/WELL2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. This proxy will be voted in the discretion of the proxies on any other business that may properly come before the meeting or any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Virtual Annual Meeting of Shareholders by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve).

Continued and to be marked, dated and signed on reverse side